Exhibit 4

[CONFORMED COPY]

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

by and among

AEP INDUSTRIES INC.,
as Borrower

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as successor by merger to Congress Financial Corporation, Agent as Agent

GENERAL ELECTRIC CAPITAL CORPORATION
BANK OF AMERICA, N.A.
as Co-Documentation Agents and Co-Collateral Agents

and

THE FINANCIAL INSTITUTIONS NAMED HEREIN,
as Lenders

Dated: October 30, 2008

TABLE OF CONTENTS

SECTION 1. DEFINITIONS		1

SECTION 2. CREDIT FACILITIES		34

2.1	Loans	34
2.2	Letter of Credit Accommodations	35
2.3	Commitments	39
2.4	Optional Reduction in Maximum Credit	39

SECTION 3. INTEREST AND FEES		39

3.1	Interest	39
3.2	Fees	40
3.3	Changes in Laws and Increased Costs of Loans	41

SECTION 4. CONDITIONS PRECEDENT		44

4.1	Conditions Precedent to Amendment and Restatement	44
4.2	Conditions Precedent to All Loans and Letter of Credit Accommodations	46

SECTION 5. GRANT AND PERFECTION OF SECURITY INTEREST		46

5.1	Grant of Security Interest	46
5.2	Excluded Property	47
5.3	Release of Capital Stock of Foreign Subsidiaries	48
5.4	Perfection of Security Interests	49
5.5	Dutch Collateral	54

SECTION 6. COLLECTION AND ADMINISTRATION		54

6.1	Borrower’s Loan Accounts	54
6.2	Statements	54
6.3	Collection of Accounts	54
6.4	Payments	56
6.5	Taxes	57
6.6	Authorization to Make Loans	59
6.7	Use of Proceeds	59
6.8	Pro Rata Treatment	60
6.9	Sharing of Payments, Etc.	60
6.10	Settlement Procedures	61
6.11	Obligations Several; Independent Nature of Lenders’ Rights	64

SECTION 7. COLLATERAL REPORTING AND COVENANTS		64

7.1	Collateral Reporting	64
7.2	Accounts Covenants	65
7.3	Inventory Covenants	66
7.4	Equipment and Real Property Covenants	67
7.5	Power of Attorney	67

7.6	Right to Cure	68
7.7	Access to Premises	68

SECTION 8. REPRESENTATIONS AND WARRANTIES		69

8.1	Corporate Existence, Power and Authority	69
8.2	Name; State of Organization; Chief Executive Office; Collateral Locations	69
8.3	Financial Statements; No Material Adverse Change	70
8.4	Priority of Liens; Title to Properties	70
8.5	Tax Returns	70
8.6	Litigation	71
8.7	Compliance with Other Agreements and Applicable Laws	71
8.8	Environmental Compliance	71
8.9	Employee Benefits	72
8.10	Bank Accounts	73
8.11	Intellectual Property	73
8.12	Subsidiaries; Affiliates; Capitalization; Solvency	73
8.13	Labor Disputes	74
8.14	Restrictions on Subsidiaries	74
8.15	Material Contracts	74
8.16	Payable Practices	74
8.17	Accuracy and Completeness of Information	75
8.18	Survival of Warranties; Cumulative	75

SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS		75

9.1	Maintenance of Existence	75
9.2	New Locations	75
9.3	Compliance with Laws, Regulations, Etc.	76
9.4	Payment of Taxes and Claims	77
9.5	Insurance	77
9.6	Financial Statements and Other Information	79
9.7	Sale of Assets, Consolidation, Merger, Dissolution, Etc.	80
9.8	Encumbrances	85
9.9	Indebtedness	87
9.10	Loans, Investments, Etc.	95
9.11	Dividends and Redemptions	102
9.12	Transactions with Affiliates	103
9.13	Compliance with ERISA	104
9.14	End of Fiscal Years; Fiscal Quarters	104
9.15	Change in Business	104
9.16	Limitation of Restrictions Affecting Subsidiaries	104
9.17	Financial Covenants	105
9.18	License Agreements	105
9.19	Costs and Expenses	106
9.20	Further Assurances	107
9.21	Capital Expenditures	107

SECTION 10. EVENTS OF DEFAULT AND REMEDIES		107

10.1	Events of Default	107
10.2	Remedies	109

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS		113

11.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver	113
11.2	Waiver of Notices	114
11.3	Amendments and Waivers	114
11.4	Waiver of Counterclaims	116
11.5	Indemnification	116

SECTION 12. THE AGENT		117

12.1	Appointment, Powers and Immunities	117
12.2	Reliance by Agent	117
12.3	Events of Default	117
12.4	Wachovia in its Individual Capacity	118
12.5	Indemnification	118
12.6	Non-Reliance on Agent and Other Lenders	118
12.7	Failure to Act	119
12.8	Additional Loans	119
12.9	Concerning the Collateral and the Related Financing Agreements	120
12.10	Field Audit, Examination Reports and other Information; Disclaimer by Lenders	120
12.11	Collateral Matters	120
12.12	Agency for Perfection	122
12.13	Successor Agent	122

SECTION 13. TERM OF AGREEMENT; MISCELLANEOUS		123

13.1	Term	123
13.2	Interpretative Provisions	124
13.3	Notices	125
13.4	Partial Invalidity	126
13.5	Confidentiality	126
13.6	Successors	127
13.7	Assignments; Participations	127
13.8	Entire Agreement	130
13.9	Counterparts, Etc.	130

INDEX
TO
EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance

Exhibit B	Information Certificate

Exhibit C	Form of Compliance Certificate

Exhibit D	Senior Note Description of Notes

Exhibit E	Form of Legal Opinion

Exhibit F	Form of Borrowing Base Certificate

Schedule 1.32	Commitment

Schedule 1.98	Permitted Holders

Schedule 6.6	Authorized Persons

Schedule 9.7(b)	Real Property Minimum Sales Prices

v

LOAN AND SECURITY AGREEMENT

This Amended and Restated Loan and Security Agreement (this “Agreement”) dated October 30, 2008 is entered into by and among AEP Industries, Inc., a Delaware corporation (“Borrower”), the financial institutions from time to time parties hereto as lenders, whether by execution of this Agreement or an Assignment and Acceptance (each individually, a “Lender” and collectively, “Lenders”), Wachovia Bank, National Association, a national banking association, as successor by merger to Congress Financial Corporation, in its capacity as agent for Lenders (in such capacity, “Agent”), and General Electric Capital Corporation and Bank of America, N.A., each a Co-Collateral Agent and Co-Documentation Agent (each individually, a “Co-Collateral Agent” and a “Co-Documentation Agent” and collectively, “Co-Collateral Agents” and “Co-Documentation Agents”).

W I T N E S S E T H:

WHEREAS, Borrower, Agent and Lenders are parties to the Loan and Security Agreement, dated November 20, 2001, by and among them, as heretofore amended (the “Existing Agreement”), and together with all agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto, as heretofore amended, modified or supplemented, collectively, the “Existing Financing Agreements”, pursuant to which Agent and Lenders have made loans and provided other financial accommodations to Borrower;

WHEREAS, Borrower has requested that Agent and Lenders amend and restate the Existing Agreement pursuant to and in accordance with the terms and conditions set forth herein; and

WHEREAS, each Lender is willing to agree (severally and not jointly) to amend and restate the Existing Agreement and to continue to make loans and provide such financial accommodations to Borrower on a pro rata basis according to its Commitment (as defined below) on the terms and conditions set forth herein and Agent is willing to continue to act as agent for Lenders on the terms and conditions set forth herein and the other Financing Agreements;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.         DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

1.1           “Accounts” shall mean all present and future rights of Borrower to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.

1.2           “Adjusted Eurodollar Rate” shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, “Reserve Percentage” shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

1.3           “AEP Belgium” shall mean AEP Belgium S.A., a company incorporated under the laws of Belgium, and its successors and assigns.

1.4           “AEP Italy” shall mean AEP Italia SpA., a company incorporated under the laws of Italy, and its successors and assigns.

1.5           “Affiliate” shall mean, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds ten (10%) percent or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds ten (10%) percent or more of any class of Voting Stock or in which such Person beneficially owns or holds ten (10%) percent or more of the equity interests and (c) any director or executive officer of such Person. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

1.6           “Agent” shall mean Wachovia Bank, National Association, as successor by merger to Congress Financial Corporation, in its capacity as agent on behalf of Lenders pursuant to the terms hereof and any replacement or successor agent hereunder.

1.7           “Agent Payment Account” shall mean account no. 5000013742664 of Agent at Wachovia Bank, National Association or such other account of Agent as Agent may from time to time designate to Borrower as the Agent Payment Account for purposes of this Agreement and the other Financing Agreements.

1.8           “Applicable Margin” shall mean, at any time, as to the Interest Rate for Prime Rate Loans and the Interest Rate for Eurodollar Rate Loans, the applicable percentage (on a per annum basis) set forth below if the Quarterly Average Excess Availability for the immediately preceding fiscal quarter is at or within the amounts indicated for such percentage:

Tier	Quarterly Excess Average Availability	Applicable Prime Rate Margin	Applicable Eurodollar Rate Margin
1	$60,000,000 or more	0%	2.25%
2	Greater than or equal to $30,000,000 and less than $60,000,000	0%	2.50%
3	Less than $30,000,000.25%		2.75%

provided, that, (i) the Applicable Margin shall be calculated and established on the date hereof and once each fiscal quarter hereafter and shall remain in effect until such date thereafter as it may be adjusted in accordance with Sections 1.74(b) or 1.74(c) hereof and (ii) the Applicable Margin from and including the date hereof through November 30, 2008 shall be the amount for Tier 2 set forth above.

1.9           “Assignment and Acceptance” shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereof (with blanks appropriately completed) delivered to Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 13.7 hereof.

1.10         “Atlantis Plastic” shall mean collectively, Atlantis Plastics, Inc., a Delaware corporation, Atlantis Plastics Films, Inc., a Delaware corporation, and Linear Films, Inc., an Ontario, Canada corporation.

1.11         “Atlantis Plastic Assets” shall mean the assets and properties of Atlantis Plastic to be acquired by Borrower pursuant to the Atlantis Purchase Agreement.

1.12         “Atlantis Purchase Agreement” shall mean the Asset Purchase Agreement, dated August 9, 2008 (as amended, amended and restated, supplemented or otherwise modified from time to time), by and among Borrower and Atlantis Plastic.

1.13         “Atlantis Plastic Closing” shall mean the date on which the transactions contemplated by the Atlantis Purchase Agreement are consummated.

1.14         “Atlantis Real Property” shall mean the real property included in the Atlantis Plastic Assets located at each of (i) 101 Etter Drive, Nicholasville, Kentucky, (ii) 6940 West 76th Street South, Tulsa, Oklahoma, and  (iii) 2111 Third Avenue, Mankato, Minnesota.

1.15         “Banker’s Acceptance” shall refer to a time draft that is an order written by the beneficiary of a letter of credit as the drawer of the time draft instructing the issuer of the letter of credit as the drawee to pay the amount specified in the time draft that has been accepted by a bank.

1.16         “Bankruptcy Court” shall mean the United States Bankruptcy Court for the Northern District of Georgia.

1.17         “Blocked Accounts” shall have the meaning set forth in Section 6.3 hereof.

1.18         “Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

1.19         “Borrowing Base” shall mean, at any time, the amount equal to:

(a)           (i) the amount equal to:

(A)          eighty-five (85%) percent of the Net Amount of the Eligible Accounts, plus

(B)           the lesser of (1) the Inventory Loan Limit or (2) the lesser of (x) eighty-five percent (85%) multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal multiplied by the Value of the applicable Eligible Inventory or (y) sixty-five (65%) percent multiplied by the Value of the Eligible Inventory, plus

(C)           the Equipment Availability, plus

(D)          the New Equipment Availability, plus

(E)           the Real Property Availability, minus

(b)           Reserves.

For purposes only of applying the Inventory Loan Limit, Agent may treat the then undrawn amounts of outstanding Letter of Credit Accommodations for the purpose of purchasing Eligible Inventory as Loans to the extent Agent is in effect basing the issuance of the Letter of Credit Accommodations on the Value of the Eligible Inventory being purchased with such Letter of Credit Accommodations. In determining the actual amounts of such Letter of Credit Accommodations to be so treated for purposes of the sublimit, the outstanding Loans and Reserves shall be attributed first to any components of the lending formulas set forth above that are not subject to such sublimit, before being attributed to the components of the lending formulas subject to sublimit. The amounts of Eligible Inventory of Borrower shall, at Agent’s option, exercised in good faith, be determined based on the lesser of the amount of Inventory set forth in the general ledger of Borrower or the perpetual inventory record maintained by Borrower.

1.20         “Borrowing Base Certificate” shall mean a certificate substantially in the form of Exhibit F hereof, as such form may from time to time be modified by Agent, which is duly completed (including all schedules thereto) and executed by the vice-president-finance, chief financial officer, treasurer, assistant treasurer, controller or other financial or senior officer of Borrower and delivered to Agent.

1.21         “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York, or the State of North Carolina, and a day on which Agent is open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

1.22         “Capital Expenditures” shall mean all expenditures for or contracts for any fixed or capital assets or improvements, or for replacements, substitutions or additions thereto, which have a useful life of more than one (1) year, including, but not limited to, the direct or indirect acquisition of such assets by way of offset items or otherwise and shall include the principal amount of capitalized lease payments.

1.23         “Capital Leases” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

1.24         “Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, joint venture, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

1.25         “Cash Equivalents” shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of one hundred eighty (180) days or less issued or directly and fully guaranteed or insured by the United States of any agency or instrumentality thereof; provided, that, the full faith and credit of the United States is pledged in support thereof; (b) certificates of deposit or bankers’ acceptances with a maturity of one hundred eighty (180) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $250,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of one hundred eighty (180) days or less issued by a corporation (except an Affiliate of Borrower ) organized under the laws of any State of the United States or the District of Columbia and rated at least A-1 by Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody’s Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $250,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any governmental agency thereof and backed by the full faith and credit of the United States, in each case maturing within one hundred eighty (180) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.

1.26         “Change of Control” shall mean (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of Borrower to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act); (b) the liquidation or dissolution of Borrower or the adoption of a plan by the stockholders of Borrower relating to the dissolution or liquidation of Borrower; (c) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), except for one or more Permitted Holders, of beneficial ownership, directly or indirectly, of a majority of the voting power of the total outstanding Voting Stock of Borrower; or (d) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors who have been appointed by any Permitted Holder, or whose nomination for election by the stockholders of Borrower, as the case may be, was approved by a vote of at least sixty-six and two-thirds (66 2/3%) percent of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Borrower then still in office

1.27         “Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.28         “Co-Collateral Agent” shall have the meaning set forth in the preamble hereto.

1.29         “Co-Documentation Agent” shall have the meaning set forth in the preamble hereto.

1.30         “Collateral” shall have the meaning set forth in Section 5 hereof (and shall include the shares of Capital Stock of AEP Industries (Australia) Pty Ltd).

1.31         “Collateral Access Agreement” shall mean an agreement in writing, in form and substance satisfactory to Agent, from any lessor of premises to Borrower, or any other person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, pursuant to which such lessor, consignee or other person, inter alia, acknowledges the first priority security interest of Agent, for itself and the benefit of Lenders, in such Collateral, agrees to waive any and all claims such lessor, consignee or other person may, at any time, have against such Collateral, whether for processing, storage or otherwise, and agrees to permit Agent access to, and the right to remain on, the premises of such lessor, consignee or other person so as to exercise Agent’s rights and remedies and otherwise deal with such Collateral and in the case of any consignee or other person who at any time has custody, control or possession of any Collateral, acknowledges that it holds and will hold possession of the Collateral for the benefit of Agent and Lenders and agrees to follow all instructions of Agent with respect thereto. The form Collateral Access Agreements provided by Agent to Borrower prior to the date hereof are in form and substance satisfactory to Agent, provided, that, as to the Collateral Access Agreement with any lessor or other person as to a specific location, Agent may require such changes to the form as it may in good faith deem appropriate or desirable under the circumstances at the time or as to the applicable location.

1.32         “Commitment” shall mean, at any time, as to each Lender, the principal amount set forth opposite such Lender’s name on Schedule 1.30 hereto designated as the Commitment or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.7 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “Commitments”. Notwithstanding anything to the contrary set forth in this Agreement on and as of the date hereof, the Commitments of the Lenders parties to this Agreement shall be as set forth on Schedule 1.32 hereto. Each Lender by its signature below confirms that its Commitment is as set forth on Schedule 1.32.

1.33         “Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period (excluding to the extent included therein (i) any extraordinary and/or one time or unusual and non-recurring gains and (ii) any extraordinary and/or one time or unusual and non-recurring losses) after deducting all charges which should be deducted before arriving at the net income (loss) for such period and, without duplication, after deducting the Provision for Taxes for such period, all as determined in accordance with GAAP; provided, that, the net income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a Subsidiary of such Person;

(a)           except to the extent included pursuant to the foregoing clause, the net income of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or by its Subsidiaries shall be excluded;

(b)           the non-cash expenses relating to the post-retirement plans sponsored by Borrower as of the date hereof shall be excluded;

(c)           the non-cash expenses relating to the employee stock option plan of Borrower as in effect on the date hereof shall be excluded;

(d)           the non-cash expenses consisting of imputed interest shall be excluded;

(e)           the non-cash expenses consisting of deferred compensation shall be excluded (without duplication of any other non-cash expenses excluded pursuant to the terms hereof);

(f)            (i) the non-cash expenses consisting of an increase in the LIFO reserve shall be excluded and (ii) the non-cash gains consisting of a decrease in the LIFO reserve shall be excluded;

(g)           such other non-cash expenses as are not specified above as Agent may at its option determine shall be excluded;

(h)           for the purposes of this definition, net income excludes any gain or non-cash loss, together with any related Provision for Taxes for such gain or non-cash loss, realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or of any Capital Stock of such Person or a Subsidiary of such Person and any net income realized or loss incurred as a result of changes in accounting principles or the application thereof to such Person; immediately at the end thereof; and

(i)            non-cash gains and losses due solely to fluctuations in currency value shall be excluded.

1.34         “Credit Facility” shall mean the Loans and Letter of Credit Accommodations provided to or for the benefit of Borrower pursuant to Sections 2.1 and 2.2 hereof.

1.35         “Default” shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

1.36         “Defaulting Lender” shall have the meaning set forth in Section 6.10 hereof.

1.37         “Deposit Account Control Agreement” shall mean an agreement in writing, in form and substance satisfactory to Agent, with respect to a deposit account at any bank by and among Agent, Borrower and the bank at which such deposit account is at any time maintained which provides that such bank will comply with instructions originated by Agent directing disposition of the funds in the deposit account without further consent by Borrower and such other terms and conditions as Agent may require, including as to any such agreement with respect to any Blocked Account, providing that all items received or deposited in the Blocked Accounts are the property of Agent, that the bank has no lien upon, or right to setoff against, the Blocked Accounts (other than in respect of the bank’s customary fees and expenses for routine maintenance and operation thereof, including overdraft fees and amounts advanced to settle authorized transactions), the items received for deposit therein, or the funds from time to time on deposit therein and that the bank will wire, or otherwise transfer, in immediately available funds, on a daily basis to the Agent Payment Account all funds received or deposited into the Blocked Accounts. The form of Deposit Account Control Agreement provided by Agent to Borrower prior to the date hereof is in form and substance satisfactory to Agent, provided, that, as to a Deposit Account Control Agreement with any specific bank, Agent may require such changes to the form as it may in good faith deem appropriate or desirable under the circumstances at the time.

1.38         “Domestic Subsidiary” shall mean any Subsidiary of Borrower, other than a Foreign Subsidiary.

1.39         “EBITDA” shall mean, as to any Person, with respect to any period, an amount equal to: (a) the Consolidated Net Income of such Person for such period, plus (b) depreciation and amortization for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), all in accordance with GAAP, plus (c) Interest Expense for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (d)

the Provision of Taxes for such period (to the extent deducted in the computation of Consolidated Net Income of such Person).

1.40         “Eligible Accounts” shall mean Accounts created by Borrower which are and continue to be acceptable to Agent in good faith based on the criteria set forth below. In general, Accounts shall be Eligible Accounts if:

(a)           such Accounts arise from the actual and bona fide sale and delivery of goods by Borrower or rendition of services by Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

(b)           such Accounts are not unpaid more than the earlier of sixty (60) days after the original due date for them or one hundred twenty (120) days after the date of the original invoice for them;

(c)           such Accounts comply with the terms and conditions contained in Section 7.2(b) of this Agreement;

(d)           such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

(e)           the chief executive office of the account debtor with respect to such Accounts is located in the United States or Canada other than the provinces of Newfoundland and Quebec, the Northwest Territories and the Territory of Nunavit (provided, that, at any time promptly upon Agent’s request, Borrower shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be required by Agent to perfect the security interests of Agent in those Accounts of an account debtor with its chief executive office or principal place of business in Canada in accordance with the applicable laws of the Province of Canada in which such chief executive office or principal place of business is located and take or cause to be taken such other and further actions as Agent may request to enable Agent as secured party with respect thereto to collect such Accounts under the applicable Federal or Provincial laws of Canada) or, at Agent’s option, if the chief executive office and principal place of business of the account debtor with respect to such Accounts is located other than in the United States or Canada, then if either:  (i) the account debtor has delivered to Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Agent and payable only in the United States and in US Dollars, sufficient to cover such Account, in form and substance satisfactory to Agent and if required by Agent, the original of such letter of credit has been delivered to Agent or Agent’s agent, and Borrower has complied with the terms of Section 5.4(f) hereof with respect to the assignment of the proceeds of such letter of credit to Agent or naming Agent as transferee beneficiary thereunder, as Agent may specify, or (ii) such Account is subject to credit insurance payable to Agent issued by an insurer and on terms and in an amount acceptable to Agent, or (iii) such Account is otherwise acceptable in all respects to Agent (subject to such lending formula with respect thereto as Agent may determine);

(f)            such Accounts do not consist of progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Agent shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

(g)           the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to any right of setoff or recoupment against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts),

(h)           there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

(i)            such Accounts are subject to the first priority, valid and perfected security interest of Agent, for itself and the benefit of Lenders, and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement;

(j)            neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee, agent or other Affiliate of Borrower;

(k)           the account debtors with respect to such Accounts are not any foreign government, the United States, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States, any State, political subdivision, department, agency or instrumentality thereof, upon Agent’s request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Agent;

(l)            there is no proceeding or action known to Borrower or Agent which is threatened or pending against the account debtors with respect to such Accounts which is reasonably likely result in any material adverse change in any such account debtor’s financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding);

(m)          such Accounts are not evidenced by or arising under any instrument or chattel paper;

(n)           the aggregate amount of such Accounts owing by a single account debtor (other than the subsidiaries of Royal Ahold B.V.) do not constitute more than ten (10%) percent of the aggregate amount of all otherwise Eligible Accounts and the aggregate amount of such

Accounts owing by the subsidiaries of Royal Ahold B.V. do not constitute more than fifteen (15%) percent of the aggregate amount of all otherwise Eligible Accounts;

(o)           such Accounts are not owed by an account debtor who has Accounts unpaid more than the earlier of sixty (60) days after the original due date for them or one hundred twenty (120) days after the original invoice date for them which constitute more than fifty (50%) percent of the total Accounts of such account debtor;

(p)           the account debtor is not located in a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit Borrower to seek judicial enforcement in such State of payment of such Account, unless Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(q)           such Accounts are owed by account debtors whose total indebtedness to Borrower does not exceed the credit limit with respect to such account debtors as is deemed acceptable to Agent in good faith (but the portion of the Accounts not in excess of such credit limit may be deemed Eligible Accounts); and

(r)            such Accounts are owed by account debtors deemed creditworthy at all times by Agent in good faith.

The criteria for Eligible Accounts set forth above may only be changed and any new criteria for Eligible Accounts may only be established by Agent in good faith based on either:  (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from a Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Accounts in the good faith determination of Agent. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

1.41         “Eligible Equipment” shall mean Equipment owned by Borrower as of the Initial Closing Date and included in the appraisal of the Equipment by Hilco Industrial, LLC received by Agent on or before Initial Closing Date and which is addressed to Agent and upon which Agent is expressly permitted to rely, which Equipment is in good order, repair, running and marketable condition, and acceptable to Agent in good faith all respects. In general, Eligible Equipment shall not include:  (a) Equipment at premises other than those owned or leased and controlled by Borrower, except as to premises that are leased by Borrower, only if Agent shall have received a Collateral Access Agreement from the owner and lessor of such premises in form and substance satisfactory to Agent; (b) Equipment subject to a security interest or lien in favor of any Person other than Agent, for itself and the benefit of Lenders, except those permitted in this Agreement (but without limiting the right of Agent to establish any Reserves with respect to amounts secured by such security interest or lien in favor of any Person even if permitted herein); (c) Equipment which is not located in the continental United States; (d) Equipment which is not subject to the first priority, valid and perfected security interest of Agent, for itself and the benefit of Lenders; (e) worn-out obsolete, damaged or defective

Equipment or Equipment not used or usable in the ordinary course of Borrower’s business as presently conducted; (f) computer hardware; (g) fixtures; (h) Equipment which is leased; or (i) tooling. Any Equipment which is not Eligible Equipment shall nevertheless be part of the Collateral.

1.42         “Eligible Inventory” shall mean Inventory of Borrower consisting of finished goods held for resale in the ordinary course of the business of Borrower and raw materials for such finished goods, in each case which are acceptable to Agent in good faith based on the criteria set forth below. In general, Eligible Inventory shall not include (a) work-in-process; (b) spare parts for equipment; (c) packaging and shipping materials; (d) supplies used or consumed in Borrower’s business; (e) Inventory at premises other than those owned and controlled by Borrower, except any Inventory which would otherwise be deemed Eligible Inventory that is not located at premises owned and operated by Borrower may nevertheless be considered Eligible Inventory: (i) as to locations which are leased by a Borrower, if Agent shall have received a Collateral Access Agreement from the owner and lessor of such location, duly authorized, executed and delivered by such owner and lessor, or if Agent shall not have received such Collateral Access Agreement (or Agent shall determine to accept a Collateral Access Agreement which does not include all required provisions or provisions in the form otherwise required by Agent), Agent may, at its option, nevertheless consider Inventory at such location to be Eligible Inventory to the extent Agent shall have established such Reserves in respect of amounts at any time payable by Borrower to the owner and lessor thereof as Agent shall determine in good faith, and (ii) as to locations owned and operated by a third person, if Agent shall have received a Collateral Access Agreement from such owner and operator with respect to such location, duly authorized, executed and delivered by such owner and operator or if Agent shall not have received such Collateral Access Agreement (or Agent shall determine to accept a Collateral Access Agreement which does not include all required provisions or provisions in the form otherwise required by Agent), Agent may, at its option, nevertheless consider Inventory at such location to be Eligible Inventory to the extent Agent shall have established such Reserves in respect of amounts at any time payable by Borrower to the owner and operator thereof as Agent shall determine in good faith, and, in addition, if required by Agent:  (A) UCC financing statements between the owner and operator, as consignee or bailee and Borrower, as consignor or bailor, in form and substance satisfactory to Agent, which are duly assigned to Agent and (B) a written notice to any lender to the owner and operator of the first priority security interest in such Inventory of Agent, for itself and the benefit of Lenders; (f) Inventory subject to a security interest or lien in favor of any Person other than Agent, for itself and the benefit of Lenders, except those permitted in this Agreement (but without limiting the right of Agent to establish any Reserves with respect to amounts secured by such security interest or lien in favor of any Person even if permitted herein); (g) bill and hold goods; (h) obsolete or slow moving Inventory; (i) Inventory which is not subject to the first priority, valid and perfected security interest of Agent, for itself and the benefit of Lenders; (j) returned, damaged and/or defective Inventory; (k) Inventory purchased or sold on consignment and (l) Inventory located outside the United States. The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by Agent in good faith based on either:  (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Inventory in the good faith determination of

Agent. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

1.43         “Eligible New Equipment” shall mean, Equipment owned by Borrower and acquired after the Initial Closing Date and which is not included in the appraisal referred to in Section 1.41 above, which would otherwise constitute Eligible Equipment pursuant to the criteria set forth in Section 1.41 above. Any Equipment which is not Eligible New Equipment shall nevertheless be part of the Collateral.

1.44         “Eligible Transferee” shall mean (a) any Lender; (b) the parent company of any Lender and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company; (c) any person (whether a corporation, partnership, trust or otherwise) that is engaged in the business of making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor, that represents to Agent that it has a tangible net worth calculated in accordance with the applicable generally accepted accounting principles consistently applied (or the equivalent thereof in the case of an investment partnership, managed account, limited liability company or similar entity) of not less than $250,000,000 and in each case is approved by Agent and (d) any other commercial bank or financial institution, and in each case approved by Agent; provided, that, (i) neither Borrower nor any Obligor or any Affiliate of Borrower or any Obligor shall qualify as an Eligible Transferee and (ii) no Person to whom any Indebtedness which is in any way subordinated in right of payment to the Obligations shall qualify as an Eligible Transferee, except as Agent may otherwise specifically agree.

1.45         “Environmental Laws” shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between Borrower and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term “Environmental Laws” includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

1.46         “Equipment” shall mean all of Borrower’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

1.47         “Equipment Availability” shall mean $6,800,000; as reduced effective as of the first day of each month commencing November 1, 2008 by an amount equal to $200,000.

1.48         “ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.

1.49         “ERISA Affiliate” shall mean any person required to be aggregated with Borrower, or any of its Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

1.50         “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan (for which reporting has not been waived); (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the occurrence of a “prohibited transaction” with respect to which Borrower or any of its respective Subsidiaries (other than any Foreign Subsidiary) is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which Borrower or any of its Subsidiaries (other than any Foreign Subsidiary) could otherwise be liable; (f) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (g) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Plan; (h) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (i) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate in excess of $250,000 and (j) any other event or condition with respect to a Plan including any Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in liability of Borrower in excess of $250,000.

1.51         “Eurodollar Rate” shall mean with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum at which Reference Bank is offered deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected by Borrower and approved by Agent) on or about 9:00 a.m. (New York time) two (2) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by and available to Borrower in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by or on behalf of Borrower.

1.52         “Eurodollar Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

1.53         “Event of Default” shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

1.54         “Excess Availability” shall mean the amount, as determined by Agent in good faith, calculated at any date, equal to:  (a) the lesser of:  (i) the Borrowing Base (but without regard to Reserves established in respect of Letter of Credit Accommodations to the extent such Letter of Credit Accommodations are included in the Obligations for purposes of clause (b)(i) of this definition) and (ii) the Maximum Credit, minus (b) the sum of:  (i) the amount of all then outstanding and unpaid Obligations (after giving effect to the repayments received by Agent in respect of the Obligations in accordance with Section 6.3(b) hereof), plus (ii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of Borrower which are outstanding more than sixty (60) days past due as of such time (other than trade payables or other obligations being contested or disputed by Borrower in good faith), plus (iii) without duplication, the amount of checks issued by Borrower to pay trade payables and other obligations which are more than sixty (60) days past due as of such time (other than trade payables or other obligations being contested or disputed by Borrower in good faith), but not yet sent, plus (c) the aggregate amount of cash and Cash Equivalents held by Borrower at (i) the Agent or (ii) any Lender that is subject to a Deposit Account Control Agreement or a Investment Property Control Agreement, as applicable, in favor of Agent, for the benefit of Lenders, in form and substance satisfactory to Agent, to the extent such amount does not exceed the sum determined pursuant to the immediately preceding clause (b).

1.55         “Exchange Act” shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

1.56         “Federal Funds Rate” shall mean, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by it.

1.57         “Finance Co.” shall mean AEP Industries Finance Inc., a Delaware corporation and wholly-owned Subsidiary of Borrower.

1.58         “Finance Co. Investment” shall mean any loan or advance to, or other investment in (by capital contribution, dividend or otherwise), Finance Co. by Borrower; provided, that, as to any such loan, advance or other investment, each of the following conditions is satisfied:  (a) as of the date of any such loan, advance or other investment and after giving effect thereto, no Default or Event of Default shall exist or have occurred, (b) as of the date of any such loan, advance or other investment, and after giving effect thereto, if there are any Loans or Letter of Credit Accommodations outstanding as of such date and after giving effect to any such loan, advance or investment, (i) as of the date of any such payment, and after giving effect thereto, Excess Availability shall be not less than $25,000,000 and (ii) as of the date of any such payment and after giving effect thereto, the aggregate amount of all payments in respect of Permitted Transactions shall not exceed $50,000,000 in any fiscal year thereafter, and (c) all of the proceeds of any such loan, advance or other investment shall be used by Finance Co. to make a substantially contemporaneous payment to redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock of Borrower permitted under Section 9.11(c) hereof.

1.59         “Financing Agreements” shall mean, collectively, this Agreement and all notes, guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrower or any Obligor in connection with this Agreement.

1.60         “Fixed Charge Coverage Ratio” shall mean, as to Borrower on a consolidated basis, with respect to any period, the ratio of (a) the amount equal to the sum of EBITDA of Borrower for such period minus unfinanced Capital Expenditures of Borrower for such period (it being understood and agreed that (i) Capital Expenditures may be financed pursuant to the incurrence of debt, issuance of Capital Stock, seller financing or otherwise, as may be permitted hereunder, and (ii) with respect to determinations for the periods ending on or about each October 31, 2008, January 31, 2009, April 30, 2009 and July 31, 2009, unfinanced Capital Expenditures shall exclude $9,000,000 of Capital Expenditures which were made during the twelve (12) month period of Borrower ended October 31, 2008), to (b) the Fixed Charges for such period.

1.61         “Fixed Charges” shall mean, as to any Person and its Subsidiaries with respect to any period, the sum of, without duplication, of (a) all cash Interest Expense during such period, (b) all regularly scheduled (as determined at the beginning of the respective period) principal payments of Indebtedness incurred or assumed for borrowed money and Indebtedness with respect to Capital Leases, (c) dividends on shares of the Capital Stock of Borrower (other than dividends payable in shares of the Capital Stock of Borrower) plus (d) cash Taxes (and without duplicating items in (a) and (b) of this definition, the interest component with respect to Indebtedness under Capital Leases) during such period.

1.62         “Foreign Subsidiaries” shall mean the Subsidiaries of Borrower organized or incorporated under the laws of any jurisdiction outside the United States and which have substantially all of their respective assets outside the United States; sometimes being referred to herein individually as a “Foreign Subsidiary”.

1.63         “Funded Debt” shall mean, with respect to any person, any Indebtedness of such person and its Subsidiaries consisting of any liability (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services that is not overdue by more than ninety (90) days, unless the trade payable is being contested in good faith); and (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases.

1.64         “GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Section 9.17 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered to Agent prior to the date hereof.

1.65         “Governmental Authority” shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

1.66         “Hard Costs” shall mean, with respect to the purchase by Borrower of an item of Eligible New Equipment, the net cash amount actually paid to acquire title to such item, net of all incentives, trade-in allowances, discounts and rebates, and exclusive of freight, delivery charges, installation costs and charges, software costs, charges and fees, warranty costs, taxes, insurance and other incidental costs or expenses and all indirect costs or expenses of any kind.

1.67         “Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

1.68         “Indebtedness” shall mean, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services that is not overdue by more than ninety (90) days, unless the trade payable is being contested in good faith); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values; and (i) all obligations owed by such Person under License Agreements with respect to non-refundable, advance or minimum guarantee royalty payments.

1.69         “Initial Closing Date” shall mean November 20, 2001.

1.70         “Information Certificate” shall mean the Information Certificates of Borrower constituting Exhibit B hereof containing material information with respect to Borrower, its respective businesses and assets provided by or on behalf of Borrower to Agent in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

1.71         “Intellectual Property” shall mean all of Borrower’s now owned and hereafter arising or acquired:  patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright registrations, trademarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or the license of any trademark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registration; software and contract rights relating to computer software programs, in whatever form created or maintained.

1.72         “Interest Expense” shall mean, for any period, as to any Person, as determined in accordance with GAAP, the total interest expense of such Person, whether paid or accrued during such period (including the interest component of Capital Leases for such period), including, without limitation, discounts in connection with the sale of any Accounts and bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker’s acceptances or similar instruments, but excluding interest paid in property other than cash and any other interest expense not payable in cash.

1.73         “Interest Period” shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), three (3) months or six (6) months duration as Borrower may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, Borrower may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

1.74         “Interest Rate” shall mean,

(a)           Subject to clauses (b) and (c) of this definition below:

(i)            as to Prime Rate Loans, a rate equal to the Prime Rate,

(ii)           as to Eurodollar Rate Loans, a rate equal to two and one-half (2 1/2%) percent per annum in excess of the Adjusted Eurodollar Rate (in each case, based on the Eurodollar Rate applicable for the Interest Period selected by Borrower as in effect two (2) Business Days prior to the commencement of such Interest Period, whether such rate is higher or lower than any rate previously quoted to Borrower).

(b)           Subject to clause (c) of this definition below, the Interest Rate payable by Borrower shall be, or shall be increased or decreased, as the case may be, (i) as to Prime Rate Loans, to the rate equal to the Applicable Margin on a per annum basis in excess of the Prime Rate, and (ii) as to Eurodollar Rate Loans, to the rate equal to the Applicable Margin on a per annum basis in excess of the Adjusted Eurodollar Rate.

(c)           Notwithstanding anything to the contrary contained in clauses (a) and (b) of this definition, the Applicable Margin otherwise used to calculate the Interest Rate for Prime Rate Loans and Eurodollar Rate Loans shall be the highest percentage set forth in the definition of the term Applicable Margin for each category of Loans (without regard to the amount of Quarterly Average Excess Availability) plus two (2%) percent per annum, at Agent’s option,  (i) for the period (A) from and after the effective date of termination or non-renewal hereof until Agent and Lenders have received full and final payment of all outstanding and unpaid Obligations which are not contingent and cash collateral or letter of credit, as Agent may specify, in the amounts and on the terms required under Section 13.1 hereof for contingent Obligations (notwithstanding entry of a judgment against Borrower) and (B) from and after the date of the occurrence of an Event of Default and for so long as such Event of Default is continuing and (ii) on Loans to Borrower at any time outstanding in excess of the Borrowing Base or the Maximum Credit (whether or not such excess(es) arise or are made with or without the knowledge or consent of Agent or any Lender and whether made before or after an Event of Default).

1.75         “Inventory” shall mean all of Borrower’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by Borrower as lessor; (b) are held by Borrower for sale or lease or to be furnished under a contract of service; (c) are furnished by Borrower under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

1.76         “Inventory Loan Limit” shall mean $70,000,000.

1.77         “Investment Property Control Agreement” shall mean an agreement in writing, in form and substance satisfactory to Agent, by and among Agent, Borrower and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of Borrower acknowledging that such securities intermediary, commodity intermediary or other person has custody, control or possession of such investment property on behalf of Agent, that it will comply with entitlement orders originated by Agent after the occurrence and during the continuation of an Event of Default with respect to such investment property, or other instructions of Agent, or (as the case may be)  apply any value distributed on account of any commodity contract as directed by Agent, in each case, without the further consent of Borrower and including such other terms and conditions as Agent may require.

1.78         “Lenders” shall mean the financial institutions who are signatories hereto as Lenders and other persons made a party to this Agreement as a Lender in accordance with Section 13.7 hereof, and their respective successors and assigns; each sometimes being referred to herein individually as a “Lender”.

1.79         “Letter of Credit Accommodations” shall mean, collectively, letters of credit (whether documentary or standby) and banker’s acceptances issued with respect to drafts presented under letters of credit for the purchase of merchandise, and merchandise purchase or other guaranties which are from time to time either (a) issued or opened by Agent or any Lender for the account of Borrower or any Obligor or (b) with respect to which Agent or Lenders have agreed to indemnify the issuer or guaranteed to the issuer the performance by Borrower or any Obligor of its obligations to such issuer; sometimes being referred to herein individually as “Letter of Credit Accommodation”.

1.80         “Leverage Ratio” shall mean, at any time, as to any Person, the ratio of:  (a) the Funded Debt of such Person as of such time (and as to Borrower including for this purpose, (i) the Indebtedness of Borrower evidenced by or arising under the Wrightsville Bond Agreements, (ii) all Funded Debt of any Subsidiary of Borrower, (iii) the Indebtedness of Borrower evidenced by or arising under the Senior Notes and (iv) the Obligations) to (b) the EBITDA of such Person for the four (4) immediately preceding fiscal quarters of such Person (treated as a single accounting period).

1.81         “License Agreements” shall have the meaning set forth in Section 8.11 hereof.

1.82         “Loans” shall mean the loans now or hereafter made by or on behalf of any Lender or by Agent on a revolving basis (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

1.83         “Material Adverse Effect” shall mean the occurrence of any one or more of the following events: (i) in any calendar year Borrower shall lose a customer the sales to whom for the immediately preceding calendar year accounted for forty (40%) percent or more of Borrower’s total sales volume for such immediately preceding year; (ii) Borrower is at any time required to purchase forty (40%) percent or more of its raw materials on a cash on delivery or cash in advance basis as the result of one or more vendor’s unwillingness to extend credit to Borrower; (iii) any of the President, Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of Borrower is convicted of a felony criminal offense; (iv) the loss of production of Borrower of twenty (40%) percent or more of Inventory (measured in tons) from the average weekly amounts produced based on the immediately preceding four (4) weeks for a period of greater than five (5) consecutive days due to either or both of equipment failure or labor strike, stoppage, walkout or other labor related reason; or (v) a “force majeure event” occurs which results in Borrower’s revenues being forty (40%) percent or more less than Borrower’s revenues in the immediately preceding fiscal month, which is not fully covered by insurance.”

1.84         “Material Contract” shall mean (a) any contract or other agreement (other than the Financing Agreements) of Borrower that, by its terms, cannot be completed within one (1) year and involving monetary liability of or to any Person in an amount in excess of $7,500,000 in any fiscal year and (b) any other contract or other agreement (other than the Financing Agreements) to which Borrower is a party and as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.

1.85         “Maturity Date” shall the meaning set forth in Section 13.1 hereof.

1.86         “Maximum Credit” shall mean the amount of $150,000,000.

1.87         “Mortgages” shall mean, individually and collectively, each of the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced):  (a) the Deed of Trust, Security Agreement and Fixture Filing, dated as of the Initial Closing Date, by Borrower in favor of Agent with respect to the Real Property and related assets of Borrower located in Matthew, North Carolina; (b) the Deed of Trust, Assignment of Rents and Fixture Filing, dated as of the Initial Closing Date, by Borrower in favor of Agent with respect to the Real Property and related assets of Borrower located in Chino, California; (c) the Deed of Trust and Security Agreement, dated as of the Initial Closing Date, by Borrower in favor of Agent with respect to the Real Property and related assets of Borrower located in Waxahachie, Texas; (d) the Mortgage, Security Agreement and Fixture Filing, dated as of the Initial Closing Date, by Borrower in favor of Agent with respect to the Real Property and related assets of Borrower located in Alsip, Illinois; and (e) the Deed to Secure Debt and Security Agreement, dated as of the Initial Closing Date, by Borrower in favor of Agent with respect to the Real Property and related assets of Borrower located in Griffin, Georgia.

1.88         “Multiemployer Plan” shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by Borrower or any ERISA Affiliate.

1.89         “Net Amount of Eligible Accounts” shall mean, the gross amount of the Eligible Accounts of Borrower less (a) sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

1.90         “Net Orderly Liquidation Value” shall mean with regard to any Inventory, the net proceeds that could be expected from an orderly liquidation sale of such Inventory, after all expenses, professionally managed, with the seller obligated to sell over a defined period not to exceed one hundred twenty (120) days from the commencement of such sale, assuming that (a) the Borrower’s facilities are in limited operation, utilizing select current employees of the Borrower, for the purposes of liquidating the Inventory, (b) the Inventory would be disposed of on a piecemeal basis or through appropriate groupings, under a scenario whereby the purchasers are buying “as is, where is” for cash or cash equivalent, (c) the terms are sold on a Free on Board (“FOB”) warehouse basis, and (d) taking into consideration current economic trends, condition, location and marketability.

1.91         “Net Proceeds” shall mean the aggregate cash proceeds payable to Borrower or any of its Subsidiaries in respect of any sale or other disposition of any assets or properties, net of the direct costs relating to such sale or other disposition (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and amounts applied to the repayment of indebtedness secured by lien on the asset or assets that are the subject of such sale or other disposition required to be repaid in connection with such transaction. Net Proceeds shall exclude any non-cash proceeds received from any sale or other disposition, but shall include such proceeds when and as converted by Borrower or Subsidiary of Borrower to cash or other immediately available funds.

1.92         “New Equipment Availability” shall mean, from time to time after the Initial Closing Date, subject to the terms and conditions set forth herein, the amount equal to seventy-five  (75%) percent of the Hard Costs of Eligible New Equipment purchased by Borrower after the Initial Closing Date or at Agent’s option, the amount equal to eighty-five (85%) percent of the orderly liquidation value of Eligible New Equipment purchased by Borrower after the Initial Closing Date (net of operating expenses, liquidation expenses and commissions), with such orderly liquidation value calculated based on an appraisal as provided below, provided, that,

(a)           as of the Initial Closing Date, the New Equipment Availability was zero;

(b)           the initial New Equipment Availability and each increase thereto shall arise in increments of not less than $1,000,000 (each such increment, including the initial New Equipment Availability, being referred to herein as a “tranche”) pursuant to a separate written request therefor received by Agent from Borrower as provided below, provided, that, in no event shall the aggregate amount of all tranches of New Equipment Availability in any twelve (12) consecutive month period commencing on the Initial Closing Date exceed $15,000,000 and in no event shall the aggregate amount of all tranches of New Equipment Availability exceed $25,000,000 for the term of this Agreement;

(c)           each tranche of New Equipment Availability (including the initial tranche), shall be subject to the satisfaction of each of the following conditions precedent (in addition to the conditions precedent otherwise provided for herein) as determined in good faith by Agent:

(i)            Agent shall have received a written request from Borrower for the applicable tranche of New Equipment Availability not less than fifteen (15) Business Days prior to the effectiveness of such tranche of New Equipment Availability and not more than thirty (30) days prior to the effectiveness thereof, and together with such written request for such tranche, Agent shall have received from Borrower the following with respect to the Eligible New Equipment that is to be the basis for such tranche of New Equipment Availability:  (A) the date of the purchase of such Eligible New Equipment and the seller thereof, (B) a list and description of such Eligible New Equipment (by model, make, manufacturer, serial no. and/or such other identifying information as may be appropriate, as determined in good faith by Agent), (C) the Hard Costs and the total purchase price for the Eligible New Equipment that is to be the basis for such tranche of New Equipment Availability (and the terms of the payment of such purchase price), and (D) such other information and documents as Agent may from time to time reasonably require thereto with respect thereto,

(ii)           Agent shall have a valid and perfected first security interest in and lien upon the Eligible New Equipment, for itself and the benefit of Lenders, which is to be the basis for such tranche of New Equipment Availability and such Eligible New Equipment shall be free and clear of all other liens, security interests, claims or other encumbrances, and Agent shall have received such evidence thereof, as Agent may from time to time require,

(iii)          Agent shall have received copies, or upon Agent’s request, the originals, of all agreements, documents and instruments relating to the purchase by Borrower of the Eligible New Equipment which is to be the basis for such tranche of New Equipment Availability, including, without limitation, any purchase orders, invoices, bills of sale or similar documents, and

(iv)          at Agent’s option, Agent shall have received an appraisal of the Eligible New Equipment which is the basis for such tranche of New Equipment Availability pursuant to its rights under clause (d) of this definition below, which appraisal shall be as of a date no more than thirty (30) days prior to the date of the effectiveness of such tranche of New Equipment Availability;

(d)           Agent may at any time and from time to time obtain an appraisal with respect to any Eligible New Equipment which has not been previously subject to an appraisal within the same twelve (12) month period (without limiting any other rights of Agent to obtain appraisals of Equipment hereunder) by an independent appraiser acceptable to Agent and in form, scope and methodology reasonably acceptable to Agent addressed to Agent and upon which Agent and Lenders are expressly permitted to rely;

(e)           in no event shall the amount equal to sixty (60%) percent of the Hard Costs of the Eligible New Equipment which is the basis for a request by Borrower for a tranche of New Equipment Availability or any increase thereto (or at Agent’s option, eighty (80%)

percent of the orderly liquidation value of such Eligible New Equipment (net of operating expenses, liquidation expenses and commissions) calculated based on an appraisal as provided above), be less than $1,000,000;

(f)            the amount of each tranche of New Equipment Availability shall be determined by Agent and Co-Collateral Agents in accordance herewith and shall be reduced effective as of the first day of each month after date of the effectiveness thereof by an amount equal to: (i) the amount of such tranche of New Equipment Availability divided by (ii) seventy two (72);

(g)           at Agent’s option, at any time and from time to time, the New Equipment Availability may be reduced to the amount equal to eighty (80%) percent of the orderly liquidation value of all Eligible New Equipment (net of operating expenses, liquidation expenses and commissions) calculated based on an appraisal as provided above, if such amount is less than the New Equipment Availability as otherwise then in effect.

1.93         “Obligations” shall mean (a) any and all Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower to Agent or any Lender and/or any of their Affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any of the other Financing Agreements whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated or secured or unsecured and (b) for purposes only of Section 5.1 hereof, with the consent of Agent, any and all obligations, liabilities and indebtedness of any kind, nature and description owing by Borrower to any Lender, any Affiliate of any Lender (including Wachovia) or any other Person, in each case acceptable to Agent, arising under or in connection with interest rate swap agreements between Borrower and such Lender, Affiliate or other Person, provided, that, (i) in no event shall the amount of such obligations, liabilities and indebtedness secured by the Collateral pursuant hereto or any of the other Financing Agreements in the aggregate outstanding at any time exceed the amount of the Reserve established with respect thereto as in effect at such time, and (ii) Agent shall have entered into an agreement, in form and substance satisfactory to Agent, with such Lender, Affiliate or other Person that is a counterparty to such interest rate swap agreement, as acknowledged and agreed to by Borrower, providing for the delivery to Agent by such counterparty of information with respect to the amount of such indebtedness, obligations and liabilities and providing for the other rights of Agent and such Lender, Affiliate or other Person, as the case may be, in connection with such arrangements. Without limiting the foregoing, the term “Obligations” shall include, without limitation, all obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower to Agent or any Affiliate of Agent arising under or in connection with cash management or related services provided by Agent or such Affiliate to Borrower or any swap agreement or similar agreements for the purposes of protecting against or managing exposure to fluctuations in interest or exchange rates or currency valuations. Agent may establish Reserves in respect of such Obligations to the extent that Agent or such Affiliate, as the case may be, agree with Borrower that such Obligations will be paid other than after all of the other Obligations under Section 6.4(a) hereof. For purposes of Section 5.1 hereof, the term Lenders shall be deemed to include any Affiliates of Agent providing such services or entering into such agreements.

1.94         “Obligor” shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than Borrower.

1.95         “Other Taxes” shall mean any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Financing Agreements.

1.96         “Participant” shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans and Letter of Credit Accommodations in conformity with the provisions of Section 13.7 of this Agreement governing participations.

1.97         “Permitted Atlantis Plastics Acquisition” shall mean the acquisition by Borrower of the Atlantis Plastic Assets; provided, that, each of the following conditions shall have been satisfied satisfactory to Agent:

(a)           the transaction is completed on or before December 1, 2008;

(b)           Agent shall have received evidence, in form and substance satisfactory to Agent, that Borrower has obtained all necessary consents and approvals to the execution, delivery and performance to the purchase of the Atlantis Plastic Assets in accordance with the Sale Order;

(c)           all conditions precedent to the obligations of Borrower under the purchase agreement evidencing the acquisition of the Atlantis Plastic Assets (“Atlantis Purchase Agreement”) and the Sale Order have been fulfilled (and not merely waived, except if approved in writing by Agent), at or before the Atlantis Plastic Closing;

(d)           at or before the Atlantis Plastic Closing, all actions and proceedings required by the Atlantis Purchase Agreement, applicable law or regulation and the transactions contemplated thereby shall have been duly and validly taken in accordance with the terms thereof, and all required consents thereto under any agreement, document or instrument to which any of Borrower or Atlantis Plastic is a party or by which any of its or their properties are bound, and all applicable consents or approvals of Governmental Authorities, shall have been obtained, except to the extent the failure to obtain any such consent or approval could not reasonably be expected to have a Material Adverse Effect;

(e)           as of the Atlantis Plastic Closing, (i) no court of competent jurisdiction shall have issued any injunction, restraining order or other order then subsisting which prohibits consummation of the transactions described in the Atlantis Purchase Agreement, and no governmental or other action or proceeding shall have been threatened or commenced seeking any injunction, restraining order or other order which seeks to void or otherwise modify the transactions described in or contemplated by the Atlantis Purchase Agreement and (ii) the Sale Order shall have been entered and shall remain valid and in full force and effect;

(f)            after giving effect to each of the consents and amendments set forth herein, no Event of Default shall exist or have occurred;

(g)           Agent shall have received true, correct and complete copies of such opinion letters of counsel to Atlantis Plastic with respect to the Atlantis Purchase Agreement and the transactions contemplated thereby as Borrower may have obtained in connection therewith;

(h)           Agent shall have received evidence that the Atlantis Purchase Agreement has been duly authorized, executed and delivered by and to the appropriate parties thereto and that the transactions contemplated under the terms and conditions of the Atlantis Purchase Agreement have been consummated in accordance with the terms thereof;

(i)            Agent shall have received a true, complete and correct copy of the Atlantis Purchase Agreement;

(j)            Borrower has acquired all of Atlantis Plastic’s rights, title and interest in and to the Atlantis Plastic Assets, in accordance with the Atlantis Purchase Agreement;

(k)           to the extent that Borrower wishes to have the Atlantis Plastic Assets included in the Borrowing Base, if Agent so elects, Agent shall have completed a field examination with respect to the business and assets of Atlantis Plastic in accordance with Agent’s customary procedures and practices and as otherwise required by the nature and circumstances of the business of the Acquired Business, the scope and results of which shall be reasonably satisfactory to Agent and any accounts and inventory of Atlantis Plastic shall only be Eligible Accounts and Eligible Inventory, respectively, to the extent Borrower desires to include Atlantis Plastic Assets in the Borrowing Base, Agent has completed such field examination with respect thereto and the criteria for Eligible Accounts and Eligible Inventory set forth herein are satisfied with respect thereto in accordance with this Agreement (or such other or additional criteria as Agent may, at its option, establish with respect thereto in accordance with this Agreement and subject to such Reserves as Agent may establish in connection with the acquisition of Atlantis Plastic’s assets);

(l)            Borrower agrees that Agent may, at its option, require Borrower to deliver to Agent any written appraisal, upon which Agent is expressly permitted to rely, with respect to the value of the Atlantis Plastic Assets. The preparation and delivery of that appraisal shall be in addition to, and not in limitation of any requirement to prepare and deliver any other appraisal that may or is otherwise required by this Agreement and the other Financing Agreements;

(m)          Borrower shall have provided Agent with an amended and restated Information Certificate in form and substance reasonably acceptable to Agent;

(n)           Excess Availability shall have been not less than $30,000,000 immediately prior to and after giving effect thereto, including all payments required to be made by Borrower in connection with such acquisition;

(o)           all consents, waivers, acknowledgments and other agreements from third persons which Agent may deem necessary or reasonably desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral of Atlantis Plastic or to effectuate the provisions of this Agreement and the other Financing Agreements; and

(p)           Agent shall have received evidence in form and substance satisfactory to Agent, that Agent, for itself and the benefit of Lenders, has a valid and perfected first priority security interest in and lien upon all Atlantis Plastic Assets (other than the Atlantis Real Property, motor vehicles and assets of the type described in Section 5.2 hereof), subject to the security interests and liens permitted by Section 9.8 hereof.

1.98         “Permitted Holders” shall mean the persons listed on Schedule 1.98 hereto and their respective successors and assigns.

1.99         “Permitted Transactions” shall mean any one or more of the following after the date hereof: (a) the payment by Borrower of any dividend in respect of its Capital Stock consisting of common stock, or any repurchase or redemption by Borrower of such common stock; (b) the redemption, repurchase or repayment of the principal of any Indebtedness of Borrower evidenced by or arising under the Senior Notes; (c) the redemption, repurchase or repayment of the principal of any Indebtedness of Borrower evidenced by or arising under the Wrightsville Notes or the Post-Wrightsville Loan Documents; (d) any payments by Borrower in respect of loans or investments provided for in Section 9.10(h) hereof; (e) any payment by any Subsidiary of Borrower in respect of the repurchase or redemption of the Capital Stock of Borrower; and (f) any Finance Co. Investment (without duplication of any amounts paid to redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock of Borrower permitted under Section 9.11(c) using the proceeds of such Finance Co. Investment that constitutes a Permitted Transaction).

1.100       “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.101       “Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) which Borrower sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years.

1.102       “Prime Rate” shall mean, on any date, the greater of (a) the rate from time to time publicly announced by Wachovia, or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank or (b) the Federal Funds Rate in effect on such day plus one-half (1/2%) percent.

1.103       “Prime Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

1.104       “Pro Rata Share” shall mean as to any Lender, the fraction (expressed as a percentage) the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate amount of all of the Commitments of Lenders, as adjusted from time to time in accordance with the provisions of Section 13.7 hereof; provided, that, if the Commitments have been terminated, the numerator shall be the unpaid amount of such Lender’s Loans and its interest in the Letter of Credit Accommodations and the denominator shall be the aggregate amount of all unpaid Loans and Letter of Credit Accommodations.

1.105       “Provision for Taxes” shall mean an amount equal to all taxes imposed on or measured by net income, whether Federal, State, Provincial, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.

1.106       “Quarterly Average Excess Availability” shall mean, at any time, the daily average of the Excess Availability for the immediately preceding fiscal quarter as calculated by Agent in good faith.

1.107       “Real Property” shall mean all now owned and hereafter acquired real property of Borrower, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located, including the real property and related assets more particularly described in the Mortgages.

1.108       “Real Property Availability” shall mean $7,283,500 as reduced effective as of the first day of each month commencing November 1, 2008 by an amount equal to $154,500.

1.109       “Receivables” shall mean all of the following now owned or hereafter arising or acquired property of Borrower: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles; (d)  letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued and payable to Borrower or otherwise in favor of or delivered to Borrower in connection with any Account; or (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to Borrower, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by Borrower or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of Borrower) or otherwise associated with any Accounts, Inventory or general intangibles of Borrower (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to Borrower in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to Borrower from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which Borrower is a beneficiary).

1.110       “Records” shall mean all of Borrower’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrower with respect to the foregoing maintained with or by any other person).

1.111       “Reference Bank” shall mean Wachovia Bank, National Association, or such other bank as Agent may from time to time designate to be used for similar purposes as provided for herein generally for borrowers from Wachovia or only for new borrowers from Wachovia.

1.112       “Refinancing Indebtedness” shall have meaning set forth in Section 9.9 hereof.

1.113       “Register” shall have the meaning set forth in Section 13.7 hereof.

1.114       “Required Lenders” shall mean, at any time, those Lenders whose Pro Rata Shares aggregate sixty-six and two-thirds (66 2/3%) percent or more of the aggregate of the Commitments of all Lenders (other than Commitments held by a Defaulting Lender), or if the Commitments shall have been terminated, Lenders to whom at least sixty-six and two-thirds (66 2/3%) percent of the then outstanding Obligations are owing.

1.115       “Reserves” shall mean as of any date of determination, such amounts as Agent may from time to time establish in good faith and revise in good faith reducing the amount of Loans and Letter of Credit Accommodations which would otherwise be available to Borrower under the lending formula(s) provided for herein:  (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in good faith, adversely affect, or would have a reasonable likelihood of adversely affecting, either (1) the Collateral or any other property which is security for the Obligations or its value or (2) the assets or business of Borrower or any Obligor or (3) the security interests and other rights of Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Obligor to Agent is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect outstanding Letter of Credit Accommodations as provided in Section 2.2 hereof or (d)  in respect of the obligations, liabilities or indebtedness of Borrower of any kind, nature or description owing by Borrower to any Lender, any Affiliate of any Lender (including Wachovia) or any other Person arising under or in connection with any interest rate swap agreement of Borrower with such Lender, Affiliate or other Person to the extent that any of such obligations, liabilities or indebtedness constitute Obligations as such term is defined herein or otherwise receive the benefit of the security interest of Agent in any Collateral or (e) in respect of any state of facts which Agent determines in good faith constitutes a Default or an Event of Default. Without limiting the generality of the foregoing, Reserves may be established to reflect that dilution with respect to the Accounts of Borrower (based on the ratio of the aggregate amount of non-cash reductions in Accounts of Borrower for any period to the aggregate dollar amount of the sales of Borrower for such period) as calculated by Agent for any period is or is reasonably anticipated to be greater than five (5%) percent or to reflect that the orderly liquidation value of the Equipment as set forth in the most recent acceptable appraisal received by Agent with respect thereto has declined so that the Equipment Availability is more than eighty-five (85%) percent of such appraised value. To the extent Agent may revise the lending formulas used to determine the Borrowing Base or establish new criteria or revise existing criteria for Eligible Accounts or Eligible Inventory so as to address any circumstances, condition, event or contingency in a manner satisfactory to Agent, Agent shall not establish a Reserve for the same purpose. The amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Agent in good faith.

1.116       “Sale Order” shall mean the Order of the Bankruptcy Court and any supplemental orders issued in connection therewith approving the purchase by Borrower of the Atlantis Plastic Assets pursuant to and in accordance with the terms of the Atlantis Purchase Agreement.

1.117       “Senior Note Description of Notes” shall mean the description of the Senior Notes attached as Exhibit D hereto.

1.118       “Senior Notes” shall mean, collectively, the Senior Notes in the original aggregate principal amount of $175,000,000, issued by Borrower pursuant to the Senior Note Indenture, the terms of which are described in the Senior Note Description of Notes, as the same may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.119       “Senior Note Indenture” shall mean the Indenture pursuant to which the Senior Notes are issues, as the same exists and may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.120       “Solvent” shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

1.121       “Special Agent Advances” shall have the meaning set forth in Section 12.11 hereof.

1.122       “Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

1.123       “Supermajority Lenders” shall mean, at any time, those Lenders whose Pro Rata Shares aggregate eighty (80%) percent or more of the aggregate Commitments of all Lenders (other than Commitments held by a Defaulting Lender), or if the Commitments shall have been terminated, Lenders to whom at least eighty (80%) percent of the then outstanding Obligations are owing.

1.124       “Taxes” shall mean any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of any Lender, such taxes (including income taxes, franchise taxes or capital taxes) as are imposed on or measured by such Lender’s net income or capital by any jurisdiction (or any political subdivision thereof).

1.125       “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute).

1.126       “United States” shall mean the United States of America and its territories and possessions and including the Commonwealth of Puerto Rico.

1.127       “US Dollar Equivalent” shall mean at any time (a) as to any amount denominated in US Dollars, the amount thereof at such time, and (b) as to any amount denominated in any other currency, the equivalent amount in US Dollars calculated by Agent at such time using the Exchange Rate in effect on the Business Day of determination. For purposes hereof, the term “Exchange Rate” shall mean shall mean the prevailing spot rate of exchange of such bank as Agent may reasonably select for the purpose of conversion of one currency to another, at or around 11:00 a.m. New York City time, on the date on which any such conversion of currency is to be made under this Agreement.

1.128       “US Dollars”, “US$” and “$” shall mean the lawful currency of the United States.

1.129       “Value” shall mean, as determined by Agent, with respect to Inventory, the lower of (i) cost computed on a first-in first-out basis in accordance with GAAP or (ii) market value, provided, that, for purposes of the calculation of the Borrowing Base, (1) the Value of the Inventory shall not include:  (a) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to Borrower or (b)  write-ups or write-downs in value with respect to currency exchange rates and (2) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Agent prior to the date hereof, if any.

1.130       “Voting Stock” shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time

Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

1.131       “Wachovia” shall mean Wachovia Bank, National Association, a national banking association, in its individual capacity, and its successors and assigns.

1.132       “Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

1.133       “Wrightsville Authority” shall mean, collectively, the following (together with their respective successors and assigns):(a) the Pennsylvania Department of Commerce, by and through its successor, the Pennsylvania Department of Community and Economic Development, and (b) the Pennsylvania Industrial Development Authority and (c) the Pennsylvania Department of Community and Economic Development.

1.134       “Wrightsville Deed” shall mean (a)  the Deed, dated June 13, 1996, and (b) the Deed, dated September 25, 2006, in each case between Borrower and the Greater Wilkes-Barre Industrial Fund, Inc. pursuant to which the land located at 20 Elmwood Avenue, Crestwood Industrial Park, Mountaintop, Pennsylvania was conveyed by Borrower to the Greater Wilkes-Barre Industrial Fund, Inc.

1.135       “Wrightsville Installment Sale Agreement” shall mean the Installment Sale Agreement, dated June 20, 1996, by and between the Greater Wilkes-Barre Industrial Fund, Inc. and Borrower pursuant to which the Greater Wilkes-Barre Industrial Fund, Inc. sold the land located at 20 Elmwood Avenue, Crestwood Industrial Park, Mountaintop, Pennsylvania with all improvements now and then located thereon to Borrower, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.136       “Wrightsville Loan Agreements” shall mean, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced):

(a)           (i) the Wrightsville Deed, (ii) the Loan Agreement, dated June 20, 1996, by and between the Greater Wilkes-Barre Industrial Fund, Inc. and the Commonwealth of Pennsylvania, acting by and through the Pennsylvania Department of Commerce, by and through its successor, the Pennsylvania Department of Community and Economic Development, (iii) the Open End Mortgage, dated June 20, 1996, between the Greater Wilkes-Barre Industrial Fund, Inc. and the Commonwealth of Pennsylvania, acting by and through the Pennsylvania Department of Commerce, by and through its successor, the Pennsylvania Department of Community and Economic Development, (iv)the Wrightsville Installment Sale Agreement, and

(v) the Assignment of the Wrightsville Installment Sale Agreement, dated June 20, 1996, by and among the Greater Wilkes-Barre Industrial Fund, Inc., Borrower and the Pennsylvania Department of Commerce, by and through its successor, the Pennsylvania Department of Community and Economic Development;

(b)           (i) the Loan Agreement, effective as of July 2, 1996, by and between the Greater Wilkes-Barre Industrial Fund, Inc. and the Pennsylvania Industrial Development Authority, (ii) the Open End Mortgage, effective as of July 2, 1996, between the Greater Wilkes-Barre Industrial Fund, Inc. and the Pennsylvania Industrial Development Authority, and (iii) the Assignment of the Wrightsville Installment Sale Agreement, effective as of July 2, 1996, by and among the Greater Wilkes-Barre Industrial Fund, Inc. and the Pennsylvania Industrial Development Authority;

(c)           (i) the Loan Agreement, dated June 20, 1996, by and between Borrower and the Commonwealth of Pennsylvania acting by and through the Department of Commerce, and (ii) the Security Agreement, dated June 20, 1996, by and between the Pennsylvania Department of Commerce and Borrower;

(d)           (i) the Loan Agreement, dated October 21, 2008, by and between Borrower, the Greater Wilkes-Barre Industrial Fund, Inc. and the Pennsylvania Industrial Development Authority, (ii) the Open-Ended Mortgage, effective as of October 21, 2008, between the Greater Wilkes-Barre Industrial Fund, Inc. and the Pennsylvania Industrial Development Authority, and (iii) the Amended and Restated Mortgage Subordination Agreement effective as of October 21, 2008, by and among the Greater Wilkes-Barre Industrial Fund, Inc., Borrower, the Pennsylvania Industrial Development Authority and the Commonwealth of Pennsylvania, acting by and through its Department of Community and Economic Development;

(e)           (i) the Loan Agreement, dated October 21, 2008, by and between Borrower and the Commonwealth of Pennsylvania, acting by and through its Department of Community and Economic Development, and (ii) the Security Agreement, dated October 21, 2008, by and between Borrower and the Commonwealth of Pennsylvania, acting by and through its Department of Community and Economic Development; and

(f)            the Wrightsville Notes.

1.137       “Wrightsville Fixed Assets” shall mean the Real Property owned by Borrower as of the date hereof located at 20 Elmwood Avenue, Crestwood Industrial Park, Mountaintop, Pennsylvania and the Equipment owned by Borrower located at such Real Property as of the date hereof, in each case as to such Real Property and Equipment to the extent subject to the mortgage and security interest of the Wrightsville Authority pursuant to the Wrightsville Loan Agreements as in effect on the date hereof.

1.138       “Wrightsville Notes” shall mean, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the Note, dated June 20, 1996, of the Greater Wilkes-Barre Industrial Fund, Inc. in the amount of $3,300,000 payable to the Commonwealth of Pennsylvania and assumed by Borrower pursuant to the Consent, Subordination and Assumption Agreement, dated June 20,

1996, by Borrower and the Greater Wilkes-Barre Industrial Fund, Inc. in favor of the Commonwealth of Pennsylvania; (b) the Note, dated July 2, 1996, of the Greater Wilkes-Barre Industrial Fund, Inc. in the amount of $2,000,000 payable to the order of the Pennsylvania Industrial Development Authority and assumed by Borrower pursuant to the Consent, Subordination and Assumption Agreement, effective as of July 2, 1996, by Borrower and the Greater Wilkes-Barre Industrial Fund, Inc. in favor of the Pennsylvania Industrial Development Authority; (c) the Note, dated June 20, 1996, of Borrower in the amount of $400,000 payable to the order of the Commonwealth of Pennsylvania, acting by and through the Pennsylvania Department of Commerce; (d) the Note, dated October 21, 2008, made by the Greater Wilkes-Barre Industrial Fund, Inc. and Borrower, in the amount of $1,405,831 or 40% of “Cost” (as defined therein) payable to the order of the Pennsylvania Industrial Development Authority; and (e) the Note, dated October 21, 2008, of Borrower in the amount of $1,000,000 payable to the order of the Commonwealth of Pennsylvania, acting by and through its Department of Community and Economic Development.

SECTION 2. CREDIT FACILITIES

2.1           Loans.

(a)           Subject to and upon the terms and conditions contained herein, each Lender severally (and not jointly) agrees to fund its Pro Rata Share of Loans to Borrower from time to time in amounts requested by Borrower up to the amount outstanding at any time equal to the lesser of: (i) the Borrowing Base at such time or (ii) the Maximum Credit.

(b)           Agent may, in its good faith discretion, from time to time, upon not less than ten (10) days prior notice to Borrower, reduce the lending formula(s) with respect to Eligible Inventory to the extent that Agent determines in good faith that: (i) the number of days of the turnover of the Inventory for any period has adversely changed in any material respect or (ii) the value of the Eligible Inventory, or any category thereof, has decreased in any material respect, including any decrease attributable to a change in the nature, quality or mix of the Inventory or a decline in resin prices. The amount of any decrease in the lending formulas shall have a reasonable relationship to the event, condition or circumstance which is the basis for such decrease as determined by Agent in good faith. In determining whether to reduce the lending formula(s), Agent may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts, Eligible Inventory or in establishing Reserves.

(c)           Except in Agent’s discretion, with the consent of all Lenders, or as otherwise provided herein, (i)  the aggregate principal amount of the Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit, and (ii) the aggregate principal amount of the Loans and Letter of Credit Accommodations outstanding at any time to Borrower based on the Eligible Inventory shall not exceed the Inventory Loan Limit.

(d)           In the event that the aggregate principal amount of the Loans and Letter of Credit Accommodations outstanding to Borrower exceed the Borrowing Base, or the aggregate principal amount of Loans and Letter of Credit Accommodations outstanding based on the Eligible Inventory exceed the Inventory Loan Limit, or the aggregate amount of the outstanding

Letter of Credit Accommodations exceed the sublimit for Letter of Credit Accommodations set forth in Section 2.2(e), or the aggregate amount of the Loans and Letter of Credit Accommodations outstanding exceed the Maximum Credit, such event shall not limit, waive or otherwise affect any rights of Agent or Lenders in such circumstances or on any future occasions and Borrower shall, within two (2) Business Days after written demand by Agent, which may be made at any time or from time to time, immediately repay to Agent the entire amount of any such excess(es) for which payment is demanded.

2.2           Letter of Credit Accommodations.

(a)           Subject to and upon the terms and conditions contained herein, at the request of Borrower, Agent agrees, for the ratable risk of each Lender according to its Pro Rata Share, to provide or arrange for Letter of Credit Accommodations for the account of Borrower containing terms and conditions acceptable to Agent and the issuer thereof. Any payments made by or on behalf of Agent or any Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations provided to or for the benefit of Borrower shall constitute additional Loans to Borrower pursuant to this Section 2.

(b)           In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrower shall pay to Agent, for the benefit of Lenders, (i) in the case of standby letters of credit, Borrower shall pay to Agent, for the account of Lenders, a fee at a rate equal to two and one quarter (2 ¼ %) percent per annum and in the case of documentary letters of credit, Borrower shall pay to Agent, for the account of Lenders, a fee at a rate equal to two (2%) percent per annum, on the daily outstanding balance of the Letter of Credit Accommodations, other than banker’s acceptances, for the immediately preceding month (or part thereof), (ii) an acceptance fee at a rate equal to two (2%) percent per annum on the daily outstanding balance of Letter of Credit Accommodations consisting of banker’s acceptances for the immediately preceding month (or part thereof), in each case, payable in arrears as of the first day of each succeeding month except that Agent may, and upon the written direction of Required Lenders shall, require Borrower to pay to Agent for the ratable benefit of Lenders such letter of credit fee under clause (i), at a rate of three and one-half (3 ½ %) percent per annum, and such acceptance fee under clause (ii) at a rate equal to five (5%) percent per annum in each case on the applicable daily outstanding balance for: (1) the period from and after the date of termination hereof until Agent and Lenders have received full and final payment of all Obligations (notwithstanding entry of a judgment against Borrower) and (2) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Agent in good faith. Such letter of credit fee and acceptance fees shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrower to pay such fee shall survive the termination of this Agreement.

(c)           Borrower shall give Agent two (2) Business Days’ prior written of Borrower’s request for the issuance of a Letter of Credit Accommodation. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit Accommodation requested, the effective date (which date shall be a Business Day) of issuance of such requested Letter of Credit Accommodation, whether such Letter of Credit Accommodations may be drawn in a single or in partial draws, the date on which such requested Letter of Credit Accommodation is to expire (which date shall be a Business Day), the purpose for which such Letter of Credit Accommodation is to be issued, and the beneficiary of the requested Letter of Credit Accommodation. Borrower shall attach to such notice the proposed form of the Letter of Credit Accommodation.

(d)           In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit Accommodations shall be available unless each of the following conditions precedent have been satisfied in a manner satisfactory to Agent in good faith: (i) Borrower shall have delivered to the proposed issuer of such Letter of Credit Accommodation at such times and in such manner as such proposed issuer may require, an application, in form and substance satisfactory to such proposed issuer and Agent, for the issuance of the Letter of Credit Accommodation and such other documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit Accommodation shall be satisfactory to Agent and such proposed issuer, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit Accommodation, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed issuer of such Letter of Credit Accommodation refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit Accommodation; and (iii) the Excess Availability, prior to giving effect to any Reserves with respect to such Letter of Credit Accommodations, on the date of the proposed issuance of any Letter of Credit Accommodations, shall be equal to or greater than: (A) if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory and the documents of title with respect thereto are consigned to the issuer, the sum of (1) the percentage equal to one hundred (100%) percent minus the then applicable percentage with respect to Eligible Inventory set forth in the definition of the term Borrowing Base multiplied by the Value of such Eligible Inventory, plus (2) freight, taxes, duty and other amounts which Agent estimates must be paid in connection with such Inventory upon arrival and for delivery to one of Borrower’s locations for Eligible Inventory within the United States and (B) if the proposed Letter of Credit Accommodation is for any other purpose or the documents of title are not consigned to the issuer in connection with a Letter of Credit Accommodation for the purpose of purchasing Inventory, an amount equal to one hundred (100%) percent of the face amount thereof and all other commitments and obligations made or incurred by Agent with respect thereto. Effective on the issuance of each Letter of Credit Accommodation, a Reserve shall be established in the applicable amount set forth in Section 2.2(d)(iii)(A) or Section 2.2(d)(iii)(B).

(e)           Except in Agent’s discretion, with the consent of all Lenders, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Agent or any Lender in connection therewith shall not at any time exceed $20,000,000; provided, that, the amount of all outstanding Letter of Credit Accommodations consisting of banker’s acceptances and all other commitments and obligations made or incurred in connection therewith shall not at any time exceed $5,000,000.

(f)            Borrower shall indemnify and hold Agent and Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Agent or any Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation, except for such losses, claims, damages, liabilities, costs or expenses that are a direct result of the gross negligence or wilful misconduct of Agent or any Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction. Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed Borrower’s agent. Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Borrower hereby releases and holds Agent and Lenders harmless from and against any acts, waivers, errors, delays or omissions, whether caused by Borrower, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation, except for the gross negligence or wilful misconduct of Agent or any Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. The provisions of this Section 2.2(f) shall survive the payment of Obligations and the termination  of this Agreement. In no event shall the foregoing be construed to waive or otherwise affect any rights of Borrower against the issuer or any correspondent as a result of the failure of such issuer or correspondent to pay the beneficiary under a Letter of Credit Accommodation upon a draw by such beneficiary in accordance with the terms of such Letter of Credit Accommodation.

(g)           In connection with Inventory purchased pursuant to Letter of Credit Accommodations, Borrower shall, at Agent’s request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver them to Agent and/or subject to Agent’s order, and if they shall come into Borrower’s possession, to deliver them, upon Agent’s request, to Agent in their original form. Borrower shall also, at Agent’s request, designate Agent as the consignee on all bills of lading and other negotiable and non-negotiable documents.

(h)           Borrower hereby irrevocably authorizes and directs any issuer of a Letter of Credit Accommodation to name Borrower as the account party therein and to deliver to Agent all instruments, documents and other writings and property received by issuer pursuant to the Letter of Credit Accommodations and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit Accommodations or the applications therefor. Nothing contained herein shall be deemed or construed to grant Borrower any right or authority to pledge the credit of Agent or any Lender in any manner. Agent and Lenders shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Agent or any Lender unless Agent has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Borrower shall be bound by any reasonable interpretation made in good faith by Agent, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of Borrower. Agent shall have the sole and exclusive right and authority to, and

Borrower shall not: (i) at any time an Event of Default exists or has occurred and is continuing, (A) approve or resolve any questions of non-compliance of documents, (B) give any instructions as to acceptance or rejection of any documents or goods or (C) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and (ii) at all times (provided, that, no Event of Default exists or has occurred and is continuing, Agent shall not exercise any of the following unless agreed to by or on behalf of Borrower), (A) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (B) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Agent may take such actions either in its own name or in Borrower’s name.

(i)            Any rights, remedies, duties or obligations granted or undertaken by Borrower to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by Borrower to Agent for the ratable benefit of Lenders. Any duties or obligations undertaken by Agent to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Agent in favor of any issuer or correspondent to the extent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Borrower to Agent for the ratable benefit of Lenders and to apply in all respects to Borrower.

(j)            Immediately upon the issuance or amendment of any Letter of Credit Accommodation, each Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share of the liability with respect to such Letter of Credit Accommodation (including, without limitation, all Obligations with respect thereto).

(k)           Borrower is irrevocably and unconditionally obligated, without presentment, demand or protest, to pay to Agent any amounts paid by an issuer of a Letter of Credit Accommodation with respect to such Letter of Credit Accommodation (whether through the borrowing of Loans in accordance with Section 2.2(a) or otherwise). In the event that Borrower fails to pay Agent on the date of any payment under a Letter of Credit Accommodation in an amount equal to the amount of such payment, Agent (to the extent it has actual notice thereof) shall promptly notify each Lender of the unreimbursed amount of such payment and each Lender agrees, upon one (1) Business Day’s notice, to fund to Agent the purchase of its participation in such Letter of Credit Accommodation in an amount equal to its Pro Rata Share of the unpaid amount. The obligation of each Lender to deliver to Agent an amount equal to its respective participation pursuant to the foregoing sentence is absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuance of any Event of Default, the failure to satisfy any other condition set forth in Section 4 or any other event or circumstance. If such amount is not made available by a Lender when due, Agent shall be entitled to recover such amount on demand from such Lender with interest thereon, for each day from the date such amount was due until the date such amount is paid to Agent at the interest rate then payable by Borrower in respect of Loans that are Prime Rate Loans as set forth in Section 3.1(a) hereof.

2.3           Commitments. The aggregate amount of each Lender’s Pro Rata Share of the Loans and Letter of Credit Accommodations shall not exceed the amount of such Lender’s Commitment, as the same may from time to time be amended in accordance with the provisions hereof.

2.4           Optional Reduction in Maximum Credit. At any time and from time to time after the first anniversary of the date hereof, subject to the terms and conditions contained herein, upon not less than ten (10) days’ prior written notice to Agent (which notice shall be irrevocable), Borrower may at its option reduce the amount of the Maximum Credit to an amount not less than $50,000,000; provided, that, as to any and all such reductions, each of the following conditions is satisfied: (a) in no event shall the Maximum Credit be reduced to an amount less than the sum of the then outstanding amount of the Loans and the Letter of Credit Accommodations after giving effect to any payment received on the date of such reduction; (b) any reduction shall be in an amount not less than $5,000,000 or an integral multiple thereof; (c) Borrower may only so reduce the Maximum Credit two (2) times; (d) as of the date of any such reduction and after giving effect thereto, there shall be Excess Availability; and (e) the reduction shall be effective on the date specified in the notice from Borrower to Agent of Borrower’s intention to exercise its rights under this Section, which date shall be no more than thirty (30) days after the date of the receipt by Agent of such notice.

SECTION 3.         INTEREST AND FEES

3.1           Interest.

(a)           Borrower shall pay to Agent, for the benefit of Lenders, interest on the outstanding principal amount of the Loans at the Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination  hereof shall be payable on demand.

(b)           Borrower may from time to time request Eurodollar Rate Loans or may request that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from Borrower shall specify the amount of the Eurodollar Rate Loans or the amount of the Prime Rate Loans to be converted to Eurodollar Rate Loans or the amount of the Eurodollar Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, two (2) Business Days after receipt by Agent of such a request from Borrower, such Eurodollar Rate Loans shall be made or such Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Default or Event of Default shall exist or have occurred and be continuing, (ii) no party hereto shall have sent any notice of termination  of this Agreement, (iii) Borrower shall have complied with such customary procedures as are established by Agent and specified by Agent to Borrower from time to time for requests by Borrower for Eurodollar Rate Loans, (iv) no more than four (4) Interest Periods may be in effect at any one time, (v) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $1,000,000 or an integral multiple of $500,000 in excess thereof, and (vi) Agent and each Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Agent and such Lender and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrower. Any request by or on behalf of Borrower for Eurodollar Rate Loans or to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Agent and Lenders shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Agent and Lenders had purchased such deposits to fund the Eurodollar Rate Loans.

(c)           Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Agent has received and approved a request to continue such Eurodollar Rate Loan at least two (2) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at Agent’s option, upon notice by Agent to Borrower, be subsequently converted to Prime Rate Loans in the event that this Agreement shall terminate or not be renewed. Borrower shall pay to Agent, for the benefit of Lenders, upon demand by Agent (or Agent may, at its option, charge any loan account of Borrower) any amounts required to compensate any Lender or Participant for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing. A certificate of Agent or the applicable Lender or Participant setting forth the basis for the determination of such amount necessary to compensate such Lender or Participant as aforesaid shall be delivered to Borrower and shall be presumptive evidence of such amount.

(d)           Interest shall be payable by Borrower to Agent, for the account of Lenders, monthly in arrears (or earlier as otherwise provided herein) not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by Borrower to Agent and Lenders exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

3.2           Fees.

(a)           Borrower shall pay to Agent for the account of Lenders monthly an unused line fee at a rate equal to the percentage (on a per annum basis) set forth below calculated upon the amount by which $125,000,000 exceeds the average daily principal balance of the outstanding Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any Lender (or Agent on behalf of such Lender or itself) may continue to make any Loans or any Letter of Credit Accommodations are outstanding (and including any payments by any Lender or on its behalf for the collection and enforcement of the Obligations and for the protection, preservation, maintenance or sale, disposition or other realization upon any of the Collateral and including any Special Agent Advances). Such fee shall be payable on the first day of each month in arrears. Effective as of the date hereof and as of the first (1st) day of the second month of each fiscal quarter hereof (commencing with the fiscal quarter ending on or about January 31, 2009), the percentage used for determining the unused line fee shall be as set forth below if either the Quarterly Average Excess Availability for the immediately preceding fiscal quarter is at or within the amounts indicated for such percentage or the Leverage Ratio as of the last day of the immediately preceding fiscal quarter (which ratio for this purpose shall be calculated based on the four (4) immediately preceding fiscal quarters) is at or within the levels indicated for such percentage:

Excess Availability		Leverage Ratio	Unused Line Fee Percentage
(i)	$50,000,000 or more	Less than 2.00 to 1.00	3/8%
(ii)	Greater than or equal to $25,000,000 and less than $50,000,000	Greater than 2.00 to 1.00 but equal to or less than 3.00 to 1.00	1/2%
(iii)	Greater than or equal to $10,000,000 and less than $25,000,000	Greater than 3.00 to 1.00 but equal to or less than 4.00 to 1.00	1/2%
(iv)	Less than $10,000,000	Greater than 4.00 to 1.00	1/2%

provided, that, (A) the unused line fee percentage shall be calculated and established once each fiscal quarter (B) the unused line fee percentage shall be the lower percentage set forth above based on the Quarterly Average Excess Availability or the Leverage Ratio and (C) Borrower shall not be obligated to pay the portion of any unused line fee attributable to amounts not funded by a Defaulting Letter in accordance herewith during the period of time that such Lender is a Defaulting Lender, as determined by Agent.

(b)           Borrower shall pay to Agent, for the ratable benefit of Lenders party hereto on the date hereof, the amount of $875,000 as a closing fee, which fee is fully earned as of the date hereof.

(c)           Borrower shall pay to Agent, for its own account, monthly a servicing fee in an amount equal to $5,000 in respect of the services of Agent for each month (or part thereof) while the Loan Agreement remains in effect and for so long thereafter as any Lender (or Agent on behalf of any Lender or itself) may continue to make any Loans or any Letter of Credit Accommodations are outstanding  (and including any payments by any Lender or on its behalf for the collection and enforcement of the Obligations and for the protection, preservation, maintenance or sale, disposition or other realization upon any of the Collateral and including any Special Agent Advances). Such fee shall be fully earned as of and payable in advance on the date hereof and on the first day of each month hereafter.

3.3           Changes in Laws and Increased Costs of Loans.

(a)           If after the date hereof, either (i) any change in, or in the interpretation of, any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to any Lender or any banking or financial institution from whom any  Lender borrows funds or obtains credit (a “Funding Bank”), or (ii) a Funding Bank or any Lender complies with any future guideline or request from any central bank or other Governmental Authority or (iii) a Funding Bank or any Lender determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank or any Lender complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank’s or Lender’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, and the result of any of the foregoing events described in clauses (i), (ii) or (iii) is or results in an increase in the cost to any Lender of funding or maintaining the Loans or the Letter of Credit Accommodations, then Borrower shall from time to time upon demand by Agent pay to Agent additional amounts without duplication, sufficient in the aggregate to indemnify Lenders against such increased cost on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified). Notwithstanding anything to the contrary contained in this Section 3.3(a), if any Lender fails to notify Borrower of any event that will entitle such Lender to indemnification under this Section 3.3(a) within ninety (90) days after the date such Lender obtains actual knowledge of such event, then such Lender shall not be entitled to indemnification from Borrower for such amounts arising prior to the date that is ninety (90) days before the date on which such Lender notifies Borrower of such event. A certificate as to the amount of such increased cost shall be submitted to Borrower by Agent and shall be presumptive evidence of amounts due, absent manifest error.

(b)           If prior to the first day of any Interest Period, (i) Agent shall have determined in good faith (which determination shall be conclusive and binding upon Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, (ii) Agent has received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Eurodollar Rate Loans during such Interest Period, or (iii) Dollar deposits in the principal amounts of the Eurodollar Rate Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, Agent shall give telecopy or telephonic notice thereof to Borrower and Lenders as soon as practicable thereafter, and will also give prompt written notice to Borrower when such conditions no longer exist. If such notice is given (A) any Eurodollar Rate Loans requested to be made on the first day of such Interest Period shall be made as Prime Rate Loans, (B) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Rate Loans shall be converted to or continued as Prime Rate Loans and (C) each outstanding Eurodollar Rate Loan shall be converted, on the last day of the then-current Interest Period thereof, to Prime Rate Loans. Until such notice has been withdrawn by Agent, no further Eurodollar Rate Loans shall be made or continued as such, nor shall Borrower have the right to convert Prime Rate Loans to Eurodollar Rate Loans.

(c)           Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for Agent or any Lender to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (i) Agent or such Lender shall promptly give written notice of such circumstances to Borrower and Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (ii) the commitment of such Lender hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such and convert Prime Rate Loans to Eurodollar Rate Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Rate Loans, such Lender shall then have a commitment only to make a Prime Rate Loan when a Eurodollar Rate Loan is requested and (iii) such Lender’s Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Prime Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.3(d) below.

(d)           Borrower shall indemnify Agent and each Lender and to hold Agent and each Lender harmless from any loss or expense which Agent or such Lender may sustain or incur (other than through Agent’s or such Lender’s gross negligence or wilful misconduct) as a consequence of (i) default by Borrower in making a borrowing of, conversion into or extension of Eurodollar Rate Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (ii) default by Borrower in making any prepayment of a Eurodollar Rate Loan after Borrower has given a notice thereof in accordance with the provisions of this Agreement, and (iii) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto. With respect to Eurodollar Rate Loans, such indemnification may include an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Rate Loans provided for herein over (B) the amount of interest (as reasonably determined by Agent or such Lender) which would have accrued to Agent or such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. This covenant shall survive the termination of this Agreement and the payment of the Obligations.

(e)           If Borrower is required to pay additional amounts to any Lender pursuant to Section 3.3(a) that increase the effective lending rate of such Lender with respect to its share of the Loans to greater than one-eighth (1/8%) percent in excess of the percentage of the effective lending rate of the other Lenders, then such Lender shall use reasonable efforts

(consistent with legal and regulatory restrictions) to change the jurisdiction of its lending office with respect to making Eurodollar Rate Loans so as to eliminate any such additional payment by Borrower which may thereafter accrue, if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender. In the event that any one or more Lenders, pursuant to Section 3.3(a) hereof, incur any increased costs (other than increased costs to the extent such increased costs are not a recurring cost) for which any such Lender demands compensation pursuant to Section 3.3(a) hereof which increases the effective lending rate of such Lender with respect to its share of the Loans to greater than one-eighth (1/8%) percent in excess of the percentage of the effective lending rate of the other Lenders and such Lender has not mitigated such costs within sixty (60) days after receipt by such Lender from Borrower of a written notice that such Lender’s effective lending rate has so exceeded the effective lending rate of the other Lenders, then and in any such event, Borrower may substitute another financial institution which is an Eligible Transferee acceptable to Agent for such Lender to assume the Commitment of such Lender and to purchase the Loans of such Lender hereunder, without recourse to or warranty by, or expense to, such Lender for a purchase price equal to the outstanding principal amount of the Loans owing to such Lender plus any accrued but unpaid interest on such Loans and accrued but unpaid fees and other amounts in respect of such Lender’s Commitment and share of the Loans (other than any prepayment penalty or other premiums). Upon such purchase such Lender shall no longer be a party hereto or have any rights or benefits hereunder (except for rights or benefits that such Lender would retain hereunder and under the other Financing Agreements upon payment in full of all of the Obligations) and the replacement Lender shall succeed to the rights and benefits, and shall assume the obligations, of such Lender hereunder and thereunder. Agent and Lenders shall cooperate with Borrower to amend the Financing Agreements to reflect such substitution. In no event may Borrower replace a Lender that is also Agent or an issuer of a Letter of Credit Accommodation.

SECTION 4.         CONDITIONS PRECEDENT

4.1           Conditions Precedent to Amendment and Restatement. Each of the following is a condition precedent to the effectiveness hereof:

(a)           all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be reasonably satisfactory in form and substance to Agent, and Agent shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Agent may have requested in connection therewith, such documents where requested by Agent or its counsel to be certified by appropriate corporate officers or Governmental Authority (and including a copy of the certificate of incorporation of Borrower certified by the Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete corporate name of Borrower as is set forth herein and such document as shall set forth the organizational identification number of Borrower, if one is issued in its jurisdiction of incorporation);

(b)           no Material Adverse Effect shall have occurred since December 31, 2007;

(c)           Agent shall have received, in form and substance satisfactory to Agent in good faith, all consents, waivers, acknowledgments and other agreements from third persons which Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, Collateral Access Agreements by owners and lessors of leased premises of Borrower and by processors and warehouses at which Collateral is located, except, in the case of Collateral Access Agreements or Deposit Account Control Agreements, to the extent Agent may have agreed with Borrower in writing that the foregoing may be so delivered by Borrower after the date hereof;

(d)           no court of competent jurisdiction shall have issued any injunction, restraining order or other order with respect to the Sale Order which otherwise prohibits the consummation of the transactions described in the Sale Order, the Atlantis Purchase Agreement or the Financing Agreements or modifies such transactions, and no governmental or other action or proceeding shall have been commenced, seeking any injunction, restraining order or other order which seeks to void or otherwise modify the transactions described in the Sale Order, the Atlantis Purchase Agreement, or the Financing Agreements;

(e)           Agent shall have received a certified copy of the Sale Order, as duly entered by the Bankruptcy Court and the time within which any Person may contest or appeal from the Sale Order shall have expired, without such contest or appeal having been taken (or if any contest or appeal shall have been taken from such Sale Order, the contest for appeal shall have been finally disposed of, and the same shall not be subject to any further appeal or contest) and the Sale Order shall, inter alia, (i) contain a finding that Borrower is a good faith purchaser for value of the assets of Atlantis Plastic constituting the Atlantis Plastic Assets under the Atlantis Purchase Agreement within the meaning of Section 363(m) of the Bankruptcy Code, (ii) authorize Atlantis Plastic to sell the Atlantis Plastic Assets to Borrower, free and clear of any security interests, liens, claims or encumbrances and to execute, deliver and perform the terms and provisions of the Atlantis Purchase Agreement, and (iii) authorize Borrower (and Borrower hereby authorizes Agent) for purposes of the Uniform Commercial Code of all applicable states of Agent to file termination statements with respect to any of the Atlantis Plastic Assets;

(f)            the Excess Availability as determined by Agent, as of the date hereof, shall be not less than $30,000,000 after provision for payment of all fees and expenses of the transactions contemplated hereby;

(g)           without limitation upon the proviso set forth in clause (c) above as to deposit accounts not subject to Deposit Account Control Agreements, Agent shall have received evidence, in form and substance satisfactory to Agent, that Agent has a valid perfected first priority security interest in all of the Collateral, other than motor vehicles (except as to the priority of the security interest of Agent, as may be otherwise permitted under Section 9.8 hereof);

(h)           Agent shall have received and reviewed lien search results for the jurisdiction of incorporation of Borrower, and judgment search results in such jurisdiction and the jurisdiction of the chief executive office of Borrower, which search results shall be in form and substance satisfactory to Agent (it being understood that a search result shall not be unsatisfactory to Agent because it indicates a lien otherwise permitted hereunder); and

(i)            Agent shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel for Borrower, in substantially the form of Exhibit E hereto.

4.2           Conditions Precedent to All Loans and Letter of Credit Accommodations. Each of the following is an additional condition precedent to the Loans and/or providing Letter of Credit Accommodations to Borrower, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:

(a)           all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

(b)           no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or to the best of the knowledge of Borrower or to the actual knowledge of Agent, threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans or providing the Letter of Credit Accommodations, or (B) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements or (ii) has or has a reasonable likelihood of having a Material Adverse Effect; and

(c)           no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.

SECTION 5.         GRANT AND PERFECTION OF SECURITY INTEREST

5.1           Grant of Security Interest. To secure payment and performance of all Obligations, Borrower hereby grants to Agent, for itself and the ratable benefit of Lenders, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Agent, for itself and the ratable benefit of Lenders, as security, and hereby confirms, reaffirms and restates the prior grant thereof for itself and the Lenders pursuant to the Existing Agreement, all personal and real property and fixtures, and interests in property and fixtures of Borrower, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Agent or any Lender, collectively, the “Collateral”):

(a)           all Accounts;

(b)           all general intangibles, including, without limitation, all Intellectual Property;

(c)           all goods, including, without limitation, Inventory and Equipment;

(d)           all Real Property and fixtures;

(e)           all chattel paper, including, without limitation, all tangible and electronic chattel paper;

(f)            all instruments, including, without limitation, all promissory notes;

(g)           all documents;

(h)           all deposit accounts;

(i)            all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;

(j)            all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(k)           all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (ii) monies, credit balances, deposits and other property of Borrower now or hereafter held or received by or in transit to Agent, any Lender or its Affiliates or at any other depository or other institution from or for the account of Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(l)            all commercial tort claims, including, without limitation, those identified in the Information Certificate;

(m)          to the extent not otherwise described above, all Receivables;

(n)           all Records; and

(o)           all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

5.2           Excluded Property. Notwithstanding anything to the contrary set forth in Section 5.1 above, the types or items of Collateral described in such Section shall not include:

(a)           any rights or interests in any contract, lease, permit, license, charter or license agreement covering real or personal property, as such, if under the terms of such contract,

lease, permit, license, charter or license agreement, or applicable law with respect thereto, the valid grant of a security interest or lien therein to Agent is prohibited and such prohibition has not been or is not waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived; provided, that, the foregoing exclusion shall in no way be construed (i) to apply if any such prohibition is unenforceable under Sections 9-406, 9-407 or 9-408 of the UCC or other applicable law or (ii) so as to limit, impair or otherwise affect Agent’s unconditional continuing security interests in and liens upon any rights or interests of Borrower in or to monies due or to become due under any such contract, lease, permit, license, charter or license agreement (including any Receivables);

(b)           any Equipment acquired after the Initial Closing Date which is subject to a purchase money lien or purchase money security interest (including Capital Leases) permitted under Section 9.8 hereof if: (i) the valid grant of a security interest or lien to Agent in such item of Equipment is prohibited by the terms of the agreement between Borrower and the holder of such purchase money lien or security interest or under applicable law and such prohibition has not been or is not waived, or the consent of the holder of the purchase money mortgage or other purchase money lien or security interest has not been or is not otherwise obtained, or under applicable law such prohibition cannot be waived and (ii) the purchase money lien or security interest on such item of Equipment is or shall become valid and perfected;

(c)           the Capital Stock of the Foreign Subsidiaries in excess of sixty-six (66%) percent of all of the issued and outstanding shares of Capital Stock of such Subsidiary, provided, that, for purposes of the laws of Australia and any State thereof, Section 5.1 shall not be deemed to grant a security interest in any of the shares of Capital Stock of AEP Industries (Australia) Pty Ltd. to the extent such shares are subject to the pledge and security interest of Agent pursuant to the Pledge and Security Agreement by Borrower in favor of Agent with respect thereto (and if for any reason this Agreement were deemed to create a security interest in any of such shares of AEP Industries (Australia) Pty Ltd. as result of such shares not being subject to the Pledge and Security Agreement, then the amount of the Obligations secured by the shares will be limited to the Limitation Amount, as such term is defined in the Pledge and Security Agreement by Borrower with respect thereto);

(d)           the Wrightsville Fixed Assets;

(e)           the Atlantis Real Property; provided, that, with respect to any Atlantis Real Property that is not the subject of a binding letter of intent for the purchase thereof within 180 days after the Atlantis Plastic Closing, Borrower shall grant a mortgage thereon in favor of Agent (and such Atlantis Real Property shall thereafter constitute Collateral) promptly after the expiration of such period (or promptly after 90 days following such 180-day period if a sale has not been consummated pursuant to a binding letter of intent). Such mortgage shall be granted pursuant to documentation reasonably satisfactory in form and substance to Agent and Borrower and Borrower shall take such actions and execute and/or deliver to Agent such documents as Agent shall reasonably require to confirm the validity and perfection of any such mortgage; provided, that, opinions of counsel with respect to such mortgage shall not be required; and

(f)            the accounts in which the Deposit Escrow Funds and the Working Capital Escrow Funds (each as defined in the Atlantis Purchase Agreement) are held in escrow pursuant to the terms of the Atlantis Purchase Agreement (collectively, the “Atlantis Escrow Accounts”).

5.3           Release of Capital Stock of Foreign Subsidiaries.

(a)           At any time after the satisfaction of each of the conditions set forth in Section 5.3(b) below with respect to a Foreign Subsidiary (other than any Subsidiary organized or incorporated under the laws of Canada, France or Spain or any jurisdiction therein or which has substantially all of its assets in Canada, France or Spain), Agent shall upon the written request of Borrower received within ten (10) Business Days’ of the satisfaction of all of such conditions, at the expense of Borrower, execute and deliver to Borrower, in form and substance satisfactory to Agent and Borrower, a written release of the security interest of Agent in the Capital Stock of such Subsidiary, such release to only be effective upon the satisfaction of each of the conditions in Section 5.3(b) with respect thereto.

(b)           Agent shall only be required to so execute and deliver such written release with respect to its security interest in the Capital Stock of a Foreign Subsidiary (other than any Subsidiary organized or incorporated under the laws of Canada, France or Spain or any jurisdiction therein or which has substantially all of its assets in Canada, France or Spain) if each of the following conditions with respect to such Foreign Subsidiary is satisfied as determined by Agent:  (i) such Subsidiary shall have received not less than the US Dollar Equivalent of $2,000,000 in immediately available funds from a financial institution that is not an Affiliate of Borrower as proceeds of a loan or loans (net of any repayments thereof), the proceeds of which are to be used for the general corporate purposes of such Subsidiary and are made pursuant to a credit facility entered into by such Subsidiary after the date hereof where the financial institution has committed to make loans to such Subsidiary, subject to the terms and conditions set forth in the applicable documentation with respect to such credit facility, (ii) the Indebtedness of such Subsidiary arising pursuant to such loan or loans shall be permitted under Section 9.9(f) hereof, (iii) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention of such Subsidiary to obtain such loan or loans, which notice shall reasonably specify the Subsidiary which is obtaining such loan or loans, the financial institution which is to provide such loan or loans, the interest rate, the fees, the term, the amortization of the Indebtedness pursuant thereto (if any), and such other terms and conditions with respect thereto as Agent may reasonably specify, (iv) Borrower shall have delivered, or caused to be delivered, to Agent written evidence from the financial institution providing such loan or loans that the conditions to such financial institution providing such loan or loans include the requirement that Agent release its security interest in any Capital Stock of such Subsidiary, and (v)  no Event of Default shall exist or have occurred and is continuing.

5.4           Perfection of Security Interests.

(a)           Borrower irrevocably and unconditionally authorizes Agent (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Agent or its designee as the secured party and Borrower as debtor, as Agent may require, and including any other information with respect to Borrower or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as Agent may determine in good faith, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Borrower hereby ratifies and approves all financing statements naming Agent or its designee as secured party and Borrower, as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Agent prior to the date hereof and ratifies and confirms the authorization of Agent to file such financing statements (and amendments, if any). Borrower hereby authorizes Agent to adopt on behalf of Borrower any symbol required for authenticating any electronic filing. Borrower hereby authorizes the Agent to use collateral descriptions such as “all personal property” or “all assets”, in each case “whether now owned or hereafter acquired”, words of similar import or any other description the Agent, in its sole discretion, so chooses in any such financing statements. In the event that the description of the collateral in any financing statement naming Agent or its designee as the secured party and Borrower as debtor includes assets and properties of Borrower that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by Borrower or to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral, provided, that, in such event, upon Borrower’s written request and at Borrower’s expense, Agent shall file such amendments to its financing statements to change the assets described therein so as to constitute the Collateral. In no event shall Borrower at any time file, or permit or cause to be filed,  any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Agent or its designee as secured party and Borrower as debtor so long as this Agreement has not been terminated or all of the Obligations have not been paid and satisfied in full in immediately available funds.

(b)           Borrower does not have any chattel paper (whether tangible or electronic) or instruments as of the date hereof in each case evidencing a monetary obligation in excess of $100,000 in any one case or in the aggregate in excess of $250,000, except as set forth in the Information Certificate. In the event that Borrower shall be entitled to or shall receive any chattel paper or instrument after the date hereof, Borrower shall promptly notify Agent thereof in writing. Promptly upon the receipt thereof by or on behalf of Borrower (including by any agent or representative), Borrower shall deliver, or cause to be delivered to Agent, all tangible chattel paper and instruments that Borrower has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify, in each case except as Agent may otherwise agree, provided, that, unless and until a Default or Event of Default shall exist or have occurred and for so long as the same is continuing, Borrower shall not be required to deliver to Agent any tangible chattel paper or instruments until the aggregate amount of the monetary obligations evidenced thereby exceed $250,000. At Agent’s option, Borrower shall, or Agent may at any time on behalf of Borrower, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to Agent with the following legend referring to chattel paper or instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of Wachovia Bank, National Association, as Agent and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.”

(c)           In the event that Borrower shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), Borrower shall promptly notify Agent thereof in writing. Promptly upon Agent’s request, Borrower shall take, or cause to be taken, such actions as Agent may request to give Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

(d)           Borrower does not have any deposit accounts as of the date hereof, except as set forth in the Information Certificate. Borrower shall not, directly or indirectly, after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied:  (i) Agent shall have received not less than five (5) Business Days prior written notice of the intention of Borrower to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom Borrower is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall be acceptable to Agent, and (iii) on or before the opening of such deposit account, Borrower shall as Agent may specify either (A) deliver to Agent a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by Borrower and the bank at which such deposit account is opened and maintained or (B) arrange for Agent to become the customer of the bank with respect to the deposit account on terms and conditions acceptable to Agent, except, that, Borrower shall not be required to comply with clauses (i), (ii) or (iii) of this subsection (d) as to any deposit account which at all times has less than $25,000 so long as the aggregate amount of all deposits in all such accounts is less than $100,000 and no Default or Event of Default shall exist or have occurred and be continuing. The terms of this subsection (d) shall not apply to the Atlantis Escrow Accounts or any deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s salaried employees.

(e)           Borrower does not own or hold, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or have any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in the Information Certificate.

(i)            Subject to Section 5.2(c) hereof,  in the event that Borrower shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities, upon Agent’s request, Borrower shall promptly endorse, assign and deliver the same to Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify. Subject to Section 5.2(c) hereof, any securities, now or hereafter acquired by Borrower are uncertificated and are issued to Borrower or its nominee directly by the issuer thereof, Borrower shall immediately notify Agent thereof and shall as Agent may specify, either (A) cause the issuer to agree to comply with instructions from Agent as to such securities, without further consent of Borrower or such nominee, or (B) arrange for Agent to become the registered owner of the securities.

(ii)           Borrower shall not, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied:  (A) Agent shall have received not less than five (5) Business Days prior written notice of the intention of Borrower to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom Borrower is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be acceptable to Agent, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, Borrower shall as Agent may specify either (1) execute and deliver, and cause to be executed and delivered to Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by Borrower and such securities intermediary or commodity intermediary or (2) arrange for Agent to become the entitlement holder with respect to such investment property on terms and conditions acceptable to Agent.

(f)            Borrower is not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the date hereof, except as set forth in the Information Certificate. In the event that Borrower shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument having a face amount in excess of $30,000 in any one case or $75,000 in the aggregate, whether as beneficiary thereof or otherwise after the date hereof, Borrower shall promptly notify Agent thereof in writing. Upon Agent’s request, Borrower shall immediately, as Agent may specify, either (i) deliver, or cause to be delivered to Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance satisfactory to Agent, consenting to the assignment of the proceeds of the letter of credit to Agent by Borrower and agreeing to make all payments thereon directly to Agent or as Agent may otherwise direct or (ii) cause Agent to become, at Borrower’s expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be) to the extent permitted under the letter of credit, banker’s acceptance or similar instrument, provided, that, upon Agent’s request, Borrower shall use its best efforts (but without having to pay more than the customary fees of the applicable bank) to have such letter of credit, banker’s acceptance or similar instrument be transferable

(g)           Borrower does not have any commercial tort claims as of the date hereof, except as set forth in the Information Certificate. In the event that Borrower shall at any time after the date hereof have any commercial tort claims, Borrower shall promptly notify Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by Borrower to Agent of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by Borrower to Agent shall be deemed to constitute such grant to Agent. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Agent provided in Section 5.4(a) hereof or otherwise arising by the execution by Borrower of this Agreement or any of the other Financing Agreements, Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Agent or its designee as secured party and Borrower as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, Borrower shall promptly upon Agent’s request, execute and deliver, or cause to be executed and delivered,  to Agent such other agreements, documents and instruments as Agent may require in connection with such commercial tort claim.

(h)           Borrower does not have any goods, documents of title or other Collateral in the custody, control or possession of a third party as of the date hereof, except (i) as set forth in the Information Certificate, (ii) for goods located in the United States of America in transit to a location of Borrower permitted herein in the ordinary course of business of Borrower in the possession of the carrier transporting such goods or (iii) as otherwise permitted pursuant to Section 9.2 hereof.. In the event that any goods, documents of title or other Collateral are at any time after the date hereof in the custody, control or possession of any other person not referred to in the Information Certificate or such carriers, Borrower shall promptly notify Agent thereof in writing. Promptly upon Agent’s request, Borrower shall deliver to Agent a Collateral Access Agreement duly authorized, executed and delivered by such person and Borrower, provided, that, Borrower shall not be required to deliver a Collateral Access Agreement from public warehouses that may from time to time be in possession of Inventory so long as (A) no Default or Event of Default shall exist or have occurred and be continuing, and (B) the aggregate value of all Inventory at such warehouses is less than $250,000.

(i)            Borrower shall take any other actions reasonably requested by Agent in good faith from time to time to cause the attachment, perfection and first priority of, and the ability of Agent to enforce, the security interest of Agent in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that Borrower’s signature thereon is required therefor, (ii) causing Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral; provided, that, any such notation shall not be required under this Agreement on any certificate of title for any motor vehicle with a fair market value of less than $25,000, (iii) complying with any provision of any statute, regulation or treaty of the United States of America as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iv) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.

5.5           Dutch Collateral. As to any of the Financing Agreements that are governed by the laws of the Netherlands, and to the extent that Agent is granted a security interest in any shares of Capital Stock of the Subsidiary of Borrower organized under the laws of the Netherlands, such Financing Agreements and the grant of such security interest, shall be deemed in favor of Agent acting in its own name and on behalf of itself and not as an agent or representative of any Lender (the Agent acting in its individual capacity for this purpose, being referred to herein as the “Security Trustee”). Borrower and each other Obligor hereby covenants and agrees that for the purpose of Dutch law security rights, the Obligations are an obligation and liability of Borrower to the Security Trustee separate and independent from, and without prejudice to, the Obligations. The Financing Agreements that are governed by Dutch law or any of the Collateral governed by Dutch law shall be entered into by the Security Trustee to secure this separate obligation. In the event of foreclosure of the Dutch security rights, the Security Trustee shall apply the proceeds of such foreclosure, after deduction of all reasonable costs related to such foreclosure, as if these proceeds were received by the Security Trustee in its capacity as Agent. The Obligations shall be reduced by any of the proceeds of such foreclosure which are so applied.

SECTION 6.         COLLECTION AND ADMINISTRATION

6.1           Borrower’s Loan Accounts. Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of Borrower and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Agent’s customary practices as in effect from time to time.

6.2           Statements. Agent shall render to Borrower each month a statement setting forth the balance in the Borrower’s loan account(s) maintained by Agent for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered presumptively correct and deemed accepted by Borrower and binding upon Borrower as an account stated except to the extent that Agent receives a written notice from Borrower of any specific exceptions of Borrower thereto within forty-five (45) days after the date such statement has been received by Borrower. Until such time as Agent shall have rendered to Borrower a written statement as provided above, the balance in Borrower’s loan account(s) shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower.

6.3           Collection of Accounts.

(a)           Borrower shall establish and maintain, at its expense, blocked accounts or lockboxes and related blocked accounts (in either case, “Blocked Accounts”), as Agent may specify, with such banks as are selected by Borrower and reasonably acceptable to Agent into which Borrower shall promptly deposit and direct all account debtors to directly remit all payments on Receivables and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. Borrower shall deliver, or cause to be delivered to Agent a Depository Account Control

Agreement duly authorized, executed and delivered by each bank where a Blocked Account is maintained as provided in Section 5.2 hereof or at any time and from time to time Agent may become the bank’s customer with respect to any of the Blocked Accounts and promptly upon Agent’s request, Borrower shall execute and deliver such agreements and documents as Agent may require in connection therewith. Agent shall instruct the depository banks at which the Blocked Accounts are maintained to transfer the funds on deposit in the Blocked Accounts to such operating bank account of Borrower as Borrower may specify in writing to Agent until such time as Agent shall notify the depository bank otherwise. Without limiting any other rights or remedies of Agent or Lenders, Agent shall instruct the depository banks at which the Blocked Accounts are maintained to transfer all available funds received or deposited into the Blocked Accounts to the Agent Payment Account at any time that either: (i) an Event of Default shall exist or have occurred and be continuing, or (ii) Excess Availability is less than $15,000,000. Agent shall send to Borrower a copy of any such written instruction sent by Agent to the depository bank promptly thereafter. In the event that at any time after Agent has instructed such depository banks to transfer such funds to the Payment Account, each of the conditions set forth in clauses (i) and (ii) above do not exist or have not occurred and are not continuing for a period of thirty (30) consecutive days, upon Borrower’s written request received by Agent within five (5) Business Days after the end of such thirty (30) day period, Agent shall instruct such depository banks to transfer the funds on deposit in such accounts to such operating deposit account of Borrower as Borrower may specify in writing to Agent until such time as Agent is entitled to notify and shall notify the depository bank otherwise as provided above (the period during which funds received or deposited into the Blocked Accounts are required pursuant to this Section 6.3(a) to be transferred to the Agent Payment Account being herein referred to as the “Cash Dominion Period”). Borrower agrees that all payments made to such Blocked Accounts or other funds received and collected by Agent or any Lender, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise, in each case during a Cash Dominion Period, shall be treated as payments to Agent and Lenders in respect of the Obligations and therefore shall constitute the property of Agent and Lenders to the extent of the then outstanding Obligations.

(b)           For purposes of calculating the amount of the Loans available to Borrower, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Agent of immediately available funds in the Agent Payment Account provided such payments and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit Borrower’s loan account on such day, and if not, then on the next Business Day.

(c)           Borrower and its shareholders, directors, employees, agents and Subsidiaries or other Affiliates shall, acting as trustee for Agent, receive, as the property of Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Agent. In no event shall the same be commingled with Borrower’s own funds. Borrower agrees to reimburse Agent on demand for any amounts owed or paid to any bank at which a Blocked Account or any other deposit account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Agent’s payments to or indemnification of such bank or person. The obligations of Borrower to reimburse Agent for such amounts pursuant to this Section 6.3 shall survive the termination of this Agreement.

6.4           Payments.

(a)           All Obligations shall be payable to the Agent Payment Account as provided in Section 6.3 or such other place as Agent may designate from time to time. Agent shall apply payments received or collected from Borrower or for the account of Borrower (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to pay any fees, indemnities or expense reimbursements then due to Agent and Lenders from Borrower; second, to pay interest due in respect of any Loans; third, to pay principal due in respect of the Loans; fourth, to pay or prepay any other Obligations whether or not then due, in such order and manner as Agent determines, provided, that, (i) all such payments shall be applied to Prime Rate Loans before being applied to Eurodollar Rate Loans and (ii) unless so requested by Borrower, or unless an Event of Default shall exist or have occurred and be continuing, Agent and Lenders shall not apply any payments which it receives to any Eurodollar Rate Loans, other than on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans. Notwithstanding anything to the contrary contained herein, to the extent that there may be any limits on the amount of the Obligations secured by any specific Collateral, all payments in respect of the Obligations shall be deemed applied first to the portion of the Obligations in excess of the such limits. Any payments received by Agent which are not applied to the Obligations shall be held as cash collateral for the Obligations. Such cash collateral shall constitute part of the Collateral. Such cash collateral shall be held by Agent in an account designated by Agent for such purposes in its books and records and may be commingled with Agent’s own funds. Borrower shall receive a credit on a monthly basis to its loan account maintained by Agent on the funds so held by Agent at a rate equal to three and one-half (3 1/2%) percent per annum less than the Prime Rate (adjusted effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs) as calculated by Agent. So long as no Default or Event of Default shall exist or have occurred and be continuing and there is Excess Availability, amounts received by Agent from Borrower pursuant to the foregoing which are not applied to the Obligations or are not held as cash collateral pursuant to the terms hereof shall, upon the request of Borrower received by Agent on or before 12:00 noon New York City time on any Business Day, be remitted to Borrower. To the extent Borrower uses any proceeds of the Loans or Letter of Credit Accommodations to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first to the Obligations arising from Loans and Letter of Credit Accommodations that were not used for such purposes and second to the Obligations arising from Loans and Letter of Credit Accommodations the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which Borrower acquired such rights in or the use of such Collateral.

(b)           At Agent’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrower. Borrower shall make all payments to Agent and Lenders on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent or such Lender. Borrower shall be liable to pay to Agent, and does hereby indemnify and hold Agent and Lenders harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4(b) shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination of this Agreement.

6.5           Taxes.

(a)           Any and all payments by or on behalf of Borrower hereunder and under any other Financing Agreement shall be made, in accordance with Section 6.4, free and clear of and without deduction for any and all Taxes, excluding (i) income taxes imposed on the net income of any Lender (or any transferee or assignee of such Lender, including any Participant, any such transferee or assignee being referred to as a “Transferee”) and (ii) franchise or similar taxes imposed on or determined by reference to the net income of any Lender (or Transferee), in each case by the United States of America or by the jurisdiction under the laws of which such Lender (or Transferee) (A) is organized or any political subdivision thereof or (B) has its applicable lending office located. In addition, Borrower agrees to pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.

(b)           If Borrower shall be required by law to deduct or withhold in respect of any Taxes or Other Taxes from or in respect of any sum payable hereunder to Agent or any Lender, then:

(i)            the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Lender (or Agent on behalf of such Lender or itself, as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(ii)           Borrower shall make such deductions and withholdings;

(iii)          Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(iv)          to the extent not paid to Agent and Lenders pursuant to clause (i) above, Borrower shall also pay to Agent or any Lender, at the time interest is paid, all additional amounts which Agent or any Lender specifies as necessary to preserve the after-tax yield such Lender would have received if such Taxes or Other Taxes had not been imposed.

(c)           Within thirty (30) days after the date of any payment by Borrower of Taxes or Other Taxes, upon Agent’s request, Borrower shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to Agent.

(d)           Borrower will indemnify Agent and each Lender (or Transferee) for the full amount of Taxes and Other Taxes paid by Agent or such Lender (or Transferee, as the case may be). If Agent or such Lender (or Transferee) receives a refund in respect of any Taxes or Other Taxes for which Lender (or Transferee) has received payment from Borrower hereunder, so long as no Event of Default shall exist or have occurred and be continuing, Agent or such Lender (as the case may be) shall credit to the loan account of Borrower the amount of such refund plus any interest received (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 6.5 with respect to the Taxes or Other Taxes giving rise to such refund). If a Lender (or any Transferee) claims a tax credit in respect of any Taxes for which it has been indemnified by Borrower pursuant to this Section 6.5, such Lender will apply the amount of the actual dollar benefit received by such Lender as a result thereof, as reasonably calculated by such Lender and net of all expenses related thereto, to the Loans made by such Lender. If Taxes or Other Taxes were not correctly or legally asserted, Agent or such Lender shall, upon Borrower’s request and at Borrower’s expense, provide such documents to Borrower in form and substance satisfactory to Agent, as Borrower may reasonably request, to enable Borrower to contest such Taxes or Other Taxes pursuant to appropriate proceedings then available to Borrower (so long as providing such documents shall not, in the good faith determination of Agent or the Lender, have a reasonable likelihood of resulting in any liability of Agent or such Lender).

(e)           In the event any Transferee is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a “Non-U.S. Lender”) such Non-U.S. Lender shall deliver to Borrower two (2) copies of either United States Internal Revenue Service Form 1001 or Form 4224, or, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a ten (10%) percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of Borrower and is not a controlled foreign corporation related to Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. Federal withholding tax on payments by Borrower under this Agreement and the other Financing Agreements. Such forms shall be delivered by any Transferee that is a Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a Participant, on or before the date such Participant becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, a Non-U.S. Lender shall upon written notice from Borrower promptly deliver such new forms as are required by the Code or the regulations issued thereunder to claim exemption from, or reduction in the rate of, U.S. Federal withholding tax upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Notwithstanding any other provision of this Section 6.5(e), a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 6.5(e) that such Non-U.S. Lender is not legally able to deliver.

(f)            Borrower shall not be required to indemnify any Non-U.S. Lender or to pay any additional amounts to any Non-U.S. Lender in respect of United States Federal withholding tax pursuant to subsections (a) or (d) above to the extent that the (i) the obligation to withhold amounts with respect to United States Federal withholding tax was applicable on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a Participant, on the date such Participant became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan; provided, that, this subsection (f) shall not apply (A) to any Transferee or New Lending Office that becomes a Transferee or New Lending Office as a result of an assignment, participation, transfer or designation made at the request or with the approval of Borrower and (B) to the extent the indemnity payment or additional amounts any Transferee, acting through a New Lending Office, would be entitled to receive (without regard to this subsection (f)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Transferee making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of subsection (e) above.

6.6           Authorization to Make Loans. Agent and Lenders are authorized to make the Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be a person set forth on Schedule 6.6 hereto (or any other person specified in writing by anyone set forth on Schedule 6.6 hereto) or, at the discretion of Agent, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Loan. Subject to the terms and conditions contained herein, including the conditions precedent set forth in Section 4.1 and 4.2 hereof, and the limitations set forth in Section 2.1 hereof, Prime Rate Loans will be made in accordance with the terms hereof on the same day Agent receives the request therefor, if such request is received by Agent prior to 12:00 noon New York City time on a Business Day. Requests received after 12:00 noon New York City time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrower when deposited to the credit of Borrower or otherwise disbursed or established in accordance with the instructions of Borrower in accordance with the terms and conditions of this Agreement.

6.7           Use of Proceeds. All Loans made or Letter of Credit Accommodations provided to or for the benefit of Borrower pursuant to the provisions hereof shall be used by Borrower only for general operating, working capital and other proper corporate purposes of Borrower not otherwise prohibited by the terms hereof, including, without limitation, the acquisition of the Atlantis Plastic Assets. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board, as amended, in violation of such Regulation U.

6.8           Pro Rata Treatment. Except to the extent otherwise provided in this Agreement:  (a) the making and conversion of Loans shall be made among the Lenders based on their respective Pro Rata Shares as to the Loans and (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.

6.9           Sharing of Payments, Etc.

(a)           Borrower agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim Agent or any Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agent and Lenders, to the provisions of Section 12.3(b) hereof), to offset balances held by it for the account of Borrower at any of its offices, in US Dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to Borrower), in which case it shall promptly notify Borrower and Agent thereof; provided, that, such Lender’s failure to give such notice shall not affect the validity thereof.

(b)           If any Lender (including Agent) shall obtain from Borrower payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any of the other Financing Agreements through the exercise of any right of setoff, banker’s lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by Borrower to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders. To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c)           Borrower agrees that any Lender purchasing a participation (or direct interest) as provided in Section 6.9(b) may exercise, in a manner consistent with this Section, all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d)           Nothing contained herein shall require any Lender to exercise any right of setoff, banker’s lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of Borrower. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

6.10         Settlement Procedures.

(a)           In order to administer the Credit Facility in an efficient manner and to minimize the transfer of funds between Agent and Lenders, Agent may, at its option, subject to the terms of this Section, make available, on behalf of Lenders, the full amount of the Loans requested or charged to Borrower’s loan account(s) or otherwise to be advanced by Lenders pursuant to the terms hereof, without requirement of prior notice to Lenders of the proposed Loans.

(b)           With respect to all Loans made by Agent on behalf of Lenders as provided in this Section, the amount of each Lender’s Pro Rata Share of the outstanding Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Loans as of 5:00 p.m. New York time on the Business Day immediately preceding the date of each settlement computation; provided, that, Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly, but in no event more than twice in any week. Agent shall deliver to each of the Lenders after the end of each week, or at such lesser period or periods as Agent shall determine, a summary statement of the amount of outstanding Loans for such period (such week or lesser period or periods being hereinafter referred to as a “Settlement Period”). If the summary statement is sent by Agent and received by a Lender prior to 12:00 p.m. New York time, then such Lender shall make the settlement transfer described in this Section by no later than 3:00 p.m. New York City time on the same Business Day and if received by a Lender after 12:00 p.m. New York City time, then such Lender shall make the settlement transfer by not later than 3:00 p.m. New York City time on the next Business Day following the date of receipt. If, as of the end of any Settlement Period, the amount of a Lender’s Pro Rata Share of the outstanding Loans is more than such Lender’s Pro Rata Share of the outstanding Loans as of the end of the previous Settlement Period, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of the increase. Alternatively, if the amount of a Lender’s Pro Rata Share of the outstanding Loans in any Settlement Period is less than the amount of such Lender’s Pro Rata Share of the outstanding Loans for the previous Settlement Period, Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of the decrease. The obligation of each of the Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by Agent. Agent and each Lender agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rata Share of the outstanding Loans and Letter of Credit Accommodations. Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans to the extent such Loans have been funded by such Lender. Because the Agent on behalf of Lenders may be advancing and/or may be repaid Loans prior to the time when Lenders will actually advance and/or be repaid such Loans, interest with respect to Loans shall be allocated by Agent in accordance with the amount of Loans actually advanced by and repaid to each Lender and the Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Loans are either repaid by Borrower or actually settled with the applicable Lender as described in this Section.

(c)           To the extent that Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Loans by Borrower, Agent may apply such amounts repaid directly to any amounts made available by Agent pursuant to this Section. In lieu of weekly or more frequent settlements, Agent may, at its option, at any time require each Lender to provide Agent with immediately available funds representing its Pro Rata Share of each Loan, prior to Agent’s disbursement of such Loan to Borrower. In such event, all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in the other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in the other Lender’s obligation to make a Loan hereunder.

(d)           Upon the making of any Loan by Agent as provided herein, without further action by any party hereto, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Agent, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share in such Loan. To the extent that there is no settlement in accordance with the terms hereof, Agent may at any time require the Lenders to fund their participations. From and after the date, if any, on which any Lender has funded its participation in any such Loan, Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest received by Agent in respect of such Loan

(e)           If Agent is not funding a particular Loan to Borrower pursuant to Sections 6.10(a) and 6.10(b) above on any day, but is requiring each Lender to provide Agent with immediately available funds on the date of such Loan as provided in Section 6.10(c) above, Agent may assume that each Lender will make available to Agent such Lender’s Pro Rata Share of the Loan requested or otherwise made on such day and Agent may, in its discretion, but shall not be obligated to, cause a corresponding amount to be made available to or for the benefit of Borrower on such day. If Agent makes such corresponding amount available to Borrower and such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans. During the period in which such Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the amount so advanced by Agent to or for the benefit of Borrower shall, for all purposes hereof, be a Loan made by Agent for its own account. Upon any such failure by a Lender to pay Agent, Agent shall promptly thereafter notify Borrower of such failure and Borrower shall pay such corresponding amount to Agent for its own account within five (5) Business Days of Borrower’s receipt of such notice. A Lender that (i) has failed to fund any portion of Loans as required hereunder within one (1) Business Day of the date required to be funded by it hereunder, (ii) has otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, or (iii) any Lender that has become insolvent or subject to bankruptcy or a similar proceeding, shall be a “Defaulting Lender”.

(f)            Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). For purposes of voting or consenting to matters with respect to this Agreement and the other Financing Agreements and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero (0).

All amounts otherwise payable in respect of the Pro Rata Share of principal to a Defaulting Lender shall instead be paid to the other Lenders based on their Pro Rata Shares calculated after giving effect to the reduction of the Defaulting Lender’s Commitment to zero as provided herein or at Agent’s option may instead be paid to and retained by Agent. To the extent that Agent elects to receive and retain such amounts, Agent may hold them and, in its reasonable discretion, relend such amounts to a Borrower. To the extent that Agent exercises its option to relend such amounts, such amounts shall be treated as Loans for the account of Agent in addition to the Loans that are made by the Lenders other than Defaulting Lenders based on their Pro Rata Shares as calculated after giving effect to the reduction of the Defaulting Lender’s Commitment to zero as provided herein but shall be repaid in the same order of priority as the principal amount of other Loans in accordance with Section 6.4 hereof. The rights of a Defaulting Lender shall be limited as provided herein until such time as the Defaulting Lender has made all payments to Agent that were the basis for it becoming a Defaulting Lender and is otherwise in compliance under the Loan Agreement. Upon the cure by Defaulting Lender of the event that is the basis for it to be a Defaulting Lender by making such payment or payments, including, at Agent’s option, any amount that Defaulting Lender would have been required to make as a lender had it not been a Defaulting Lender, such Lender shall cease to be a Defaulting Lender and shall be entitled to payment of interest and fees, as applicable (excluding any portion of any unused line fee with respect to such period) to the extent previously received and retained by Agent from or for the account of Borrower on the funds constituting Loans made by such Lender prior to the date of it being a Defaulting Lender (and not previously paid to such Lender) and shall otherwise, after such cure, make Loans and settle in respect of the Loans and other Obligations in accordance with the terms hereof. The existence of a Defaulting Lender and the operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by Borrower or any Obligor of their duties and obligations hereunder.

(g)           Nothing in this Section or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by any Lender hereunder in fulfilling its Commitment.

6.11         Obligations Several; Independent Nature of Lenders’ Rights. The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 12.3 hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

SECTION 7.         COLLATERAL REPORTING AND COVENANTS

7.1           Collateral Reporting.

(a)           Borrower shall provide Agent with the following documents in a form satisfactory to Agent:

(i)            as soon as possible after the end of each calendar month (but in any event within fifteen (15) days after the end thereof), or more frequently as Agent may request at any time Excess Availability is less than $30,000,000 or a Default or Event of Default has occurred and is continuing, a Borrowing Base Certificate setting forth Borrower’s calculation of the Loans and Letter of Credit Accommodations available to Borrower duly completed and executed by the vice-president-finance, chief financial officer, treasurer, assistant treasurer, controller or other financial or senior officer of Borrower, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed (including schedules of sales made, credits issued and cash received);

(ii)           as soon as possible after the end of each month (but in any event within fifteen (15) Business Days after the end thereof), reports as of the end of such month, or more frequently as Agent may request, as follows: (A) perpetual inventory reports, (B) inventory reports by location and category (and including the amounts of Inventory and the value thereof at any leased locations and at premises of warehouses, processors or other third parties), (C) monthly resin price report, (D) slow moving inventory report identifying Inventory one year or older and an inventory turnover report by category, (E)  agings of accounts receivable (together with a reconciliation to the previous month’s aging and general ledger) and (F) agings of accounts payable (and including information indicating the amounts owing to owners and lessors of leased premises, warehouses, processors and other third parties from time to time in possession of any Collateral);

(iii)          upon Agent’s reasonable request, (A) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (B) copies of shipping and delivery documents, and (C) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrower; and

(iv)          such other reports as to the Collateral as Agent shall request in good faith from time to time.

(b)           If Borrower’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Agent and to follow Agent’s instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

7.2           Accounts Covenants.

(a)           Borrower shall notify Agent promptly of: (i) any material delay in Borrower’s performance of any of its material obligations to any material account debtor or the assertion of any material claims, offsets, defenses or counterclaims by any material account debtor, or any material disputes with account debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information known to Borrower relating to the financial condition of any material account debtor and (iii) any event or circumstance which, to the best of Borrower’s knowledge, would cause Agent to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Agent’s consent, except in the ordinary course of a Borrower’s business in accordance with practices and policies previously disclosed in writing to Agent and except as set forth in the schedules delivered to Agent pursuant to Section 7.1(a) above. So long as no Event of Default exists or has occurred and is continuing, Borrower shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

(b)           With respect to each Account: (i) the amounts shown on any invoice delivered to Agent or schedule thereof delivered to Agent shall be true and complete, (ii) no payments shall be made thereon except payments immediately delivered to Agent to the extent required under the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Agent in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of Borrower’s business in accordance with practices and policies previously disclosed to Agent, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Agent in accordance with the terms of this Agreement, (v) none of the transactions giving rise thereto will violate any applicable foreign, Federal, State or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

(c)           Agent shall have the right at any time or times, in Agent’s name, in the name of a nominee of Agent or in the name of Borrower pursuant to the exercise by Agent of its rights under Section 7.5 hereof at any time on or after any Event of Default and for so long as the same is continuing or in the name of a nominee of Agent or in the name of Borrower pursuant to the exercise by Agent of its rights under Section 7.5 hereof at any time prior thereto, to verify the validity, amount or any other matter relating to any Receivables or other Collateral, by mail, telephone, facsimile transmission or otherwise.

(d)                                 Agent shall conduct at least (i) one (1) field audit of Borrower’s inventory, accounts, and equipment and all books, records, journals, orders, receipts, correspondence, and other data related thereto per year at Borrower’s expenses unless no Loans or Letters of Credit are outstanding, and (ii) one (1) appraisal of Borrower’s inventory per year at Borrower’s expense if at any time Excess Availability during such year is less than $40,000,000.  Borrower agrees to cooperate with and permit Agent, its representatives, employees and agents access to Borrower’s personnel, equipment, supplies, premises and Collateral in connection with any such field audit and examination or appraisals in accordance with Section 7.7 hereof.

7.3                                 Inventory Covenants.  With respect to the Inventory: (a) Borrower shall at all times maintain inventory records reasonably satisfactory to Agent, keeping correct and accurate records itemizing and describing the kind, type and quantity of Inventory, Borrower’s cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrower shall conduct a physical count of the Inventory at least once each year but at any time or times as Agent may request on or after an Event of Default and for so long as the same is continuing, and promptly following such physical inventory shall supply Agent with a report in the form and with such specificity as may in good faith be satisfactory to Agent concerning such physical count; (c) Borrower shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Agent, except (i) for sales of Inventory in the ordinary course of its business, (ii) to move Inventory directly from one location set forth or permitted herein to another such location, and (iii) Inventory shipped from the manufacturer thereof to Borrower which is in transit to the locations set forth or permitted herein; (d) upon Agent’s request, Borrower shall deliver or cause to be delivered, at its expense (i) a written appraisal as to the Inventory in form, scope and methodology reasonably acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely (each such appraisal being referred to as an “Inventory Appraisal”), no more than once in any twelve (12) month period, (ii) an Inventory Appraisal at any time or times as Agent may request on or after an Event of Default and for so long as the same is continuing, and (iii) an Inventory Appraisal, at any time that Excess Availability shall be less than the amount equal to $40,000,000; (e) Borrower shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (g) Borrower shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Borrower to repurchase such Inventory (except for the right of customers to return defective or non-conforming goods in the ordinary course of business consistent with the current practices of Borrower as of the date hereof); (h) Borrower shall keep the Inventory in good and marketable condition; and (i) Borrower shall not, without prior written notice to Agent or the specific identification of such Inventory in a report with respect thereto provided by Borrower to Agent pursuant to Section 7.1(a) hereof, acquire or accept any Inventory on consignment or approval.  Not later than ninety (90) days after the date hereof, Borrower shall deliver to Agent and Lenders an appraisal of all Inventory of Borrower, in form and scope acceptable to Agent, performed by an appraiser acceptable to Agent and upon which Agent is expressly authorized to rely.  In addition, no later than fifteen (15) days after the date hereof, Borrower shall deliver to Agent and Lenders the appraisal being currently conducted by Daley Hodkin LLC of all

Inventory acquired pursuant to the Permitted Atlantis Plastics Acquisition, in form and scope acceptable to Agent, upon which Agent is expressly authorized to rely.

7.4                                 Equipment and Real Property Covenants.  With respect to the Equipment and Real Property (but as to the Real Property only to the extent at any time subject to a Mortgage): (a) upon Agent’s request, Borrower shall, at its expense, no more than once in any twelve (12) month period, but at any time or times as Agent may request on or after an Event of Default and for so long as the same is continuing, deliver or cause to be delivered to Agent written appraisals as to the Equipment and/or the Real Property (but in case of the Real Property only as to the Real Property subject to a Mortgage) in form, scope and methodology reasonably acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and upon which Agent is expressly permitted to rely; (b) Borrower shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted and except as to obsolete or worn-out Equipment or Equipment no longer used in the business that is not Eligible Equipment or Eligible New Equipment); (c) Borrower shall use the Equipment and the Real Property with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws in all material respects; (d)  the Equipment is and shall be used in the business of Borrower and not for personal, family, household or farming use; (e)  Borrower shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of its business or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of Borrower in the ordinary course of business; (f)  the Equipment is now and shall remain personal property and Borrower shall not permit any of the Equipment to be or become a part of or affixed to real property; and (g) Borrower assumes all responsibility and liability arising from the use of the Equipment and the Real Property.

7.5                                 Power of Attorney.  Borrower hereby irrevocably designates and appoints Agent (and all persons designated by Agent in good faith) as Borrower’s true and lawful attorney-in-fact, and authorizes Agent, in Borrower’s or Agent’s name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on Receivables or other Collateral, (ii) enforce payment of Receivables by legal proceedings or otherwise, (iii) exercise all of Borrower’s rights and remedies to collect any Receivable or other Collateral, (iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as the Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Receivable, (vii) prepare, file and sign Borrower’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Receivables or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral to an address designated by Agent, and open and dispose of all mail addressed to Borrower and handle and store all mail relating to the Collateral; (ix) clear Inventory the purchase of which was financed with Letter of Credit Accommodations through U.S. Customs or foreign export control authorities in Borrower’s name, Agent’s name or the name of Agent’s designee, and to sign and deliver to customs officials powers of attorney in Borrower’s name for such purpose, and to complete in Borrower’s or Agent’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, (x) endorse Borrower’s name upon any document or agreement relating to any

Receivable or any goods pertaining thereto or any other Collateral and (xi) do all acts and things which are necessary, in Agent’s good faith determination, to fulfill Borrower’s obligations under this Agreement and the other Financing Agreements; (b) at any time that Agent may have the right to instruct the depository banks at which the Blocked Accounts are maintained to transfer funds to the Agent Payment Account, to (i) take control in any manner of any item of payment in respect of Receivables or constituting Collateral or that are received in, or for deposit in, the Blocked Accounts or otherwise received by Agent or any Lender and (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral are sent or received; and (c) at any time to (i) sign Borrower’s name on any verification of Receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof, (ii) endorse Borrower’s name upon any items of payment in respect of Receivables or constituting Collateral that is received by Agent and any Lender and deposit the same in Agent’s account for application to the Obligations, and (iii) endorse Borrower’s name upon any chattel paper, document or instrument relating to any Receivable or any goods pertaining thereto, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents.  Borrower hereby releases Agent and Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent’s or any Lender’s own gross negligence or wilful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

7.6                                 Right to Cure.  Agent may, at its option, upon not less than three (3) Business Days’ prior notice to Borrower, (a) cure any default by Borrower under any material agreement with a third party that affects Collateral having a value in excess of $75,000, its value or the ability of Agent to collect, sell or otherwise dispose of Collateral or the rights and remedies of Agent or any Lender therein or the ability of Borrower to perform its obligations hereunder or under any of the other Financing Agreements, (b) pay or bond on appeal any judgment entered against Borrower, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral, except as to taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books, so long as all rights or remedies of the taxing authority with respect thereto are at all times effectively stayed, and (d) pay any amount, incur any expense or perform any act which, in Agent’s good faith judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and Lenders with respect thereto.  Agent may add any amounts so expended to the Obligations and charge Borrower’s account therefor, such amounts to be repayable by Borrower on demand.  Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower.  Any payment made or other action taken by Agent or any Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

7.7                                 Access to Premises.  From time to time as requested by Agent, at the cost and expense of Borrower, (a) Agent or its designee shall have complete access to all of Borrower’s premises during normal business hours and after not less than three (3) Business Days’ prior notice to Borrower, or at any time and without notice to Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrower’s books and records, including the Records, provided, that, so long as no Default or Event of Default shall exist or have occurred, Agent shall not conduct more than four (4) field examinations with respect to the Collateral in any twelve (12) month period (and any field examinations conducted while a Default or an Event of Default exists shall not be included in the determination of the number of field examinations conducted during any such period) and (b) Borrower shall promptly furnish to Agent such copies of such books and records or extracts therefrom as Agent may request, and (c) Agent or any Lender or Agent’s designee may use during normal business hours such of personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing provided, that, Borrower shall make such personnel, equipment, supplies and premises available to Agent, any Lender or its designee in such manner so as to minimize any interference with the operations of Borrower and so as to enable Agent, such Lender or designee to comply with applicable health and safety procedures and regulations) and if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral.

SECTION 8.         REPRESENTATIONS AND WARRANTIES

Borrower hereby represents and warrants to Agent and Lenders the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations to Borrower:

8.1                                 Corporate Existence, Power and Authority.  Borrower is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect.  The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (a) are all within Borrower’s corporate powers, (b)  have been duly authorized, (c) are not in contravention of law or the terms of Borrower’s certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or its property are bound and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of Borrower.  This Agreement and the other Financing Agreements to which Borrower is a party constitute legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms.

8.2                                 Name; State of Organization; Chief Executive Office; Collateral Locations.

(a)                                  The exact legal name of Borrower is as set forth on the signature page of this Agreement and in the Information Certificate.  Borrower has not, during the past five years, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in the Information Certificate.

(b)                                 Borrower is an organization of the type and organized in the jurisdiction set forth in the Information Certificate.  The Information Certificate accurately sets forth the organizational identification number of Borrower or accurately states that Borrower has none and accurately sets forth the federal employer identification number of Borrower.

(c)                                  The chief executive office and mailing address of Borrower and Borrower’s Records concerning Accounts are located only at the address identified as such in Schedule 8.2 to the Information Certificate and its only other places of business and the only other locations of Collateral (other than locations which in the aggregate as to all such locations have tangible Collateral with a value of less than $75,000), if any, are the addresses set forth in Schedule 8.2 to the Information Certificate, subject to the rights of Borrower to establish new locations in accordance with Section 9.2 hereof.  The Information Certificate correctly identifies any of such locations which are not owned by Borrower and sets forth the owners and/or operators thereof.

8.3                                 Financial Statements; No Material Adverse Change.  All financial statements relating to Borrower which have been or may hereafter be delivered by Borrower to Agent and Lenders have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present in all material respects the financial condition and the results of operation of Borrower as at the dates and for the periods set forth therein.  Except as disclosed in any interim financial statements furnished by Borrower to Agent prior to the date of this Agreement, there has been no act, condition or event which has had or is reasonably likely to have a Material Adverse Effect since the date of the most recent audited financial statements of Borrower furnished by Borrower to Agent prior to the date of this Agreement.

8.4                                 Priority of Liens; Title to Properties.  The security interests and liens granted to Agent, for itself and the benefit of Lenders, under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on Schedule 8.4 to the Information Certificate and the other liens permitted under Section 9.8 hereof.  Borrower has good and marketable fee simple title to or valid leasehold interests in all of its Real Property and good, valid and merchantable title to all of its other properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Agent, for itself and the benefit of Lenders, and such others as are specifically listed on Schedule 8.4 to the Information Certificate or permitted under Section 9.8 hereof.

8.5                                 Tax Returns.  Borrower has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it.  All information in such tax returns, reports and declarations is complete and accurate in all material respects.  Borrower has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books.  Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

8.6                                 Litigation.  Except as set forth on Schedule 8.6 to the Information Certificate, (a) there is no investigation by any Governmental Authority pending, or to the best of Borrower’s knowledge threatened, against or affecting Borrower, its assets or business which has or could reasonably be expected to have a Material Adverse Effect and (b) there is no action, suit, proceeding or claim by any Person pending, or to the best of Borrower’s knowledge threatened, against Borrower or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, in each case, which if adversely determined against Borrower has or could reasonably be expected to have a Material Adverse Effect.

8.7                                 Compliance with Other Agreements and Applicable Laws.

(a)                                  Borrower is not in default in any respect under, or in violation in any respect of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound which default or violation has or could reasonably be expected to have a Material Adverse Effect.  Borrower is in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to its business, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, and all Environmental Laws, where the failure to so comply has or could reasonably be expected to have a Material Adverse Effect.

(b)                                 Borrower has obtained all permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business (the “Permits”) where the failure to do so has or could reasonably be expected to have a Material Adverse Effect.  All of the Permits are valid and subsisting and in full force and effect where the failure to do so has or could reasonably be expected to have a Material Adverse Effect.  There are no actions, claims or proceedings pending or to the best of Borrower’s knowledge, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits where such revocation, cancellation, suspension or modification has or could reasonably be expected to have a Material Adverse Effect.

8.8                                 Environmental Compliance.

(a)                                  Except as set forth on Schedule 8.8 to the Information Certificate, Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any material respect any applicable Environmental Law or Permit, and the operations of Borrower complies in all material respects with all Environmental Laws and all Permits.

(b)                                 Except as set forth on Schedule 8.8 to the Information Certificate, there has been no investigation by any Governmental Authority or any proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to the best of Borrower’s knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which adversely affects or could reasonably be expected to adversely affect in any material respect Borrower or its business, operations or assets or any properties at which Borrower has transported, stored or disposed of any Hazardous Materials.

(c)                                  Except as set forth on Schedule 8.8 to the Information Certificate, Borrower has no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

(d)                                 Borrower has all Permits required to be obtained or filed in connection with the operations of Borrower under any Environmental Law and all of such licenses, certificates, approvals or similar authorizations and other Permits are valid and in full force and effect except where the failure to do so has or could reasonably be expected to have a Material Adverse Effect.

8.9                                 Employee Benefits.

(a)                                  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or State law.  Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best of Borrower’s knowledge, nothing has occurred which would cause the loss of such qualification.  Borrower and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)                                 There are no pending, or to the best of Borrower’s knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that may result in liability of Borrower in excess of $250,000.

(c)                                  No ERISA Event has occurred or is reasonably expected to occur; (i) the current value of each Plan’s assets (determined in accordance with the assumptions used for funding such Plan pursuant to Section 412 of the Code) are not less than such Plan’s liabilities under Section 4001(a)(16) of ERISA; (ii) Borrower and its ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA in excess of $250,000); (iii) Borrower and its ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) Borrower and its ERISA Affiliates have not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA that may result in liability of Borrower in excess of $250,000.

8.10                           Bank Accounts.  All of the deposit accounts, investment accounts or other accounts in the name of or used by Borrower maintained at any bank or other financial institution are set forth on Schedule 8.10 to the Information Certificate, subject to the right of Borrower to establish new accounts in accordance with Section 5.4 hereof.

8.11                           Intellectual Property.  Borrower owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted.  As of the date hereof, Borrower does not have any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in Schedule 8.11 to the Information Certificate and has not granted any licenses with respect thereto other than as set forth in Schedule 8.11 to the Information Certificate.  No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights.  To the best of Borrower’s knowledge, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by Borrower infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting Borrower contesting its right to sell or use any such Intellectual Property.  Schedule 8.11 to the Information Certificate sets forth all of the agreements or other arrangements of Borrower pursuant to which Borrower has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof and the dates of the expiration of such agreements or other arrangements of Borrower as in effect on the date hereof (collectively, together with such agreements or other arrangements as may be entered into by Borrower after the date hereof, collectively, the “License Agreements” and individually, a “License Agreement”).  No trademark, servicemark, copyright or other Intellectual Property at any time used by Borrower which is owned by another person, or owned by Borrower subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Agent, is affixed to any Eligible Inventory, except (a)  to the extent permitted under the term of the license agreements listed on Schedule 8.11 to the Information Certificate and (b) to the extent the sale of Inventory to which such Intellectual Property is affixed is permitted to be sold by Borrower under applicable law (including the United States Copyright Act of 1976).

8.12                           Subsidiaries; Affiliates; Capitalization; Solvency.

(a)                                  Borrower does not have any direct or indirect Subsidiaries or Affiliates and is not engaged in any joint venture or partnership except as set forth in Schedule 8.12 to the Information Certificate and except as to Subsidiaries formed or acquired or other equity interests acquired after the date hereof to the extent permitted under Section 9.10 hereof.

(b)                                 Borrower is the record and beneficial owner of all of the issued and outstanding shares of Capital Stock of each of the Subsidiaries listed on Schedule 8.12 to the Information Certificate as being owned by Borrower and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional shares of it Capital Stock or securities convertible into or exchangeable for such shares.

(c)                                  As of July 29, 2008, based solely on the applicable forms filed with the Securities and Exchange Commission and the records of Borrower, the owners and holders of more than ten (10%) percent of the issued and outstanding shares of Capital Stock of Borrower are indicated in the Information Certificate, and in each case all of such shares have been duly authorized and are fully paid and non-assessable.

(d)                                 Borrower is Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of Agent and the other transaction contemplated hereunder.

8.13                           Labor Disputes.

(a)                                  Set forth on Schedule 8.13 to the Information Certificate is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to Borrower and any union, labor organization or other bargaining agent in respect of the employees of Borrower on the date hereof.

(b)                                 There is (i) no unfair labor practice complaint pending against Borrower or, to the best of Borrower’s knowledge, threatened against it, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against Borrower or, to best of Borrower’s knowledge, threatened against it which if adversely determined to it would have or could reasonably be expected to have a Material Adverse Effect, and (ii) no strike, labor dispute, slowdown or stoppage is pending against Borrower or, to the best of Borrower’s knowledge, threatened against Borrower where such strike, labor dispute, slowdown or stoppage has or could reasonably be expected to have a Material Adverse Effect.

8.14                           Restrictions on Subsidiaries.  Except for restrictions contained in this Agreement or restrictions permitted under Section 9.16 hereof, there are no contractual or consensual restrictions on Borrower or any of its Subsidiaries which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between Borrower and any of its Subsidiaries or (ii) between any Subsidiaries of Borrower or (b) the ability of Borrower or any of its Subsidiaries to incur Indebtedness or grant security interests to Agent or any Lender in the Collateral.

8.15                           Material Contracts.  Schedule 8.15 to the Information Certificate sets forth all Material Contracts to which Borrower is a party or is bound as of the date hereof.  Borrower has delivered true, correct and complete copies of such Material Contracts to Agent on or before the date hereof.  Borrower is not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.

8.16                           Payable Practices.  Borrower has not made any material change in the historical accounts payable practices from those in effect immediately prior to the date hereof.

8.17                           Accuracy and Completeness of Information.  All information furnished by or on behalf of Borrower in writing to Agent or any Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading.  No event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Affect, which has not been fully and accurately disclosed to Agent in writing prior to the date hereof.

8.18                           Survival of Warranties; Cumulative.  All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and Lenders on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent or any Lender.  The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower shall now or hereafter give, or cause to be given, to Agent or any Lender.

SECTION 9.         AFFIRMATIVE AND NEGATIVE COVENANTS

9.1                                 Maintenance of Existence.

(a)                                  Borrower shall at all times (i) preserve, renew and keep in full force and effect its corporate existence and rights and franchises with respect thereto and (ii) maintain in full force and effect all licenses, approvals, authorizations, leases, contracts and Permits where the failure to do so has or could reasonably be expected to have a Material Adverse Effect.

(b)                                 Borrower shall not change its name unless each of the following conditions is satisfied: (i) Agent shall have received not less than thirty (30) days prior written notice from Borrower of such proposed change in its corporate name, which notice shall accurately set forth the new name; and (ii) Agent shall have received a copy of the amendment to the Certificate of Incorporation of Borrower providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or organization of Borrower as soon as it is available.

(c)                                  Borrower shall not change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Agent shall have received not less than thirty (30) days’ prior written notice from Borrower of such proposed change, which notice shall set forth such information with respect thereto as Agent may reasonably require and Agent shall have received such agreements as Agent may reasonably require in connection therewith.  Borrower shall not change its type of organization or jurisdiction of organization.

9.2                                 New Locations.  Borrower may only open any new location within the continental United States provided Borrower (a) gives Agent thirty (30) days prior written notice of the intended opening of any such new location and (b) executes and delivers, or causes to be executed and delivered, to Agent such agreements, documents, and instruments as Agent may deem reasonably necessary or desirable to protect its interests in the Collateral at such location, except that, (i) Borrower shall only be required to notify Agent of any new public warehouses used by Borrower and not otherwise listed on the Information Certificate once each month so long as (A)  no Event of Default shall exist or have occurred and be continuing and (B) the aggregate amount of all Inventory or other Collateral at such warehouses shall not exceed $250,000 and (ii) Borrower shall only be required to deliver a Collateral Access Agreement with respect to a public warehouse to the extent required under Section 5.4(h) hereof.

9.3                                 Compliance with Laws, Regulations, Etc.

(a)                                  Borrower shall, and shall cause any Domestic Subsidiary to, at all times, comply in all respects with all laws, rules, regulations, licenses, approvals, orders and other Permits applicable to it and duly observe all requirements of any foreign, Federal, State or local Governmental Authority, including ERISA, the Code, the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including all of the Environmental Laws where the failure to so comply has or could reasonably be expected to have a Material Adverse Effect.

(b)                                 Borrower shall give written notice to Agent immediately upon Borrower’s receipt of any notice of, or Borrower’s otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by Borrower or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material other than in the ordinary course of business and other than as permitted under any applicable Environmental Law. Copies of all material environmental surveys, audits, assessments, feasibility studies and results of remedial investigations prepared after the date hereof shall be promptly furnished, or caused to be furnished, by Borrower to Agent. Borrower shall take prompt action to respond to any non-compliance with any of the Environmental Laws where the value of any Real Property or Equipment is or would be adversely affected by more than $350,000 or the costs to remediate or to be in compliance with such Environmental Laws would exceed or are estimated by Agent to exceed $350,000 or such non-compliance would adversely affect the ability of Agent to exercise its rights and remedies with respect to such Real Property or Equipment or increase the risk of any liability to Agent or any Lender in connection with the exercise by Agent of such rights and remedies, in the good faith determination of Agent. Borrower shall regularly report to Agent on such response.

(c)                                  Without limiting the generality of the foregoing, whenever Agent reasonably determines that there is material non-compliance, or any condition which requires any action by or on behalf of Borrower in order to avoid any material non-compliance, with any Environmental Law, Borrower shall, at Agent’s request and Borrower’s expense: (i) cause an independent environmental engineer reasonably acceptable to Agent to conduct such tests of the site where non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Agent a report as to such material non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof, including whether the costs to remediate or to otherwise be in compliance with such Environmental Laws would exceed $350,000 or would adversely affect the ability of Agent to exercise its rights and remedies with respect to such Real Property or Equipment or increase the risk of any liability to Agent or any Lender in connection with the exercise by Agent of such rights and remedies and (ii) provide to Agent a supplemental report of such engineer whenever the scope of such non-compliance, or Borrower’s response thereto or the estimated costs thereof, shall change in any material respect.

(d)                                 Borrower shall indemnify and hold harmless Agent and Lenders and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of Borrower and the preparation and implementation of any closure, remedial or other required plans.  All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.

9.4                                 Payment of Taxes and Claims.  Borrower shall, and shall cause any Subsidiary to, duly pay and discharge all taxes, assessments, contributions and governmental charges in excess of $100,000 upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower or Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books.

9.5                                 Insurance.

(a)                                  Borrower shall, and shall cause any Subsidiary to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated.  Said policies of insurance shall be reasonably satisfactory to Agent as to form, amount and insurer.  Borrower shall furnish certificates, policies or endorsements to Agent as Agent shall reasonably require as proof of such insurance, and, if Borrower fails to do so, Agent is authorized, but not required, to obtain such insurance at the expense of Borrower.  All policies (other than policies as to Foreign Subsidiaries) shall provide for at least thirty (30) days’ prior written notice to Agent of any cancellation of coverage and that Agent may act as attorney for Borrower in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance.  Borrower shall cause Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies (other than policies as to Foreign Subsidiaries) and Borrower shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance satisfactory to Agent.  Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent as its interests may appear and further specify that Agent and Lenders shall be paid regardless of any act or omission by Borrower or any of its Affiliates.

(b)                                 At its option, Agent may apply any insurance proceeds received by Agent at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Agent may determine or hold such proceeds as cash collateral for the Obligations, except, that, notwithstanding anything to the contrary contained herein, if any of the Equipment or any portion of any building, structure or other improvement on any Real Property is lost, physically damaged or destroyed, upon the written request of Borrower,

(i)                                     if the value of the Equipment or building, structure or other improvement is less than $1,000,000, Agent shall release the net cash proceeds from insurance received by Agent pursuant to this Section 9.5 based on a claim by Borrower as a result of such loss, damage or destruction, provided, that, no Event of Default shall exist or have occurred and be continuing, and

(ii)                                  if the value of the Equipment or building, structure or other improvement is greater than $1,000,000, Agent shall release the net cash proceeds from insurance received by Agent pursuant to this Section 9.5 based on a claim by Borrower as a result of such loss, damage or destruction to the extent necessary for the repair, refurbishing or replacement of such Equipment or building, structure or improvement, provided, that, all of the following conditions are satisfied: (A)  no Event of Default shall exist or have occurred and be continuing, (B) the amount of the insurance proceeds (together with any deductible to be satisfied by Borrower) are sufficient, in Agent’s good faith determination, to effect such repair, refurbishing or replacement in a satisfactory manner, (C) such proceeds shall be used first to repair, refurbish or replace the Collateral so lost, damaged or destroyed (free and clear of any security interests, liens, claims or encumbrances, except to the extent permitted by Section 9.8 herein), (D) the insurance carrier shall have waived any right of subrogation against Borrower under its policy, (E) the casualty resulted in a payment of $5,000,000 in insurance proceeds or less, (F) such repair, refurbishing or replacement shall be commenced as soon as reasonably practicable and shall be diligently pursued to satisfactory completion, (G) the insurance proceeds shall be released by Agent to Borrower from time to time as needed and/or at Agent’s option, released by Agent directly to the contractor, subcontractor, materialmen, laborers, engineers, architects and other persons rendering services or materials to repair, refurbish or replace such Equipment, building, structure or improvements, (H)  the repair, refurbishing or replacement to which the proceeds are applied shall cause the Equipment, building, structure or improvement so lost, damaged, destroyed to be of at least equal value and substantially the same character as prior to such loss, damage or destruction and (I) to the extent Equipment is lost, damaged or destroyed, the Equipment Availability shall be reduced by the value of such Equipment to the extent such Equipment has been included in the Borrowing Base, and to the extent that improvements on any Real Property at the locations set forth in Part I of Schedule 9.7(b) are lost, damaged or destroyed, the Real Property Availability shall be reduced to reflect the value of such Real Property as reduced as a result of the loss, damage or destruction of such improvements as determined in good faith by Agent and to the extent that improvements on any Real Property at the locations set forth in Part II of Schedule 9.7(b) are lost, damaged or destroyed, Agent shall establish a Reserve to reflect the value of such Real Property as reduced as a result of the loss, damage or destruction of such improvements as determined in good faith by Agent.  If after the Equipment or building, structure or the improvement is repaired, refurbished or replaced in a manner satisfactory to Agent, to the extent that the Real Property Availability may have been reduced or a Reserve established, as the case may be, pursuant to the terms of this Section 9.5, Agent shall thereafter, upon the written request of Borrower, increase the Real Property Availability or reduce such Reserve to reflect the effect of the repair, refurbishment or replacement on the value of the Real Property in such amounts as Agent shall determine in good faith (which may, at Agent’s option, be based on an appraisal thereof, at Borrower’s expense, by an appraiser acceptable to Agent and in form, scope and methodology acceptable to Agent and upon which Agent is expressly permitted to rely, which appraisal shall be in addition to any appraisal obtained pursuant to Section 7.4 hereof) so long as: no Default or Event of Default shall exist or have occurred and be continuing and not less than one hundred twenty (120) days prior to the end of the then current term of this Agreement, both the repair, refurbishment or replacement is completed in a manner satisfactory to Agent and Agent shall have received the request from Borrower for such increase in the Real Property Availability or reduction in the Reserve, as the case may be.

(c)                                  At any time an Event of Default exists or has occurred and is continuing, at its option, Agent may apply such insurance proceeds to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in accordance with Section 6.4 hereof, or hold such proceeds as cash collateral for the Obligations.

9.6                                 Financial Statements and Other Information.

(a)                                  Borrower shall, and shall cause any Subsidiary to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Borrower and its Subsidiaries in accordance with GAAP, provided, that, the books and records of Foreign Subsidiaries shall be maintained in accordance with accounting procedures and practices that are equivalent to GAAP in effect in its jurisdiction of organization.  Borrower shall promptly furnish to Agent and Lenders all such financial and other information as Agent shall reasonably request relating to the Collateral and the assets, business and operations of Borrower, and to notify the auditors and accountants of Borrower that Agent is authorized to obtain such information directly from them.  Without limiting the foregoing, Borrower shall furnish or cause to be furnished to Agent, the following: (i) within thirty (30) days after the end of each fiscal month other than as to any fiscal month that is also the end of a fiscal quarter, and within forty-five (45) days after the end of each fiscal month that is also the end of a fiscal quarter, a monthly unaudited consolidated income statement and balance sheet for Borrower and a monthly unaudited income statement and balance sheet for each Foreign Subsidiary, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Borrower and its Subsidiaries as of the end of and through such fiscal month, certified to be correct in all material respects by the chief financial officer of Borrower in such capacity, subject to normal year-end adjustments and no footnotes and accompanied by a compliance certificate substantially in the form of Exhibit C hereto, along with a schedule in a form satisfactory to Agent of the calculations used in determining, as of the end of such month, whether Borrower is in compliance with the covenant set forth in Section 9.17 of this Agreement for such month and (ii) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements and unaudited consolidating financial statements of Borrower and its Subsidiaries (including in each case balance sheets and statements of income and loss, and only as to the consolidated financial statements, statements of cash flow and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Borrower and its Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants with respect to the audited consolidated financial statements, which accountants shall be an independent accounting firm selected by Borrower and reasonably acceptable to Agent, that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of Borrower and its Subsidiaries as of the end of and for the fiscal year then ended.

(b)                                 Borrower shall promptly notify Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral having a value of more than $2,500,000 or which if adversely determined would result in any material adverse change in Borrower’s business, properties, assets, goodwill or condition, financial or otherwise, (ii) any Material Contract being terminated or amended in any material respect or any new Material Contract entered into (in which event Borrower shall provide Agent with a copy of such Material Contract), (iii) any order, judgment or decree in excess of $2,500,000 shall have been entered against Borrower any of its properties or assets, (iv) any notification of a material violation of laws or regulations received by Borrower, (v) any ERISA Event, and (vi) the occurrence of any Default or Event of Default.

(c)                                  Borrower shall promptly after the sending or filing thereof furnish or cause to be furnished to Agent copies of all reports which Borrower sends to its stockholders generally and copies of all reports and registration statements which Borrower files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

(d)                                 Borrower shall furnish or cause to be furnished to Agent such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrower, as Agent may, from time to time, reasonably request.  Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrower to any court or other Governmental Authority or to any Lender or Participant or prospective Lender or Participant, subject to Section 13.5 hereof.  At Agent’s request, Borrower hereby irrevocably authorizes and directs all accountants or auditors to deliver to Agent, at Borrower’s expense, copies of the financial statements of Borrower and any reports or management letters prepared by such accountants or auditors on behalf of Borrower and to disclose to Agent and Lenders such information as they may have regarding the business of Borrower.  Any documents, schedules, invoices or other papers delivered to Agent or any Lender may be destroyed or otherwise disposed of by Agent or such Lender one (1) year after the same are delivered to Agent or such Lender, except as otherwise designated by party to Agent or such Lender in writing.

9.7                                 Sale of Assets, Consolidation, Merger, Dissolution, Etc.  Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly,

(a)                                  merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, except

(i)                                     any Domestic Subsidiary may merge with and into or consolidate with Borrower, provided, that, each of the following conditions is satisfied as determined by Agent in good faith: (A) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention of Borrower to so merge or consolidate, which notice shall set forth in reasonable detail satisfactory to Agent, the Domestic Subsidiary that is merging or consolidating with Borrower, the locations of the assets of the Domestic Subsidiary that is merging or consolidating with Borrower, and the material agreements and documents relating to such merger or consolidation, (B) Borrower shall be the surviving entity of such merger or consolidation, (C) Agent shall have received such other information with respect to such merger or consolidation as Agent may reasonably request within a reasonable time of such requests, (D) as of the effective date of the merger or consolidation and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (E) Agent shall have received, true, correct and complete copies of all agreements, documents and instruments relating to such merger, including, but not limited to, the certificate or certificates of merger to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing), (F) Borrower as the surviving corporation shall expressly confirm, ratify and assume the Obligations and the Financing Agreements to which it is a party in writing, in form and substance satisfactory to Agent and execute and deliver such other agreements, documents and instruments as Agent may reasonably request in connection therewith, and (G) each Obligor shall ratify and confirm that its guarantees of the Obligations shall apply to the Obligations as assumed by such surviving entity;

(ii)                                  any Foreign Subsidiary may merge or consolidate with and into any other Foreign Subsidiary or any other Person, provided, that, (A) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention of such Foreign Subsidiary to so merge or consolidate, which notice shall set forth in reasonable detail satisfactory to Agent, the Foreign Subsidiary that is merging or consolidating, the person with whom such Foreign Subsidiary is merging or consolidating and the material agreements and documents relating to such merger or consolidation, (B) a Foreign Subsidiary shall be the surviving entity of such merger or consolidation, except that a Foreign Subsidiary may not be the surviving entity of such merger or consolidation so long as the terms and conditions of Section 9.7(b)(vi) below are satisfied with respect to such merger or consolidation, (C) Agent shall have received such other information with respect to such merger or consolidation as Agent may reasonably request within a reasonable time of such requests, (D) as of the effective date of the merger or consolidation and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing, and (E) in no event shall Borrower make, or be required to make, any payment or incur any obligation or liability in connection with such merger or consolidation or take any other action which is otherwise prohibited hereunder (except to the extent that it may otherwise be permitted to do so in this Agreement); or

(b)                                 sell, assign, lease, transfer, abandon or otherwise dispose of any Capital Stock or Indebtedness to any other Person or any of its assets to any other Person, except:

(i)                                     sales of Inventory in the ordinary course of business,

(ii)                                  the sale or other disposition of Equipment (including worn-out or obsolete Equipment or Equipment no longer used or useful in the business of Borrower ) so long as such sales or other dispositions do not involve Equipment having an aggregate fair market value in excess of $250,000 for all such Equipment disposed of in any fiscal year of Borrower or as Agent may otherwise agree,

(iii)                               the issuance and sale by Borrower of Capital Stock of Borrower (whether common or preferred) after the date hereof; provided, that, (A) Agent shall have received not less than ten (10) Business Days’ prior written notice of such issuance and sale by Borrower, which notice shall specify the parties to whom such shares are to be sold, the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such stock and the net cash proceeds which it is anticipated will be received by Borrower from such sale, (B) Borrower shall not be required to pay any cash dividends or repurchase or redeem such Capital Stock or make any other payments in respect thereof, except as otherwise permitted in Section 9.11 hereof, (C) the terms of such Capital Stock, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of Borrower to request or receive Loans or Letter of Credit Accommodations or the right of Borrower to amend or modify any of the terms and conditions of this Agreement or any of the other Financing Agreements or otherwise in any way relate to or affect the arrangements of Borrower with Agent and Lenders or are more restrictive or burdensome to Borrower than the terms of any Capital Stock in effect on the date hereof, (D) except as Agent may otherwise agree in writing, all of the proceeds of the sale and issuance of such Capital Stock shall be applied to the Obligations in such order and manner as Agent may determine (without permanent reduction in the Maximum Credit) and (E) as of the date of such issuance and sale and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing,

(iv)                              the issuance of Capital Stock of Borrower consisting of common stock pursuant to an employee stock option or grant or similar equity plan or 401(k) plans of Borrower for the benefit of its employees, directors and consultants, provided, that, in no event shall Borrower be required to issue, or shall Borrower issue, Capital Stock pursuant to such stock plans or 401(k) plans which would result in a Change of Control or other Event of Default,

(v)                                 the sale by any Foreign Subsidiary of its assets in the ordinary course of its business consistent with its prior practices,

(vi)                              the sale by any Foreign Subsidiary of all or any substantial portion of its assets or the sale by any Foreign Subsidiary of any of the Capital Stock of another Foreign Subsidiary owned by such Foreign Subsidiary or the sale by Borrower of any of the Capital Stock of any Foreign Subsidiary or the merger or consolidation of any Foreign Subsidiary with any other Person (other than another Foreign Subsidiary), provided, that, as to any such sale, merger or consolidation, each of the following conditions is satisfied:

(A)                              Agent shall have received not less than ten (10) Business Days’ prior written notice of such sale, merger or consolidation, which notice shall set forth in reasonable detail satisfactory to Agent, the parties to such sale or other disposition (or merger or consolidation as the case may be), the assets to be sold or otherwise disposed of, the purchase price (or merger consideration) and the manner of payment thereof and such other information with respect thereto as Agent may request,

(B)                                as of the date of such sale or other disposition (or merger or consolidation as the case may be) and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing,

(C)                                such sale (or merger or consolidation as the case may be) shall be on commercially reasonable prices and terms in a bona fide arm’s length transaction with a person that is not an Affiliate,

(D)                               any and all Net Proceeds payable to Borrower in respect of such sale (or merger or consolidation as the case may be) shall be paid (or in the case of any consideration other than in the form of cash or other immediately available funds to be received by Borrower, delivered), or caused to be paid or delivered, to Agent for application to the Obligations in such order and manner as Agent may determine without permanent reduction in the Maximum Credit (or in the case of any consideration other than in the form of cash or other immediately available funds to be received by Borrower to be held by Agent as part of the Collateral), and

(vii)                           as to any such merger or consolidation, all of the conditions of Section 9.7(a)(ii) shall be satisfied (other than the condition that a Foreign Subsidiary be the surviving entity of such merger of consolidation),

(viii)                        the sale by Borrower of any of the Real Property listed on Schedule 9.7(b) hereto, provided, that, (A) as to such sale each of the following conditions is satisfied as determined by Agent: (1) Agent shall have received not less than ten (10) Business Days’ prior written notice of the proposed sale by Borrower of such Real Property, which notice shall specify the parties to such sale, the purchase price and manner of payment thereof, the address and legal description of the Real Property to be sold, and such other information with respect thereto as Agent may request, (2) not less than eighty (80%) percent of the total amount of the Net Proceeds to be received by Borrower in respect of such sale shall be in the form of immediately available funds received by Borrower on the effective date of the transfer of the title to such Real Property, (3) the total amount of the Net Proceeds payable to Borrower in cash or other immediately available funds in consideration of such sale at the time of the transfer of title of such Real Property shall be in an amount not less than the amount for such Real Property set forth on Schedule 9.7(b) hereto, (4) all Net Proceeds from such sale shall be paid directly by the purchaser to Agent for application to the Obligations in such order and manner as Agent may determine and if there are no Loans outstanding, to be held by Agent as cash collateral for the Obligations, (5) if the Real Property sold is at any of the locations listed in Part I of Schedule 9.7(b), the Real Property Availability shall be reduced by the amount for such Real Property set forth in Part I of Schedule 9.7(b) hereof and the amount of each monthly reduction in the Real Property Availability provided for in the definition of such term shall be adjusted to an amount equal to the Real Property Availability as so reduced divided by the amount equal to sixty (60) minus the number of months elapsed since the date hereof (commencing with and including November 2008 and including the month in which such reduction occurs), (6) if the Real Property sold is at any of the locations listed in Part II of Schedule 9.7(b) at Agent’s option, a

Reserve shall be established in the amount set forth on Schedule 9.7(b) for such Real Property, (7) such sale shall be on commercially reasonable terms in a bona fide arms’ length transaction with a person that is not an Affiliate, (8) as of the date of such sale and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing and (B) so long as each of the conditions set forth in clause (A) above are satisfied as determined by Agent in good faith, Agent shall, upon Borrower’s request and at Borrower’s expense, execute and deliver to Borrower a discharge and satisfaction of the Mortgage with respect to such Real Property, in form and substance satisfactory to Agent, such discharge and satisfaction to be effective only upon the consummation of such sale and the satisfaction of each of the conditions set forth in clause (A) above,

(ix)                                the issuance and sale by any Subsidiary of Borrower of its Capital Stock to Borrower or any Subsidiary of Borrower in a transaction not otherwise prohibited by the Agreement,

(x)                                   the sale by Borrower of any Atlantis Real Property, provided, that, (A) as to such sale each of the following conditions is satisfied as determined by Agent: (1) Agent shall have received not less than ten (10) Business Days’ prior written notice of the proposed sale by Borrower of such Atlantis Real Property, which notice shall specify the parties to such sale, the purchase price and manner of payment thereof, the address and legal description of the Atlantis Real Property to be sold, and such other information with respect thereto as Agent may request, (2) not less than eighty (80%) percent of the total amount of the Net Proceeds to be received by Borrower in respect of such sale shall be in the form of immediately available funds received by Borrower on the effective date of the transfer of the title to such Atlantis Real Property, (3) all Net Proceeds in excess of $2,000,000 in the aggregate from all sales under this clause (ix) shall be paid directly by the purchaser to Agent for application to the Obligations in accordance with Section 6.4 hereof and, if there are no Loans outstanding, to be held by Agent as cash collateral for the Obligations, (4) such sale shall be on commercially reasonable terms in a bona fide arms’ length transaction with a person that is not an Affiliate, and (5) as of the date of such sale and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing and (B) so long as each of the conditions set forth in clause (A) are satisfied as determined by Agent in good faith, Agent shall, upon Borrower’s request and at Borrower’s expense, execute and deliver to Borrower a discharge and satisfaction of any mortgage granted in favor of the Agent with respect to such Atlantis Real Property, in form and substance satisfactory to Agent, such discharge and satisfaction to be effective only upon the consummation of such sale and the satisfaction of each of the conditions set forth in clause (A) above, or

(c)                                  wind up, liquidate or dissolve, except that any Subsidiary of Borrower may wind up, liquidate and dissolve, provided, that, each of the following conditions is satisfied, (i) the winding up, liquidation and dissolution of shall not violate any law or any order or decree of any court or other Governmental Authority in any material respect and shall not conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or any other agreement or instrument to which Borrower or such Subsidiary is a party or may be bound, (ii) such winding up, liquidation or dissolution shall be done in accordance with the requirements of all applicable laws and regulations, (iii) effective upon such winding up, liquidation or dissolution, all of the assets and properties of such Subsidiary shall be duly and validly transferred and assigned to the shareholders of such Subsidiary and in the case of any transfer to Borrower or any Domestic Subsidiary, free and clear of any liens, restrictions or encumbrances other than the security interests and liens of Agent with respect thereto, if any, and any other liens, restrictions or encumbrances permitted hereunder (and Agent shall have received such evidence thereof as Agent may require) and Agent shall have received such deeds, assignments or other agreements as Agent may request to evidence and confirm the transfer of such assets of such Subsidiary, (iv) Agent shall have received all documents and agreements that Borrower or such Subsidiary has filed with any Governmental Authority or as are otherwise required to effectuate such winding up, liquidation or dissolution, (v) Borrower shall not assume any Indebtedness, obligations or liabilities as a result of such winding up, liquidation or dissolution, or otherwise become liable in respect of any obligations or liabilities of the entity that is winding up, liquidating or dissolving, unless such Indebtedness is otherwise expressly permitted hereunder, (vi) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention of such Subsidiary to wind up, liquidate or dissolve, and (vii) as of the date of such winding up, liquidation or dissolution and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing; or

(d)                                 except as expressly permitted hereunder, agree to do any of the foregoing.

9.8                                 Encumbrances.  Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, except:

(a)                                  the security interests and liens of Agent to secure the Obligations;

(b)                                 liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower or such Subsidiary, as the case may be and with respect to which adequate reserves have been set aside on its books;

(c)                                  non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of Borrower’s or such Subsidiary’s business to the extent: (i) such liens secure Indebtedness which is not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Borrower or such Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(d)                                 zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of Borrower or such Subsidiary as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;

(e)                                  purchase money security interests in Equipment and Real Property (including Capital Leases) to secure Indebtedness permitted under Section 9.9(b) hereof;

(f)                                    pledges and deposits of cash by Borrower after the date hereof in the ordinary course of business in connection with workers’ compensation, unemployment insurance, pension and other types of employee benefits consistent with the current practices of Borrower as of the date hereof;

(g)                                 pledges and deposits of cash by Borrower after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations in each case in the ordinary course of business consistent with the current practices of Borrower as of the date hereof; provided, that, in connection with any performance bonds issued by a surety or other person, the issuer of such bond shall have waived in writing any rights in or to, or other interest in, any of the Collateral in an agreement, in form and substance satisfactory to Agent;

(h)                                 liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by Borrower located on the premises of Borrower (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of Borrower and the precautionary UCC financing statement filings in respect thereof;

(i)                                     judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default, provided, that, (i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, (iii) a stay of enforcement of any such liens is in effect and (iv) Agent may establish a Reserve with respect thereto; and

(j)                                     the security interests and liens on assets of any Foreign Subsidiary to secure Indebtedness of such Foreign Subsidiary permitted under Section 9.9 hereof;

(k)                                  the security interests and liens securing Refinancing Indebtedness to the extent permitted hereunder;

(l)                                     the security interests and liens on the Wrightsville Fixed Assets to secure Indebtedness of Borrower permitted under Sections 9.9(e) or 9.9(j) hereof;

(m)                               pledges and deposits of cash by Borrower to secure Indebtedness of Borrower permitted under Section 9.9(h) hereof arising pursuant to hedging contracts entered into by Borrower to protect against fluctuations in currency exchange rates with respect to: (i)  specific loans by Borrower to its Foreign Subsidiaries (and not in connection with any foreign exchange facility provided to Borrower generally) or (ii) purchases of goods and services or royalty payments; provided, that, (A) the aggregate amount of all cash so pledged or deposited, together with the amount of all Letter of Credit Accommodations issued in connection with any hedging contracts, shall not in the aggregate exceed $5,000,000, (B)  the aggregate amount of all cash so pledged or deposited in connection with the purchase of goods or services or royalty payments, together with the amount of all Letter of Credit Accommodations issued in connection with such purchases or royalty payments, shall not in the aggregate exceed $4,000,000, (C) if as of the date of the pledge or deposit of any such cash and after giving effect thereto, the total amount of all cash so pledged or deposited and such Letter of Credit Accommodations is equal to or greater than $2,000,000, then as of the date thereof and after giving effect thereto, Excess Availability shall be not less than $10,000,000, (D) such pledge or deposit shall be required by the other party to the hedging contract as a condition to it entering into such contract with Borrower, and Agent shall have received evidence thereof, in form and substance satisfactory to Agent, (E) Agent shall receive a report each month describing all hedging contracts entered into by Borrower, the loan by Borrower to which such contract (or purchases, services or royalty payments) relates, the amount of the Collateral related thereto, and such other information with respect thereto as Agent may from time to time request, and (iii)  as of the date of the pledge or deposit of any such cash and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(n)                                 security interests, mortgages, pledges, liens, charges or other encumbrances with respect to Capital Stock of Borrower owned by a Subsidiary of Borrower;

(o)                                 the security interests and liens set forth on Schedule 8.4 to the Information Certificate and any renewals or extensions thereof; provided, that, such security interest or lien shall apply only to the assets to which they apply on the date hereof;

(p)                                 liens not otherwise permitted hereunder securing Indebtedness and any obligations of Borrower not prohibited hereby, in an aggregate principal amount at any time outstanding not to exceed $500,000; provided, however, that if such lien is not subordinate to the security interest of Agent in the Collateral, for itself and the benefit of Lenders, Agent shall establish and maintain a Reserve in an amount equal to the lesser of the value of the collateral subject to the liens securing such other obligations and the amount of such other obligations.

9.9                                 Indebtedness.  Borrower shall not, and shall not permit any Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, except:

(a)                                  the Obligations;

(b)                                 purchase money Indebtedness (including Capital Leases) arising after the date hereof to the extent secured by purchase money security interests in Equipment (including Capital Leases) or purchase money mortgages on Real Property not to exceed $8,000,000 in the aggregate in any fiscal year or $40,000,000 in the aggregate so long as such security interests or mortgages do not apply to any property of Borrower other than the Equipment or Real Property so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Property so acquired;

(c)                                  guarantees by any Subsidiary of Borrower of the Obligations;

(d)                                 unsecured Indebtedness of Borrower for borrowed money arising after the date hereof to any third person; provided, that, each of the following conditions is satisfied as determined by Agent: (i) such Indebtedness shall be on terms and conditions acceptable to Agent and either (A) shall be subject and subordinate in right of payment to the right of Agent and Lenders to receive the prior indefeasible payment and satisfaction in full payment of all of the

Obligations pursuant to the terms of an intercreditor agreement between Agent and such third party, in form and substance satisfactory to Agent or (B) shall not require any payments of principal in respect thereof prior to the date one hundred eighty (180) days after the end of the then current term of this Agreement; provided, that, if the conditions of clause (i)(A) of this subsection (d) are not satisfied, in no event shall the aggregate amount of all of such Indebtedness exceed $35,000,000 at any time outstanding, (ii) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention of Borrower to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent the amount of such Indebtedness, the person or persons to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information as Agent may request with respect thereto, (iii)  Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, (iv) except as Agent may otherwise agree in writing, all of the proceeds of the loans or other accommodations giving rise to such Indebtedness shall be paid to Agent for application to the Obligations in such order and manner as Agent may determine or at Agent’s option, to be held as cash collateral for the Obligations, (v) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (vi) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto, except, that, Borrower may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness (except pursuant to regularly scheduled payments permitted herein), or set aside or otherwise deposit or invest any sums for such purpose, and (vii) Borrower shall furnish to Agent all notices or demands in connection with such Indebtedness either received by Borrower or on its behalf promptly after the receipt thereof, or sent by Borrower or on its behalf concurrently with the sending thereof, as the case may be;

(e)                                  Indebtedness of Borrower evidenced by or arising under the Wrightsville Loan Agreements as in effect on the date hereof; provided, that:

(i)                                     the principal amount of such Indebtedness shall not exceed $4,000,000, less the aggregate amount of all repayments, repurchases or redemptions, whether optional or mandatory in respect thereof, plus interest thereon at the rate provided for in the Wrightsville Notes as in effect on the date hereof,

(ii)                                  such Indebtedness is and shall be secured only by the Wrightsville Fixed Assets;

(iii)                               Borrower shall not, directly or indirectly, make any payments in respect of such Indebtedness, except, that, Borrower may make (A) regularly scheduled payments of principal or interest when due in accordance with the terms of the Wrightsville Loan Agreements as in effect on the date hereof, (B) payments of principal in respect of such Indebtedness to the extent permitted under Section 9.9(e)(v) below and (C) payments of principal and interest with proceeds of Refinancing Indebtedness with respect thereto permitted under

Section 9.9(k) hereof, except, that, notwithstanding anything to the contrary contained in Section 9.9(k) hereof, the amount of the Refinancing Indebtedness shall not be limited to the amount of the Indebtedness then outstanding under the Wrightsville Loan Agreements, but may be such greater amount as Borrower may elect; provided, that, any amounts of such Refinancing Indebtedness in excess of the amounts outstanding and required to be repaid under the Wrightsville Loan Agreements shall be paid to Agent for application to the Obligations in such order and manner as Agent may determine (but without permanent reduction in the Maximum Credit),

(iv)                              Borrower shall not, directly or indirectly, amend, modify, alter or change any terms of such Indebtedness or any of the Wrightsville Loan Agreements, except that Borrower may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness other than pursuant to payments thereof, or to reduce the interest rate or any fees in connection therewith,

(v)                                 Borrower shall not, directly or indirectly, redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, except that Borrower may redeem, retire, defease, purchase or otherwise acquire such Indebtedness either (A) with proceeds of Refinancing Indebtedness with respect thereto to the extent permitted under Section 9.9(k) hereof, except, that, the amount of the Refinancing Indebtedness shall not be limited to the amount of the Indebtedness then outstanding under the Wrightsville Loan Agreements, but may be such greater amount as Borrower may elect; provided, that, any amounts of such Refinancing Indebtedness in excess of the amounts outstanding and required to be repaid under the Wrightsville Loan Agreements shall be paid to Agent for application to the Obligations in such order and manner as Agent may determine (but without permanent reduction in the Maximum Credit), or (B) otherwise with funds of Borrower; provided, that, as of the date of any redemption, retirement, defeasance, purchase or other acquisition in respect thereof (other than pursuant to Refinancing Indebtedness), and after giving effect thereto, if there are any Loans or Letter of Credit Accommodations outstanding as of such date after giving effect to any such payment, (1) as of the date of any such payment and after giving effect thereto, Excess Availability shall be not less than $30,000,000, (2) as of the date of any such payment and after giving effect thereto, the aggregate amount of all payments in respect of Permitted Transactions shall not exceed $50,000,000 in any fiscal year thereafter, (3) as of the date of any such payment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, and

(vi)                              Borrower shall furnish to Agent all written notices or demands in connection with such Indebtedness either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be;

(f)                                    Indebtedness of any Foreign Subsidiary of Borrower, other than any Obligor, provided, that, the occurrence of a default with respect thereto shall not result in, or permit any holder of any Indebtedness of Borrower or any Obligor to declare a default on Indebtedness of Borrower or any Obligor (other than the Indebtedness of Borrower or such Obligor arising pursuant to a guarantee by Borrower or such Obligor of such Indebtedness of the

Foreign Subsidiary to the extent such guarantee is permitted hereunder) or cause the payment thereof to be accelerated or payable prior to its stated maturity;

(g)                                 Indebtedness of Borrower arising after the date hereof pursuant to the guarantee by Borrower of the Indebtedness of any Foreign Subsidiary permitted under Section 9.9(f) above entered into by Borrower after the date hereof, provided, that, (i) the maximum aggregate amount of the liability of Borrower (whether contingent or otherwise) pursuant to each of such guarantees shall be set forth in the express written terms of such guarantees, (ii) the sum of the maximum aggregate amount of the liability of Borrower (whether contingent or otherwise) pursuant to all of such guarantees arising after the date hereof, plus the maximum aggregate amount of the liability of Borrower pursuant to all of the existing guarantees by Borrower of Indebtedness of Foreign Subsidiaries set forth on Schedule 9.9 to the Information Certificate, shall not, at any time, exceed $50,000,000; provided, that, in the event that the existing guarantees by Borrower of the Indebtedness of AEP Belgium, AEP Italy or AEP Industries (Nederland) BV or any of their respective Subsidiaries are terminated or the liability of Borrower under any of such guarantees is otherwise reduced, released or waived, the limit set forth above shall be reduced by the amount of the liability of Borrower under the guarantee that has been terminated or released (or in the case of any reduction of Borrower’s liability, shall be reduced by the amount of such reduction), except that if contemporaneously with the termination or release (or reduction, as of the case may be) of any of such existing guarantees of Indebtedness of any such Foreign Subsidiary, Borrower is required to enter into a new guarantee of Indebtedness of such Foreign Subsidiary that arose pursuant to loans the proceeds of which in whole or in part were used to repay all of the Indebtedness of such Foreign Subsidiary that was the subject of the guarantee so terminated, released or reduced, the limit set forth above shall not be so reduced, (iii) such Indebtedness of Borrower shall be unsecured, (iv)  prior to entering into any such guarantee, Borrower shall notify Agent in writing of its intention to do so, which notice shall set forth the maximum amount of the liability of Borrower pursuant to such guarantee, the person receiving the benefit of the guarantee, the Foreign Subsidiary whose Indebtedness is being guaranteed, the amount of such Indebtedness, whether it is secured or unsecured by any assets of any Foreign Subsidiary and if secured, the assets constituting collateral therefor, and such other information with respect thereto as Agent may request and (v) promptly after the execution thereof, Agent shall receive true, correct and complete copies of such guarantee and such other agreements related thereto as Agent may request;

(h)                                 Indebtedness of Borrower or any of its Subsidiaries under swap agreements, cap agreements, collar agreements, foreign exchange agreements, options, futures or forward hedging contracts, derivative instruments or similar contractual arrangements intended to protect a Person against fluctuations in interest rates, currency exchange rates or the price of raw materials and other products used or produced in the business of Borrower or such Subsidiary; provided, that, (i) such arrangements are with banks or other financial institutions that have combined capital and surplus and undivided profits of not less than $250,000,000, (ii) such arrangements are not for speculative purposes and (iii) such Indebtedness shall be unsecured, except to the extent such Indebtedness may constitute Obligations secured hereby or to the extent secured by pledges or deposits of cash permitted under Section 9.8(m) hereof;

(i)                                     Indebtedness of Borrower to any Subsidiary of Borrower pursuant to loans permitted under Section 9.10(k) hereof;

(j)                                     on and after the date of the payment in full of all Indebtedness under the Wrightsville Loan Agreements, Indebtedness arising after the date hereof in connection with loans by a financial institution to Borrower based on the value of the Wrightsville Fixed Assets, provided, that:

(i)                                     Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent, the amount of such Indebtedness, the person to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Agent may request,

(ii)                                  Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness (“Post-Wrightsville Loan Documents”), as duly authorized, executed and delivered by the parties thereto,

(iii)                               Agent shall have received an agreement from the person to whom such Indebtedness is owed, in form and substance satisfactory to Agent, which shall include, inter alia, the waiver by such person of any security interest, lien or other claims by such person in or to the Collateral and the agreement of such person to permit Agent access to, and the right to remain on, the Real Property and Equipment which is collateral for such Indebtedness to exercise the rights and remedies of Agent and otherwise deal with the Collateral,

(iv)                              such Indebtedness shall be incurred by Borrower at commercially reasonable rates and terms in a bona fide arm’s length transaction with a financial institution,

(v)                                 such Indebtedness shall not at any time include terms and conditions which in any manner adversely affect Agent or Lenders or any rights of Agent or Lenders as determined in good faith by Agent and confirmed by Agent to Borrower in writing or which are more restrictive or burdensome than the terms or conditions of any other Indebtedness of Borrower as in effect on the date hereof,

(vi)                              Borrower shall cause the person to whom such Indebtedness is owed to remit all of the proceeds of the loans giving rise to such Indebtedness directly to Agent for application to the Obligations in such order and manner as Agent shall determine (without permanent reduction in the Maximum Credit),

(vii)                           such Indebtedness shall only be secured by the Wrightsville Fixed Assets,

(viii)                        as of the date of incurring such Indebtedness and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing,

(ix)                                Borrower may only make regularly scheduled payments of principal and interest in respect of such Indebtedness,

(x)                                   Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of the agreements with respect to such Indebtedness, except, that, Borrower may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, except that Borrower may redeem, retire, defease, purchase or otherwise acquire such Indebtedness with proceeds of Refinancing Indebtedness with respect thereto to the extent permitted under Section 9.9(k) hereof, and

(xi)                                Borrower shall furnish to Agent all material notices or demands in connection with such Indebtedness either received by Borrower or on its behalf promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be; and

(k)                                  Indebtedness of Borrower arising after the date hereof issued in exchange for, or the proceeds of which are used to extend, refinance, replace or substitute for Indebtedness permitted under Section 9.9(b), Section 9.9(d), Section 9.9(e), Section 9.9(j), Section 9.9(m), Section 9.9(n) and Section 9.9(p) hereof (the “Refinancing Indebtedness”); provided, that, as to any such Refinancing Indebtedness, each of the following conditions is satisfied: (i) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent, the amount of such Indebtedness, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Agent may reasonably request, (ii) promptly upon Agent’s request, Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto, (iii) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity and a final maturity equal to or greater than the Weighted Average Life to Maturity and the final maturity, respectively, of the Indebtedness being extended, refinanced, replaced, or substituted for, (iv) the Refinancing Indebtedness shall rank in right of payment no more senior than, and be at least subordinated (if subordinated) to, the Obligations as the Indebtedness being extended, refinanced, replaced or substituted for, (v) the Refinancing Indebtedness shall not include terms and conditions with respect to Borrower which are more burdensome or restrictive in any material respect than those included in the Indebtedness so extended, refinanced, replaced or substituted for, (vi) such Indebtedness incurred by Borrower shall be at rates and with fees or other charges that are commercially reasonable, (vii) the incurring of such Indebtedness shall not result in an Event of Default, (viii) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of the Indebtedness so extended, refinanced, replaced or substituted for (plus the amount of refinancing fees and expenses incurred in connection therewith outstanding on the date of such event), (ix) the Refinancing Indebtedness shall be secured by substantially the same assets (or less of such assets) that secure the Indebtedness so extended, refinanced, replaced or substituted for, provided, that, such security interests with respect to the Refinancing Indebtedness shall have a priority no more senior than, and be at least as subordinated, if subordinated (on terms and conditions substantially similar to the subordination provisions applicable to the Indebtedness so extended, refinanced, replaced or substituted for or as is otherwise acceptable to Agent) as the security interest with respect to the Indebtedness so extended, refinanced, replaced or substituted for, (x) Borrower may only make payments of principal, interest and fees, if any, in respect of such Indebtedness to the extent such payments would have been permitted hereunder in respect of the Indebtedness so extended, refinanced, replaced or substituted for (and except as otherwise permitted below), (xi) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change any terms of the agreements with respect to such Refinancing Indebtedness, except that Borrower may, after prior written notice to Agent, amend, modify, alter or change the terms thereof to the extent permitted with respect to the Indebtedness so extended, refinanced, replaced or substituted for, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose (other than with Refinancing Indebtedness to the extent permitted herein and to the extent permitted with respect to the Indebtedness so extended, refinanced, replaced or substituted for), and (xii) Borrower shall furnish to Agent copies of all material notices or demands in connection with Indebtedness received by Borrower or on its behalf promptly after the receipt thereof or sent by Borrower or on its behalf concurrently with the sending thereof, as the case may be;

(l)                                     Indebtedness created, incurred, assumed or guaranteed by Borrower in the ordinary course of the business of Borrower in connection with obtaining goods, materials or services that is overdue by more than ninety (90) days, provided, that, the aggregate amount thereof at any time outstanding shall not exceed $100,000;

(m)                               the Indebtedness set forth on Schedule 9.9 to the Information Certificate; provided, that, (i) as to Indebtedness for borrowed money set forth on such Schedule 9.9, Borrower may only make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof or repay such Indebtedness with Refinancing Indebtedness to the extent permitted under Section 9.9(k) with respect thereto, (ii) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof in any material respect, except, that, Borrower may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) Borrower shall furnish to Agent all notices or demands in connection with such Indebtedness either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be.

(n)                                 Indebtedness of Borrower evidenced by or arising under the Senior Notes, provided, that:

(i)                                     the aggregate amount of such Indebtedness shall not exceed $175,000,000 less the aggregate amount of all repayments, repurchases or redemptions, whether optional or mandatory, in respect thereof, plus interest thereon at the rate provided for in the Senior Notes,

(ii)                                  Borrower shall not, directly or indirectly, make any payments in respect of such Indebtedness, except that Borrower may make (A) regularly scheduled payments of interest and fees, if any, in respect of such Indebtedness when due in accordance with the terms of the Senior Notes which interest shall be at a rate not greater than nine and one-quarter (9 1/4%) percent per annum (subject to increase by an additional two (2%) percent after a default under such Senior Notes) and interest on such Indebtedness shall be payable no more frequently than semi-annually, and (B) payments of principal in respect of such Indebtedness to the extent permitted under Section 9.9(n)(v) below and (C) payments of principal and interest with proceeds of Refinancing Indebtedness with respect thereto permitted under Section 9.9(k) hereof;

(iii)                               such Indebtedness shall be unsecured, the final stated maturity thereof shall be March 15, 2013;

(iv)                              Borrower shall not, directly or indirectly, amend, modify, alter or change in any material respect any terms of such Indebtedness or any of the Senior Notes or the indenture or other related agreements, documents and instruments with respect thereto, except that Borrower may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness other than pursuant to payments thereof, or to reduce the interest rate or any fees in connection therewith;

(v)                                 redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, except that Borrower may redeem, retire, defease, purchase or otherwise acquire such Indebtedness, either (A) with proceeds of Refinancing Indebtedness with respect thereto to the extent permitted under Section 9.9(k) hereof, or (B) otherwise with funds of Borrower, provided, that, as of the date of any such redemption, retirement, defeasance, purchase or other acquisition or any payment in respect thereof (other than pursuant to Refinancing Indebtedness) and after giving effect thereto, if there are any Loans or Letter of Credit Accommodations outstanding as of such date after giving effect to any such payment, (1) as of the date of any such payment and after giving effect thereto, Excess Availability shall be not less than $30,000,000, (2) as of the date of any such payment and after giving effect thereto, the aggregate amount of all payments in respect of Permitted Transactions shall not exceed $50,000,000 in any fiscal year thereafter, and (3) as of the date of any such payment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing; except further that, at any time the aggregate amount of all such payments together with the aggregate amount of all payments in respect of Permitted Transactions exceed $50,000,000 in any fiscal year thereafter, Borrower may only redeem, retire, defease, purchase or otherwise acquire such Indebtedness so long as Borrower shall have received current, updated projections of the amount of the Borrowing Base and Excess Availability for the (12) twelve month period after the date of such payment, in a form reasonably satisfactory to Agent, representing Borrower’s reasonable best estimate of the future Borrowing Base and Excess Availability for the period set forth therein as of the date not more than ten (10) days prior to the date of such payment, which projections shall have been prepared on the basis of the assumptions set forth therein which Borrower believes are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions and which projections shall show Excess Availability shall not be less than $30,000,000 at any time during such period;

(vi)                              Agent shall have received true, correct and complete copies of any indenture or other agreement providing for any of the terms of such Indebtedness promptly upon the execution thereof;

(vii)                           Borrower shall furnish to Agent all material written notices or demands in connection with such Indebtedness either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be;

(o)                                 to the extent not otherwise permitted by Section 9.9 hereof, any Indebtedness of a Subsidiary of Borrower to Borrower arising pursuant to loans or advances by Borrower to such Subsidiary permitted under Sections 9.10(h), 9.10(i), 9.10(k) or 9.10(m) hereof; and

(p)                                 in addition to Indebtedness otherwise permitted under this Section 9.9, unsecured Indebtedness in an aggregate principal amount at any time outstanding not to exceed $5,000,000.

9.10                           Loans, Investments, Etc.  Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any person, or form or acquire any Subsidiaries, or agree to do any of the foregoing, except:

(a)                                  the endorsement of instruments for collection or deposit in the ordinary course of business;

(b)                                 the Permitted Atlantis Plastics Acquisition;

(c)                                  investments in cash or Cash Equivalents, provided, that, (i) at any time that Agent may have the right to instruct the depository banks at which the Blocked Accounts are maintained to transfer funds to the Agent Payment Account, only if no Loans are then outstanding, except that, notwithstanding that any Loans are outstanding, Borrower may from time to time in the ordinary course of business consistent with the current practices of Borrower as of the date hereof make deposits of cash or other immediately available funds in operating demand deposit accounts used for disbursements to the extent required to provide funds for amounts drawn or anticipated to be drawn shortly on such accounts and such funds may be held in Cash Equivalents consisting of overnight investments until so drawn (so long as such funds and Cash Equivalents are not held more than five (5) Business Days from the date of the initial deposit thereof and do not exceed $3,000,000 at any time) and (ii) the terms and conditions of Section 5.4 hereof shall have been satisfied with respect to the deposit account, investment account or other account in which such cash or Cash Equivalents are held, except that Borrower shall not be required to deliver an Deposit Account Control Agreement or Investment Property Control Agreement as to any specific deposit account, investment account or other account which at all times has less than $15,000 in it so long as the aggregate amount of all deposits or other funds or investments in all of such accounts is less than $50,000 and no Default or Event of Default shall exist or have occurred and be continuing (provided, that, at any time either such amounts as to any account are exceeded or all of such accounts are exceeded or a Default or Event of Default shall exist or have occurred and be continuing, Borrower shall, promptly upon Agent’s request, deliver, and cause to be promptly delivered, to Agent such Deposit Account Control Agreements or Investment Property Control Agreements as Agent may specify).

(d)           the equity investments of Borrower in its Subsidiaries, provided, that, Borrower shall not make, and shall not have any obligation to make or liability for, any further capital contributions or other additional investments or other payments to or in or for the benefit of any of such Subsidiaries, except to the extent such capital contribution or other additional investment may be permitted under Section 9.10(i) below;

(e)           loans and advances by Borrower to employees of Borrower not to exceed the principal amount of $300,000 in the aggregate at any time outstanding for: (i) reasonably and necessary work-related travel or other ordinary business expenses to be incurred by such employee in connection with their work for Borrower and (ii) reasonable and necessary relocation expenses of such employees (including home mortgage financing for relocated employees);

(f)            stock or obligations issued to Borrower by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to Borrower or in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Agent, upon Agent’s request, together with such stock power, assignment or endorsement by Borrower as Agent may request;

(g)           obligations of account debtors to Borrower arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to Borrower; provided, that, promptly upon the receipt of the original of any such promissory note by Borrower, such promissory note shall be endorsed to the order of Agent by Borrower and promptly delivered to Agent as so endorsed;

(h)           loans of money or property (other than Collateral or a Financing Company Investment) by Borrower to any Person (other than any Subsidiary of Borrower existing as of the date hereof) after the date hereof or investment by Borrower in any Person (other than any Subsidiary of Borrower existing as of the date hereof) after the date hereof, or the formation or acquisition by Borrower of any direct Subsidiary of Borrower after the date hereof; provided, that, as to any such loans or investments, or the formation or acquisition of any such Subsidiary, each of the following conditions is satisfied as determined by Agent in:

(i)            the Person receiving such loan or investment or the Subsidiary formed or acquired, as the case may be, shall be engaged in a business related, ancillary or complimentary to the business of Borrower permitted in this Agreement,

(ii)           as of the date of any such loan or investment, or the formation or acquisition of such Subsidiary or any payments in connection with the formation or acquisition of such Subsidiary, and in each case after giving effect thereto, no Default or Event of Default shall exist or have occurred,

(iii)          as of the date of such loan or investment Agent shall have received current, updated projections of the amount of the Borrowing Base and Excess Availability for the six (6) month period after the date of such acquisition, in a form reasonably satisfactory to Agent, representing Borrower’s reasonable best estimate of the future Borrowing Base and Excess Availability for the period set forth therein as of the date not more than ten (10) days prior to the date of such acquisition, which projections shall have been prepared on the basis of the assumptions set forth therein which Borrower believes are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions and which projections shall show Excess Availability shall not be less than $30,000,000 at any time during such period,

(iv)          in the case of an investment in the Capital Stock of another Person, at Agent’s option, the original stock certificate or other instrument evidencing such investment (or such other evidence as may be issued in the case of a limited liability company) shall be promptly delivered to Agent in the event that Borrower shall be entitled to or shall hold or acquire any such certificated securities, together with such stock power, assignment or endorsement as Agent may request, in the event that such Capital Stock is not subject to the grant of a security interest pursuant to Section 5.1, and promptly upon Agent’s request, Borrower shall execute and deliver to Agent a pledge and security agreement, in form and substance satisfactory to Agent, granting to Agent, for itself and the benefit of Lenders, a first priority pledge of, security interest in and lien upon all of the issued and outstanding shares of such stock or other instrument or interest (and in the case of a limited liability company take such other actions as Agent shall require with respect to Agent’s security interests therein),

(v)           in the case of loans of money or property, the original of any promissory note or other instrument evidencing the Indebtedness arising pursuant to such loans shall be delivered, or caused to be delivered, to Agent, at Agent’s option, together with an appropriate endorsement, in form and substance satisfactory to Agent,

(vi)          in the case of the formation or acquisition of any Domestic Subsidiary, as to any such Domestic Subsidiary, (A) Borrower shall cause any such Subsidiary to execute and deliver to Agent, the following (each in form and substance satisfactory to Agent), (1) an absolute and unconditional guarantee of payment of the Obligations, (2) a security agreement granting to Agent a first security interest and lien (except as otherwise consented to in writing by Agent) upon all of the assets of any such Subsidiary, (3) related UCC financing statements, and (4) such other agreements, documents and instruments as Agent may reasonably require, including, but not limited to, supplements and amendments hereto and other loan agreements or instruments evidencing Indebtedness of such new Subsidiaries to Agent and Lenders and (B) Borrower shall (1) in the event the Capital Stock of such Subsidiary is not subject to the grant of a security interest pursuant to Section 5.1, execute and deliver to Agent, a pledge and security agreement, in form and substance satisfactory to Agent, granting to Agent a first pledge of and lien on all of the issued and outstanding shares of Capital Stock of any such Subsidiary, and (C) deliver the original stock certificates evidencing such shares of Capital Stock (or such other evidence as may be issued in the case of a limited liability company) in the event that Borrower shall be entitled to or shall hold or acquire any such certificated securities, together with stock powers with respect thereto duly executed in blank (or the equivalent thereof in the case of a limited liability company in which such interests are certificated, or otherwise take such actions as Agent shall require with respect to Agent’s security interests therein),

(vii)         in the case of the formation or acquisition of any direct Foreign Subsidiary, as to any such direct Foreign Subsidiary, Borrower shall (A) in the event the Capital Stock of such Subsidiary is not subject to the grant of a security interest pursuant to Section 5.1, execute and deliver to Agent, a pledge and security agreement, in form and substance satisfactory to Agent, granting to Agent a first pledge of and lien on sixty-six (66%) percent of all of the issued and outstanding voting shares of Capital Stock of any such Subsidiary, and (B) deliver the original stock certificates evidencing such shares of Capital Stock (or such other evidence as may be issued in the case of a limited liability company) in the event that Borrower shall be entitled to or shall hold or acquire any such certificated securities, together with stock powers with respect thereto duly executed in blank (or the equivalent thereof in the case of a limited liability company in which such interests are certificated, or if no such certificates or stock exists, otherwise take such actions as Agent shall require with respect to Agent’s security interests therein),

(viii)        Agent shall have received (A) not less than ten (10) Business Days’ prior written notice thereof setting forth in reasonable detail the nature and terms thereof, (B) true, correct and complete copies of all agreements, documents and instruments relating thereto and (C) such other information with respect thereto as Agent may request;

(i)            loans of money or property (other than Collateral) after the date hereof by Borrower to any Subsidiary of Borrower existing as of the date hereof or investment after the date hereof by Borrower in any Subsidiary of Borrower existing as of the date hereof (including pursuant to the forgiveness or cancellation of existing Indebtedness of such Subsidiary to Borrower); provided, that, as to any such loans or investments, each of the following conditions is satisfied as determined by Agent:

(i)            as of the date of such loan or investment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,

(ii)           as of the date of any such loan or investment and after giving effect thereto, Excess Availability shall be not less than $10,000,000 (except that the terms of this clause (ii) shall not apply to the forgiveness or cancellation of Indebtedness of such Subsidiary to Borrower),

(iii)          as of the date hereof, the aggregate amount of the Indebtedness of all Foreign Subsidiaries to Borrower on account of loans is $3,226,900,

(iv)          in no event shall the aggregate amount of all such loans and investments outstanding at any time exceed $135,447,182 (except that in the case of such investments by Borrower pursuant to the forgiveness or cancellation of Indebtedness of such Subsidiary to Borrower, (A) in no event shall the aggregate amount of all of such Indebtedness forgiven or cancelled after the date hereof exceed the US Dollar Equivalent of $50,000,000,

(B) Borrower shall give Agent prior written notice of the intention of Borrower to forgive or cancel such Indebtedness, together with such information with respect thereto as Agent may require and (C) the limits set forth in this clause (iv) with respect to the other loans or investments shall be reduced by the amount of such Indebtedness forgiven or cancelled effective as of the date of such forgiveness or cancellation,

(v)           in the case of an investment in the Capital Stock of Subsidiary, at Agent’s option, the original stock certificate or other instrument evidencing such investment (or such other evidence as may be issued in the case of a limited liability company) in the event that Borrower shall be entitled to or shall hold or acquire any such certificated securities shall be promptly delivered to Agent, together with such stock power, assignment or endorsement as Agent may request, and, in the event the Capital Stock of such Subsidiary is not subject to the grant of a security interest pursuant to Section 5.1, promptly upon Agent’s request, Borrower shall execute and deliver to Agent a pledge and security agreement, in form and substance satisfactory to Agent, granting to Agent, for itself and the benefit of Lenders, a first priority pledge of, security interest in and lien upon all of the issued and outstanding shares of such stock or other instrument or interest (and in the case of a limited liability company take such other actions as Agent shall require with respect to Agent’s security interests therein),

(vi)          in the case of loans of money or property, the original of any promissory note or other instrument evidencing the Indebtedness arising pursuant to such loans shall be delivered, or caused to be delivered, to Agent, at Agent’s option, together with an appropriate endorsement, in form and substance satisfactory to Agent,

(vii)         Agent shall have received (A) written notice promptly thereafter setting forth in reasonable detail the nature and terms thereof, (B) true, correct and complete copies of all agreements, documents and instruments relating thereto and (C) such other information with respect thereto as Agent may request, and

(viii)        within forty-five (45) days after the end of each fiscal month, Borrower shall provide to Agent a report in form and substance reasonably satisfactory to Agent of the outstanding amount of such loans and investments (together with loans by any Subsidiary of Borrower to Borrower and any repayments in respect thereof) as of the last day of the immediately preceding month and indicating any loans or investments made and payments received during the immediately preceding month;

(j)            the purchase by Borrower of all or a substantial part of the assets or property of any Person located in the United States (other than Capital Stock), provided, that, each of the following conditions is satisfied as determined by Agent in good faith;

(i)            Agent shall have received not less than ten (10) Business Days’ prior written notice of the proposed acquisition and such information with respect thereto as Agent may request, including (A) the proposed date and amount of the acquisition, (B) a list and description of the assets to be acquired, and (C) the total purchase price for the assets to be purchased (and the terms of payment of such purchase price),

(ii)           as of the date of such purchase and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,

(iii)          promptly upon Agent’s request, Borrower shall deliver, or cause to be delivered to Agent, true, correct and complete copies of all agreements, documents and instruments relating to such acquisition,

(iv)          the assets and properties being acquired by Borrower shall be substantially consistent with, and related to, the business of Borrower permitted in this Agreement,

(v)           the assets acquired by Borrower shall be free and clear of any security interest, mortgage, pledge, lien, charge or other encumbrance (other than those permitted in this Agreement) and Agent shall have received evidence satisfactory to it of the same,

(vi)          the acquisition by Borrower of such assets shall not violate any law or regulation or any order or decree of any court or Governmental Authority in any material respect and shall not and will not conflict with or result in the breach of, or constitute a default in any respect under, any material agreement, document or instrument to which Borrower or any Affiliate is a party or may be bound, or result in the creation or imposition of, or the obligation to grant, any lien, charge or encumbrance upon any of the property of Borrower or any Subsidiary or violate any provision of the certificate of incorporation or by-laws of Borrower,

(vii)         such purchase shall be on commercially reasonable prices and terms and in a bona fide arms’ length transaction with a person that is not an Affiliate of Borrower,

(viii)        Borrower shall not become obligated with respect to any Indebtedness, nor any of its property become subject to any security interest or lien, pursuant to such acquisition unless Borrower could incur such Indebtedness or create such security interest or lien hereunder or under the other Financing Agreements,

(ix)           Agent shall have received, in form and substance satisfactory to Agent, (A) evidence that Agent has valid and perfected security interests in and liens upon the assets purchased (other than assets of the type described in Section 5.2), subject to the security interests and liens permitted by Section 9.8 (B) UCC financing statements, (C) all Collateral Access Agreements and other consents, waivers, acknowledgments and other agreements from third persons which Agent may reasonably deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the assets purchased, (D) the agreement of the seller consenting to the collateral assignment by Borrower of all rights and remedies and claims for damages of Borrower relating to the Collateral (including, without limitation, any bulk sales indemnification) under the agreements, documents and instruments relating to such acquisition and (E) such other agreements, documents and instruments as Agent may reasonably request in connection therewith,

(x)            in no event shall any Accounts or Inventory so acquired by Borrower pursuant to such acquisition be deemed Eligible Accounts or Eligible Inventory unless and until Agent shall have conducted a field examination with respect thereto (and at Agent’s option, at Borrower’s expense, obtained an appraisal of such Inventory by an appraiser acceptable to Agent and in form, scope and methodology to Agent and addressed to Agent and upon which Agent is expressly permitted to rely, which appraisal shall be in addition to any appraisals which Agent may obtain pursuant to its rights under Section 7.3 hereof) and then only to the extent the criteria for Eligible Accounts and Eligible Inventory set forth herein are satisfied with respect thereto in accordance with this Agreement (or such other or additional criteria as Agent may, at its option, establish with respect thereto in accordance with this Agreement and subject to such Reserves as Agent may establish in accordance with this Agreement), and upon the request of Agent, the Accounts and Inventory acquired by Borrower pursuant to such acquisition shall at all times after such acquisition be separately identified and reported to Agent in a manner satisfactory to Agent,

(xi)           as of the date of such acquisition Agent shall have received current, updated projections of the amount of the Borrowing Base and Excess Availability for the six (6) month period after the date of such acquisition, in a form reasonably satisfactory to Agent, representing Borrower’s reasonable best estimate of the future Borrowing Base and Excess Availability for the period set forth therein as of the date not more than ten (10) days prior to the date of such acquisition, which projections shall have been prepared on the basis of the assumptions set forth therein which Borrower believes are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions and which projections shall show Excess Availability shall not be less than $30,000,000 at any time during such period;

(k)           any Foreign Subsidiary (that is not an Obligor) may make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any person, or form or acquire any Subsidiaries, or agree to do any of the foregoing, but in each case subject to the following terms and conditions as applicable set forth below:

(i)            such Foreign Subsidiary may form or acquire another Foreign Subsidiary after the date hereof; provided, that, (A) as of the date of the formation or acquisition of any such Subsidiary and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing and (B) in no event shall Borrower or any Obligor make, or be required to make, any payment or incur any obligation or liability in connection with the formation or acquisition of such Subsidiary or take any other action otherwise prohibited hereunder (except to the extent it may otherwise expressly be permitted to do so in this Agreement),

(ii)           such Foreign Subsidiary may purchase all or a substantial part of the assets or property of any person (other than Capital Stock); provided, that, (A) as of the date of any such purchase and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing and (B) in no event shall Borrower or any Obligor make or be required to make any payment or incur any obligation or liability in connection with such purchase or take any other action otherwise prohibited hereunder (except to the extent it may otherwise expressly be permitted to do so in this Agreement),

(iii)          such Foreign Subsidiary may make loans to Borrower or any Obligor, provided, that, (A) the Indebtedness arising pursuant to such loans shall be subject to, and subordinate in right of payment to, the right of Agent and Lenders to receive the prior final payment and satisfaction in full of all of the Obligations on terms and condition acceptable to Agent, (B) promptly upon Agent’s request, Agent shall have received a subordination agreement, in form and substance satisfactory to Agent, providing for the terms of the terms of the subordination in right of payment of such Indebtedness of Borrower or such Obligor to the prior final payment and satisfaction in full of all of the Obligations, duly authorized, executed and delivered by such Subsidiary and Borrower (or such Obligor), and (C) Borrower or such Obligor shall not, directly or indirectly make, or be required to make, any payments in respect of such Indebtedness, except that Borrower may make payments in respect of such Indebtedness owing to AEP Canada Inc. so long as to any such payment, each of the following conditions is satisfied:  (1) as of the date of such payment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (2)  as of the date of any such payment and after giving effect thereto, Excess Availability shall be not less than $10,000,000 and (3) Agent shall have received prior written notice of the intention of Borrower to make such payment;

(l)            the loans and advances set forth on Schedule 9.10 to the Information Certificate; provided, that, as to such loans and advances, (i) Borrower shall not, directly or indirectly, amend, modify, alter or change the terms of such loans and advances or any agreement, document or instrument related thereto and (ii) Borrower shall furnish to Agent all written notices or demands in connection with such loans and advances either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be.

(m)          any Finance Co. Investment.

9.11         Dividends and Redemptions.  Borrower shall not, directly or indirectly, declare or pay any dividends on account of any shares of any class of any Capital Stock of Borrower now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except that:

(a)           Borrower may declare and pay such dividends or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock for consideration in the form of shares of common stock (so long as after giving effect thereto no Change of Control or other Default or Event of Default shall exist or occur);

(b)           any Subsidiary of Borrower may make payments to Borrower in respect of: (i)  dividends (including dividends made in shares of Capital Stock) or (ii) the redemption or repurchase of any of the Capital Stock of such Subsidiary;

(c)           Borrower may pay dividends or Borrower or any Subsidiary of Borrower may redeem or repurchase any of the Capital Stock of Borrower, provided, that, as to any payment of such dividend or for such redemption or repurchase each of the following conditions is satisfied:

(i)  such payment shall be made with funds legally available therefor,

(ii) such dividend or redemption or repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which Borrower or such Subsidiary is a party or by which Borrower or such Subsidiary or either of their properties are bound,

(iii) as of the date of the payment of such dividend or redemption or repurchase and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,

(iv) as of the date of any payment in respect of such dividend or redemption or repurchase and after giving effect thereto, if there are any Loans or Letter of Credit Accommodations outstanding as of such date after giving effect to any such payment, (A) as of the date of any such payment, and after giving effect thereto, Excess Availability shall be not less than $30,000,000 and (B) as of the date of any such payment and after giving effect thereto, the aggregate amount of all payments in respect of Permitted Transactions shall not exceed $50,000,000 in any fiscal year thereafter,

(d)           Borrower may repurchase Capital Stock consisting of common stock held by employees pursuant to any employee stock ownership plan thereof upon the termination, retirement or death of any such employee in accordance with the provisions of such plan, provided, that, as to any such repurchase, each of the following conditions is satisfied: (i) as of the date of the payment for such repurchase and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing, (ii) such repurchase shall be paid with funds legally available therefor, (iii) such repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or its property are bound, and (iv) the aggregate amount of all payments for such repurchases in any calendar year shall not exceed $500,000.

9.12         Transactions with Affiliates.  Borrower shall not, directly or indirectly:

(a)           purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director or other Affiliate of Borrower, except (i) in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business (as the case may be) and upon fair and reasonable terms no less favorable to Borrower than Borrower would obtain in a comparable arm’s length transaction with an unaffiliated person; or (ii) to the extent not otherwise permitted by clause (i) hereof, the purchase or other acquisition by Borrower or Finance Co. from Third Point Partners Qualified L.P., Third Point Partners L.P., Third Point Offshore Fund, Ltd., Third Point Ultra Ltd., Third Point Resources L.P., and Third Point Resources Ltd. of Capital Stock of Borrower in an aggregate amount not to exceed the aggregate amount permitted for redemptions, retirements, purchases or other acquisitions of such Capital Stock under Section 9.11(c) hereof, upon fair and reasonable terms no less favorable to Borrower than Borrower would obtain in a comparable arm’s length transaction with an unaffiliated person; (iii) transactions otherwise permitted hereunder between Borrower or any of its Subsidiaries; and (iv) dividends, redemptions and other transactions permitted by Section 9.11 hereof; or

(b)           make any payments (whether by dividend, loan or otherwise) of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or any other Affiliate of Borrower, except (i)  reasonable compensation to officers, employees and directors for services rendered to Borrower in the ordinary course of business and (ii) repayments in respect of Indebtedness of Borrower to its Subsidiaries to the extent permitted under Section 9.10(k) hereof.

9.13         Compliance with ERISA.  Borrower shall, and shall cause each of its ERISA Affiliates, to:  (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) not terminate any of such Plans so as to incur any material liability to the Pension Benefit Guaranty Corporation;  (d) not allow or suffer to exist any prohibited transaction involving any of such Plans or any trust created thereunder which would subject Borrower or such ERISA Affiliate to a material tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan; (f) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Plan; or (g) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such Plan that is a single employer plan, which termination could result in any material liability to the Pension Benefit Guaranty Corporation.

9.14         End of Fiscal Years; Fiscal Quarters.  Borrower shall, for financial reporting purposes, cause its, and each of its Subsidiaries’ (a) fiscal years to end on October 31 of each year and (b) fiscal quarters to end on January 31, April 30, July 31, and October 31 of each year.

9.15         Change in Business.  Borrower shall not engage in any business other than the business of Borrower on the date hereof and any business reasonably related, ancillary or complimentary to the business in which Borrower is engaged on the date hereof.

9.16         Limitation of Restrictions Affecting Subsidiaries.  Borrower shall not, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of Borrower to (a) pay dividends or make other distributions or pay any Indebtedness owed to Borrower or any Subsidiary of Borrower; (b) make loans or advances to Borrower or any Subsidiary of Borrower, or (c) transfer any of its properties or assets to Borrower or any Subsidiary of Borrower; other than encumbrances and restrictions arising under (i) any agreement in effect on the date hereof as any such agreement is in effect on such date, (ii) applicable law or any order or ruling by a Governmental Authority, (iii) this Agreement, (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Borrower or any Subsidiary of Borrower, (v) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of

Borrower or any Subsidiary of Borrower, (vi) any agreement relating to the Capital Stock of, or any permitted Indebtedness incurred by, a Subsidiary of Borrower prior to the date on which such Subsidiary was acquired by Borrower and outstanding on such acquisition date, (vii) customary provisions in joint venture agreements entered into in the ordinary course of business, (viii) any agreement for Refinancing Indebtedness, provided, that, the provisions contained in such agreement is no more restrictive in any material respect than the provisions contained in the agreement that is the subject thereof in the reasonable judgment of the Board of Directors of Borrower; (ix) purchase money Indebtedness that imposes restrictions of the type referred to in clause (c) of this covenant; (x) restrictions of the type referred to in clause (c) of this covenant contained in security agreements securing Indebtedness of a Subsidiary to the extent that such liens were otherwise incurred in accordance with the terms hereof and restrict the transfer of property subject to such agreements, and (xi) the extension or continuation of contractual obligations in existence on the date hereof; provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Agent and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued.

9.17         Financial Covenants.

(a)           Minimum EBITDA.  At any time that Excess Availability is less than $25,000,000, (a) the EBITDA of Borrower for the immediately preceding twelve (12) consecutive month period ending as of the last day of the month for which financial statements of Borrower have been received by Agent (treated as a single accounting period) shall be not less than $35,000,000.

(b)           Fixed Charge Coverage Ratio.  At any time the average Excess Availability for the immediately preceding fiscal quarter of Borrower is less than $35,000,000, the Fixed Charge Coverage Ratio of Borrower as of the last day of such fiscal quarter of Borrower, with respect to the four (4) consecutive fiscal quarters of Borrower ending on such date (the “Test Date”), shall be not less than 1.0 to 1.0.

9.18         License Agreements.

(a)           Borrower shall (i) promptly and faithfully observe and perform all of the material terms, covenants, conditions and provisions of the material License Agreements to which it is a party to be observed and performed by it, at the times set forth therein, if any, (ii) not do, permit, suffer or refrain from doing anything that could reasonably be expected to result in a default under or breach of any of the terms of any material License Agreement, (iii) not cancel, surrender, modify, amend, waive or release any material License Agreement in any material respect or any term, provision or right of the licensee thereunder in any material respect, or consent to or permit to occur any of the foregoing; except, that, subject to Section 9.18(b) below, Borrower may cancel, surrender or release any material License Agreement in the ordinary course of the business of Borrower; provided, that, Borrower shall give Agent not less than thirty (30) days prior written notice of its intention to so cancel, surrender and release any such material License Agreement, (iv) give Agent prompt written notice of any material License Agreement entered into by Borrower after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Agent may request,

(v) give Agent prompt written notice of any material breach of any obligation, or any default, by any party under any material License Agreement, and deliver to Agent (promptly upon the receipt thereof by Borrower in the case of a notice to Borrower and concurrently with the sending thereof in the case of a notice from Borrower) a copy of each notice of default and every other material notice and other communication received or delivered by Borrower in connection with any material License Agreement which relates to the right of Borrower to continue to use the property subject to such License Agreement, and (vi) furnish to Agent, promptly upon the request of Agent, such information and evidence as Agent may reasonably require from time to time concerning the observance, performance and compliance by Borrower or the other party or parties thereto with the material terms, covenants or provisions of any material License Agreement.

(b)           Borrower will either exercise any option to renew or extend the term of each material License Agreement to which it is a party in such manner as will cause the term of such material License Agreement to be effectively renewed or extended for the period provided by such option and give prompt written notice thereof to Agent or give Agent prior written notice that Borrower does not intend to renew or extend the term of any such material License Agreement or that the term thereof shall otherwise be expiring, not less than sixty (60) days prior to the date of any such non-renewal or expiration.  In the event of the failure of Borrower to extend or renew any material License Agreement to which it is a party, Agent shall have, and is hereby granted, the irrevocable right and authority, at its option, to renew or extend the term of such material License Agreement, whether in its own name and behalf, or in the name and behalf of a designee or nominee of Agent or in the name and behalf of Borrower, as Agent shall determine at any time that an Event of Default shall exist or have occurred and be continuing.  Agent may, but shall not be required to, perform any or all of such obligations of Borrower under any of the License Agreements, including, but not limited to, the payment of any or all sums due from Borrower thereunder.  Any sums so paid by Agent shall constitute part of the Obligations.

9.19         Costs and Expenses.  Borrower shall pay to Agent and Lenders, within two (2) days of written demand from Agent to Borrower, all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Agent’s rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including:  (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) costs and expenses and fees for insurance premiums, appraisal fees and search fees, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Agent’s customary charges and fees with respect thereto; (c) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (d) costs and expenses of preserving and protecting the Collateral; (e) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (f) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent and Lenders during the course of periodic field examinations of the Collateral and Borrower’s operations, plus a per diem charge at the rate of $750 per person per day for Agent’s examiners in the field and office; and (g) the reasonable fees and disbursements of counsel (including legal assistants) to Agent and Lenders in connection with any of the foregoing.

9.20         Further Assurances.  At the request of Agent at any time and from time to time, Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements.  Agent may at any time and from time to time request a certificate from an officer of Borrower representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied.  In the event of such request by Agent, Agent and Lenders may, at Agent’s option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Agent has received such certificate and, in addition, Agent has determined that such conditions are satisfied.

9.21         Capital Expenditures.  At any time Excess Availability is less than $20,000,000, Borrower and its Subsidiaries shall not directly or indirectly make or commit to make, whether through purchase, capital leases or otherwise, Capital Expenditures in any fiscal year of Borrower in excess of $35,000,000.

SECTION 10.       EVENTS OF DEFAULT AND REMEDIES

10.1         Events of Default.  The occurrence or existence of any one or more of the following events is referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a)           (i) Borrower fails to pay any of the Obligations when due or (ii) Borrower fails to perform any of the covenants contained in Sections 9.2, 9.3, 9.4, 9.5, 9.6 (other than 9.6(a) and 9.6(b)(vi), 9.13, 9.14, 9.15, 9.16, 9.18, 9.19 and 9.20 of this Agreement and such failure shall continue for thirty (30) days; provided, that, such thirty (30) day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such thirty (30) day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by Borrower of any such covenant or (iii) Borrower or any Obligor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements to which it is a party other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above;

(b)           any representation, warranty or statement of fact made by Borrower to Agent or Lenders in this Agreement, the other Financing Agreements or any other written agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

(c)           any Obligor revokes, terminates or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Agent or any Lender related to the Obligations or this Agreement;

(d)           any judgment for the payment of money is rendered against Borrower or any Obligor in excess of $2,500,000 in any one case or in excess of $5,000,000 in the aggregate (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment) and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against Borrower or any Obligor or any of the Collateral having a value in excess of $1,000,000;

(e)           any Obligor (being a natural person or a general partner of an Obligor which is a partnership) dies or any Obligor, which is a partnership, limited liability company, limited liability partnership or a corporation, dissolves or suspends or discontinues doing business;

(f)            Borrower or any Obligor makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them;

(g)           a case or proceeding under the bankruptcy laws of the United States now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against Borrower or any Obligor or all or any part of its properties and such petition or application is not dismissed within forty-five (45) days after the date of its filing or Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(h)           a case or proceeding under the bankruptcy laws of the United States now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by Borrower or any Obligor or for all or any part of its property;

(i)            any default in respect of any Indebtedness of Borrower or any Obligor (other than Indebtedness owing to Agent and Lenders hereunder), in any case in an amount in excess of $3,500,000 including, without limitation, the Senior Notes, which default continues for more than the applicable cure period, if any, with respect thereto and/or is not waived in writing by the other parties thereto, or any default by Borrower or any Obligor under any Material Contract, which default continues for more than the applicable cure period, if any, with respect thereto and/or is not waived in writing by the other parties thereto;

(j)            any bank (other than a bank which may be the sole shareholder of Agent at such time) at which any deposit account of Borrower or any Obligor is maintained shall fail to comply with any of the terms of any Deposit Account Control Agreement to which such bank is a party or any securities intermediary, commodity intermediary or other financial institution at any time in custody, control or possession of any investment property of Borrower or any Obligor shall fail to comply with any of the terms of any Investment Property Control Agreement to which such person is a party;

(k)           any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Agent or any Lender) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Financing Agreements shall cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);

(l)            an ERISA Event shall occur which results in or could reasonably be expected to result in liability of Borrower in an aggregate amount in excess of $2,500,000;

(m)          any Change of Control;

(n)           the indictment by any Governmental Authority, or as Agent may reasonably and in good faith determine, the threatened indictment by any Governmental Authority of Borrower or any Obligor of which Borrower, such Obligor or Agent receives notice, in either case, as to which there is a reasonable possibility of an adverse determination, in the good faith determination of Agent, under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against Borrower or any Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of $2,500,000 or (ii) any other property of Borrower which is necessary or material to the conduct of its business;

(o)           there shall be a material adverse change in the business, assets or prospects of Borrower (taken as a whole) or any Obligor after the date hereof as determined by Agent or the Required Lenders in good faith; or

(p)           there shall be an event of default under any of the other Financing Agreements beyond the expiration of any grace or cure period contained therein.

10.2         Remedies.

(a)           At any time an Event of Default exists or has occurred and is continuing, Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law.  All rights, remedies and powers granted to Agent and Lenders hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower or any Obligor of this Agreement or any of the other Financing Agreements.  Subject to Section 12 hereof, Agent may, and at the direction of the Required Lenders shall, at any time or times, proceed directly against Borrower or any Obligor to collect the Obligations without prior recourse to the Collateral.  Notwithstanding anything to the contrary contained herein, as to any rights or remedies of Agent with respect to Collateral subject to Spanish law, in the event that such laws require procedures different from those provided herein, the applicable provisions of Spanish law shall control.

(b)           Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, and upon the direction of the Required Lenders, shall (i) accelerate the payment of all Obligations and demand immediate payment thereof to Agent for itself and the ratable benefit of Lenders, (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require Borrower or any Obligor, at Borrower’s expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with the Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower or any Obligor, which right or equity of redemption is hereby expressly waived and released by Borrower and Obligors and/or (vii) terminate this Agreement.  If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent.  If notice of disposition of Collateral is required by law, ten (10) Business Days’ prior notice by Agent to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower and Obligors waive any other notice.  In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower and each Obligor waives the posting of any bond which might otherwise be required. At any time an Event of Default exists or has occurred and is continuing, upon Agent’s request, Borrower will either, as Agent shall specify, furnish cash collateral to the issuer to be used to secure and fund Agent’s reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Agent for the Letter of Credit Accommodations.  Such cash collateral shall be in the amount equal to one hundred ten (110%) percent of the amount of the Letter of Credit Accommodations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of such Letter of Credit Accommodations.

(c)           At any time or times that an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, and upon the direction of Required Lenders, Agent shall, enforce the rights of Borrower or any Obligor against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables.  Without limiting the generality of the foregoing, at any time or times that an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, and upon the direction of Required Lenders, Agent shall, at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Agent and that Agent has a security interest therein and Agent may direct any or all account debtors, secondary obligors and other obligors to make payment of Receivables directly to Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Agent and Lenders shall not be liable to Borrower or any Obligor (or any Affiliate of Borrower or any Obligor) for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Agent may deem necessary or desirable for the protection of its interests or the interests of Lenders.  At any time that an Event of Default exists or has occurred and is continuing, at Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Agent and are payable directly and only to Agent and Borrower and Obligors shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Agent may require.  In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrower shall, upon Agent’s request, hold the returned Inventory in trust for Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Agent’s instructions, and not issue any credits, discounts or allowances with respect thereto without Agent’s prior written consent.

(d)           To the extent that applicable law imposes duties on Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), Borrower acknowledges and agrees that it is not commercially unreasonable for Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Agent or Lenders against risks of loss, collection or disposition of Collateral or to provide to Agent or Lenders a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Borrower acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Agent or any Lender would not be commercially unreasonable in the exercise by Agent or any Lender of remedies against the Collateral and that other actions or omissions by Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to Borrower or to impose any duties on Agent or Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

(e)           For the purpose of enabling Agent to exercise the rights and remedies hereunder, Borrower and any Obligor hereby grants to Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable at any time an Event of Default shall exist or have occurred and for so long as the same is continuing) without payment of royalty or other compensation to Borrower or any Obligor, to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by Borrower or any Obligor, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof, provided, that, the license provided for herein shall terminate on the date all of the Obligations have been paid and satisfied in full in immediately available funds and this Agreement has been terminated.

(f)            Agent may apply the cash proceeds of Collateral actually received by Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Agent may elect, whether or not then due.  Borrower shall remain liable to Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including reasonable attorneys’  fees and expenses.

(g)           Without limiting the foregoing, upon the occurrence of a Default or an Event of Default, Agent and Lenders may, at Agent’s option, and upon the direction of the Required Lenders, Agent and Lenders shall, without notice, (i) cease making Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Loans and Letter of Credit Accommodations available to Borrower and/or (ii) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Agent and Lenders to Borrower.

SECTION 11.       JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

11.1         Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a)           The validity, interpretation and enforcement of this Agreement and the other Financing Agreements (other than the Mortgages to the extent provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would result in the application of the law of any jurisdiction other than the laws of the State of New York.

(b)           Borrower, Agent and Lenders irrevocably consent and submit to the non-exclusive jurisdiction of the Supreme Court of the State of New York and the United States District Court for the Southern District of New York, whichever Agent may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agent and Lenders shall have the right to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Borrower or its property).

(c)           Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Agent’s option, by service upon Borrower in any other manner provided under the rules of any such courts.

(d)           BORROWER, AGENT AND LENDERS EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  BORROWER, AGENT AND LENDERS EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER, AGENT OR ANY LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e)           Agent and Lenders shall not have any liability to Borrower (whether in tort, contract, equity or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agent and such Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct.  In any such litigation, Agent and Lenders shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement.  Borrower:  (i) certifies that neither Agent, any Lender nor any representative, agent or attorney acting for or on behalf of Agent or any Lender has represented, expressly or otherwise, that Agent and Lenders would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, Agent and Lenders are relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.

11.2         Waiver of Notices.  Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein.  No notice to or demand on Borrower which Agent or any Lender may elect to give shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.

11.3         Amendments and Waivers.

(a)           Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Agent and the Required Lenders or at Agent’s option, by Agent with the authorization of the Required Lenders, and as to amendments to any of the Financing Agreements (other than with respect to any provision of Section 12 hereof), or any waiver or discharge of Agent or any Lender of any obligations to Borrower, by Borrower; except, that, no such amendment, waiver, discharge or termination shall:

(i)            reduce the interest rate or any fees or extend the Maturity Date or time of payment of any principal, interest, or any fees or reduce the principal amount of any Loan or Letter of Credit Accommodations, in each case without the consent of each Lender directly affected thereby,

(ii)           increase the Commitment of any Lender over the amount thereof then in effect or provided hereunder, in each case without the consent of the Lender directly affected thereby,

(iii)          release any Collateral (except as expressly required hereunder or under any of the other Financing Agreements or applicable law and except as permitted under Section 12.11(b) hereof), without the consent of Agent and all of Lenders,

(iv)          reduce any percentage specified in the definition of Required Lenders, without the consent of Agent and all of Lenders,

(v)           consent to the assignment or transfer by Borrower of any of their rights and obligations under this Agreement, without the consent of Agent and all of Lenders,

(vi)          without the consent of the Supermajority Lenders, waive any Event of Default that resulted from (A) the Borrower’s failure to pay any Obligations when due in respect of principal, reimbursement obligation in respect of Letter of Credit Accommodations, interest or fees under Sections 2.2(b), 3.1 and 3.2, (B) the Borrower’s failure to perform any of the covenants contained in Sections 7.1(a), 9.1(a), 9.6(a), 9.6(b), 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, 9.15, 9.17 and 9.21, or (C) any event set forth in Section 10.1(a)(i), 10.1(f), (g), (h) or (m),

(vii)         amend, modify or waive any terms of this Section 11.3 or Section 12.8 hereof, without the consent of Agent and all Lenders,

(viii)        amend the financial covenants set forth in Section 9.17 hereof or any component definitions used to determine compliance with such financial covenants, in any case without the consent of Agent and Supermajority Lenders,

(ix)           increase the Maximum Credit or the advance rates constituting part of the Borrowing Base, or add Real Property or Equipment to the Borrowing Base, modify the eligibility criteria with respect to Eligible Equipment, Eligible Accounts, Eligible Inventory, Eligible Real Property or Eligible New Equipment if the effect thereof is to make more credit available to the Borrower, in each case, without the consent of Agent and all Lenders, or

(x)            change the definition of “Excess Availability” or modify any of the dollar thresholds for Excess Availability used in this Agreement or in any other Financing Agreement, without the consent of the Agent and all Lenders.

(b)           No party shall by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein.  Any such waiver shall be enforceable only to the extent specifically set forth therein.  A waiver by any party hereto of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which such party would otherwise have on any future occasion, whether similar in kind or otherwise.

(c)           Notwithstanding anything to the contrary contained in Section 11.3(a) above, in the event that Borrower requests that this Agreement or any other Financing Agreements be amended or otherwise modified in a manner which would require the unanimous consent of all of the Lenders and such amendment or other modification is agreed to by the Required Lenders, then, with the consent of Borrower, Agent and the Required Lenders, Borrower, Agent and the Required Lenders may amend this Agreement without the consent of the Lenders that did not agree to such amendment or other modification (collectively, the “Minority Lenders”) to provide for (i) the termination of the Commitment of each of the Minority Lenders, (ii) the addition to this Agreement of one or more other Lenders, or an increase in the Commitment of one or more of the Required Lenders, so that the Commitments, after giving effect to such amendment, shall be in the same aggregate amount as the Commitments immediately before giving effect to such amendment, (iii) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new Lenders or Required Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans of the Minority Lenders immediately before giving effect to such amendment and (iv) the payment of all interest, fees and other Obligations payable or accrued in favor of the Minority Lenders and such other modifications to this Agreement as Borrower and the Required Lenders may determine to be appropriate.

(d)                                 The consent of Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section.

11.4                           Waiver of Counterclaims.  Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.  Nothing contained in this Section 11.4 shall limit the right of Borrower to bring a claim in a separate action or proceeding

11.5                           Indemnification.  Borrower shall indemnify and hold Agent and each Lender, and its officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys’ fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the reasonable fees and expenses of counsel except that Borrower shall not have any obligation under this Section 11.5 to indemnify an Indemnitee with respect to a matter covered hereby resulting from the gross negligence or wilful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without limiting the obligations of Borrower as to any other Indemnitee).   To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion which it is permitted to pay under applicable law to Agent and Lenders in satisfaction of indemnified matters under this Section.  To the extent permitted by applicable law, no Borrower shall assert, and Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby.  All amounts due under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

SECTION 12.      THE AGENT

12.1                           Appointment, Powers and Immunities.  Each Lender irrevocably designates, appoints and authorizes Wachovia to act as Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto.  Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Agent; (b) shall not be responsible to Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Financing Agreements, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by Borrower or any Obligor or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Lenders for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.  Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to Agent shall have been delivered to and acknowledged by Agent.

12.2                           Reliance by Agent.  Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent.  As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of Lenders as is required in such circumstance, and such instructions of such Agents and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

12.3                           Events of Default.

(a)                                  Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default or other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, unless and until Agent has received written notice from a Lender, or a Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition”.  In the event that Agent receives such a Notice of Default or Failure of Condition, Agent shall give prompt notice thereof to the Lenders.  Agent shall (subject to Section 12.7) take such action with respect to any such

Event of Default or failure of condition precedent as shall be directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders.  Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, Agent may, but shall have no obligation to, continue to make Loans and issue or cause to be issued Letter of Credit Accommodations for the ratable account and risk of Lenders from time to time if Agent believes making such Loans or issuing or causing to be issued such Letter of Credit Accommodations is in the best interests of Lenders.

(b)                                 Except with the prior written consent of Agent, no Lender may assert or exercise any enforcement right or remedy in respect of the Loans, Letter of Credit Accommodations or other Obligations, as against Borrower or any Obligor or any of the Collateral or other property of Borrower or any Obligor.

12.4                           Wachovia in its Individual Capacity.  With respect to its Commitment and the Loans made and Letter of Credit Accommodations issued or caused to be issued by it (and any successor acting as Agent), so long as Wachovia shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Wachovia in its individual capacity as Lender hereunder.  Wachovia (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with Borrower(and any of its Subsidiaries or Affiliates) as if it were not acting as Agent, and Wachovia and its Affiliates may accept fees and other consideration from Borrower and any of its Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

12.5                           Indemnification.  Lenders agree to indemnify Agent (to the extent not reimbursed by Borrower hereunder and without limiting any obligations of Borrower hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction.  The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

12.6                           Non-Reliance on Agent and Other Lenders.  Each Lender agrees that it has, independently and without reliance on Agent or other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and any

Obligors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements.  Agent shall not be required to keep itself informed as to the performance or observance by Borrower or any Obligor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of Borrower or any Obligor.  Agent will use reasonable efforts to provide Lenders with any information received by Agent from Borrower or any Obligor which is required to be provided to Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by Agent from Borrower or any Lender; provided, that, Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent hereunder, Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of Borrower or any Obligor that may come into the possession of Agent.

12.7                           Failure to Act.  Except for action expressly required of Agent hereunder and under the other Financing Agreements, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

12.8                           Additional Loans.  Agent shall not make any Loans or provide any Letter of Credit Accommodations to Borrower on behalf of Lenders intentionally and with actual knowledge that such Loans or Letter of Credit Accommodations would cause the aggregate amount of the total outstanding Loans and Letter of Credit Accommodations to Borrower to exceed the Borrowing Base, without the prior consent of all Lenders, except, that, Agent may make such additional Loans or provide such additional Letter of Credit Accommodations on behalf of Lenders, intentionally and with actual knowledge that such Loans or Letter of Credit Accommodations will cause the total outstanding Loans and Letter of Credit Accommodations to Borrower to exceed the Borrowing Base, as Agent may deem necessary or advisable in its discretion, provided, that:  (a) the total principal amount of the additional Loans or additional Letter of Credit Accommodations to Borrower which Agent may make or provide after obtaining such actual knowledge that the aggregate principal amount of the Loans equal or exceed the Borrowing Base, together with the then outstanding principal amount of the Special Agent Advances, shall not at any time exceed in the aggregate $5,000,000 outstanding at any time and shall not cause the total principal amount of the Loans and Letter of Credit Accommodations to exceed the Maximum Credit and (b) no such additional Loans or Letter of Credit Accommodations shall be outstanding more than ninety (90) days after the date such additional Loan or Letter of Credit Accommodation is made or issued (as the case may be), except as the Required Lenders may otherwise agree.  Each Lender shall be obligated to pay Agent the amount of its Pro Rata Share of any such additional Loans or Letter of Credit Accommodations provided that Agent is acting in accordance with the terms of this Section 12.8.

12.9                           Concerning the Collateral and the Related Financing Agreements.  Each Lender authorizes and directs Agent to enter into this Agreement and the other Financing Agreements.  Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by Agent or Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

12.10                     Field Audit, Examination Reports and other Information; Disclaimer by Lenders.  By signing this Agreement, each Lender:

(a)                                  is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report and a weekly report with respect to the Borrowing Base prepared by Agent (each field audit or examination report and monthly report with respect to the Borrowing Base being referred to herein as a “Report” and collectively, “Reports”);

(b)                                 expressly agrees and acknowledges that Agent (A) does not make any representation or warranty as to the accuracy of any Report, or (B) shall not be liable for any information contained in any Report;

(c)                                  expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any audit or examination will inspect only specific information regarding Borrower and will rely significantly upon Borrower’s books and records, as well as on representations of Borrower’s personnel; and

(d)                                 agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 13.5 hereof, and not to distribute or use any Report in any other manner.

12.11                     Collateral Matters.

(a)                                  Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, make such disbursements and advances (“Special Agent Advances”) which Agent, in its sole discretion, deems necessary or desirable either (i) to preserve or protect the Collateral or any portion thereof or (ii) to enhance the likelihood or maximize the amount of repayment by Borrower of the Loans and other Obligations, provided, that, the aggregate principal amount of Special Agent Advances, together with the then outstanding principal amount of the additional Loans and Letter of Credit Accommodations that equal or exceed the Borrowing Base provided for under Section 12.8 hereof, shall not exceed in the aggregate $5,000,000 outstanding at any time or (iii) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement or any of the other Financing Agreements consisting of costs, fees and expenses and payments to any issuer of Letter of Credit Accommodations.  Special Agent Advances shall be repayable on demand and be secured by the Collateral.  Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder.  Agent shall notify each Lender and Borrower in writing of each such Special Agent Advance, which notice shall include a description of the purpose of such Special Agent Advance.  Without limitation of its obligations pursuant to Section 6.9, each Lender agrees that it shall make available to Agent, upon Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Special Agent Advance.  If such funds are not made available to Agent by such Lender, Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans.

(b)                                 Lenders hereby irrevocably authorize Agent, at its option and in its discretion to release any security interest in, mortgage or lien upon, any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 13.1 below, or (ii) constituting property being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with Section 9.7 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which Borrower did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) having a value in the aggregate in any twelve (12) month period of less than $3,000,000 or (v) if approved, authorized or ratified in writing by all of Lenders.  Except as provided above, Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all of Lenders (and any Lender may require that the proceeds from any sale or other disposition of the Collateral to be so released be applied to the Obligations in a manner satisfactory to such Lender).  Upon request by Agent at any time, Lenders will promptly confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section.

(c)                                  Without any manner limiting Agent’s authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section.  Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Agent upon any Collateral to the extent set forth above; provided, that, (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of Borrower in respect of) the Collateral retained by Borrower.

(d)                                 Agent shall have no obligation whatsoever to any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by Borrower or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letter of Credit

Accommodations hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Agent pursuant hereto or any of the Financing Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Lender.

12.12                     Agency for Perfection.  Each Lender hereby appoints Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral of Agent in assets which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and Agent and each Lender hereby acknowledges that it holds possession of any such Collateral for the benefit of Agent as secured party.  Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

12.13                     Successor Agent.  Agent may resign as Agent upon thirty (30) days’ notice to Lenders and Borrower. If Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for Lenders.  If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and Borrower, a successor agent from among Lenders.  Upon the acceptance by the Lender so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Agent and the term “Agent” as used herein and in the other Financing Agreements shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement.  If no successor agent has accepted appointment as Agent by the date which is thirty (30) days after the date of a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nonetheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

12.14                     Other Agent Designations.  Agent may at any time and from time to time determine that a Lender may, in addition, be a “Co-Collateral Agent”, “Syndication Agent”, “Co-Documentation Agent” or similar designation hereunder and enter into an agreement with such Lender to have it so identified for purposes of this Agreement.  Any such designation shall be effective upon written notice by Agent to Administrative Borrower of any such designation.  Any Lender that is so designated as a Co-Collateral Agent, Syndication Agent, Co-Documentation Agent or such similar designation by Agent shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Financing Agreements other than those applicable to all Lenders as such.  Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender and no Lender shall be deemed to have relied, nor shall any Lender rely, on a Lender so identified as a Co-Agent, Syndication Agent, Documentation Agent or such similar designation in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 13.      TERM OF AGREEMENT; MISCELLANEOUS

13.1                           Term.

(a)                                  This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on December 15, 2012 (the “Maturity Date”), unless terminated sooner in accordance with the terms hereof.

(b)                                 Agent may, at its option (and Agent shall at the direction of Required Lenders), terminate this Agreement at any time on or after an Event of Default and for so long as the same is continuing.

(c)                                  Upon the Maturity Date or any other effective date of termination of the Financing Agreements, Borrower shall pay to Agent all outstanding and unpaid Obligations and shall furnish cash collateral to Agent (or at Agent’s option, a letter of credit issued for the account of Borrower and at Borrower’s expense, in form and substance satisfactory to Agent, by an issuer acceptable to Agent and payable to Agent as beneficiary) in such amounts as Agent determines are reasonably necessary to secure Agent and Lenders from loss, cost, damage or expense, including reasonable attorneys’ fees and expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment.  The amount of such cash collateral (or letter of credit, as Agent may determine) as to any Letter of Credit Accommodations shall be in the amount equal to one hundred ten (110%) percent of the amount of the Letter of Credit Accommodations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of such Letter of Credit Accommodations.  Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the Agent Payment Account or such other bank account of Agent, as Agent may, in its discretion, designate in writing to Borrower for such purpose.  Interest shall be due until and including the next Business Day, if the amounts so paid by Borrower to the Agent Payment Account or other bank account designated by Agent are received in such bank account later than 12:00 noon, New York City time.

(d)                                 No termination of this Agreement or the other Financing Agreements shall relieve or discharge Borrower of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Agent’s continuing security interest in the Collateral and the rights and remedies of Agent and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid.  Accordingly, Borrower waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and Agent shall not be required to send such termination statements to Borrower or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid and satisfied in full in immediately available funds.

13.2         Interpretative Provisions.

(a)           All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

(b)           All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

(c)           All references to Borrower, Agent and Lenders pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

(d)           The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(e)           The word “including” when used in this Agreement shall mean “including, without limitation”.

(f)            An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured, if such Event of Default is capable of being cured as determined by Agent.

(g)           All references to the term “good faith” used herein when applicable to Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC,  honesty in fact in the conduct or transaction concerned and acting in accordance with reasonable commercial standards of fair dealing as an asset-based lender dealing with a borrower similarly situated in an arrangement of a similar nature under the circumstances as understood by Agent or such Lender at such time based on its actual knowledge, without any duty of inquiry or investigation.  Borrower shall have the burden of proving any lack of good faith on the part of Agent or any Lender alleged by Borrower at any time.

(h)           Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Borrower most recently received by Agent prior to the date hereof.

(i)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(j)            Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(k)           The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(l)            This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(m)          This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Agent and the other parties, and are the products of all parties.  Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agent or Lenders merely because of Agent’s or any Lender’s involvement in their preparation.

13.3         Notices.  All notices, requests and demands hereunder shall be in writing and deemed to have been given or made:  if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.  All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to Borrower:	AEP Industries Inc.
125 Phillips Avenue
Hackensack, New Jersey 07606-1546
Attention: Vice-President and Chief Financial Officer
Telephone No.: 201-641-6600
Telecopy No.: 201-807-2308

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP & Affiliates
Four Times Square
New York, New York 10036
Attention: Sal Guerrera, Esq.
Telephone No: 212-735-3910
Telecopy No.: 212-777-3910

If to Agent:	Wachovia Bank, National Association
1133 Avenue of the Americas
New York, New York 10036
Attention: Portfolio Manager
Telephone No.: 212-840-2000
Telecopy No.: 212-545-4554

13.4         Partial Invalidity.  If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

13.5         Confidentiality.

(a)           Agent and each Lender shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by Borrower pursuant to this Agreement, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, (iii) in connection with any litigation to which Agent or such Lender is a party relating to this Agreement, (iv) to any Lender or Participant (or prospective Lender or Participant) or any Affiliate of any Lender so long as such Lender or Participant (or prospective Lender or Participant) or Affiliate shall have been instructed to treat such information as confidential in accordance with this Section 13.5 (and shall have accepted such instructions), or (v) to counsel for Agent or any Participant or Lender (or prospective Participant or Lender so long as clause (iv) of this Section is satisfied as to such person).  Agent shall also instruct any agent or designee of Agent to treat such information as confidential in accordance with and subject to the terms of this Section 13.5 as if such agent or designee were Agent (and such agent or designee shall accept such instructions)

(b)           In the event that Agent or any Lender receives a request or demand to disclose any confidential information pursuant to any subpoena or court order, Agent or such Lender, as the case may be, agrees (i) to the extent permitted by applicable law or if permitted by applicable law, statute, rule or regulation to the extent Agent determines in good faith that it will not create any risk of liability to Agent or such Lender, that Agent or such Lender will promptly notify Borrower of such request so that Borrower may seek a protective order or other appropriate relief or remedy and (ii) if disclosure of such information is required, disclose such information and, subject to reimbursement by Borrower of Agent’s or such Lender’s reasonable expenses, cooperate with Borrower in the reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which Borrower so designates, to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender determines in good faith that it will not create any risk of liability to Agent or such Lender.

(c)           In no event shall this Section 13.5 or any other provision of this Agreement or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by Borrower or any third party without breach of this Section 13.5 or otherwise become generally available to the public, other than as a result of a disclosure in violation hereof or in violation of any other confidentiality agreement in favor of Borrower to the extent Agent or the Lender involved has actual knowledge of such agreement and the violation thereof at the time it receives such information, (ii) to apply to or restrict disclosure of information that was or becomes available to Agent on a non-confidential basis from a person other than Borrower other than in violation of a confidentiality agreement in favor of Borrower by such person to the extent Agent or the Lender involved has actual knowledge of such agreement and the violation thereof at the time it receives such information, (iii) require Agent or any Lender to return any materials furnished by Borrower to Agent or (iv) prevent Agent from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information.  The obligations of Agent and Lenders under this Section 13.5 shall supersede and replace the obligations of Agent and Lenders under any confidentiality letter signed prior to the date hereof.

13.6         Successors.  This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Lenders, Borrower and its respective successors and assigns, except that Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and Lenders.  Any such purported assignment without such express prior written consent shall be void.  No Lender may assign its rights and obligations under this Agreement without the prior written consent of Agent, except as provided in Section 13.7 below. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrower, Agent and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

13.7         Assignments; Participations.

(a)           Each Lender may assign all or, if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Lender, of such rights and obligations under this Agreement to one or more Eligible Transferees (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that, (i) if such Eligible Transferee is not a bank, Agent shall receive a representation in writing by such Eligible Transferee that either (A) no part of its acquisition of its Loans is made out of assets of any employee benefit plan, or (B) after consultation, in good faith, with Borrower and provision by Borrower of such information as may be reasonably requested by such Eligible Transferee, the acquisition and holding of such Commitments and Loans does not constitute a non-exempt prohibited transaction under Section 406 of ERISA and Section 4975 of the Code, or (3) such assignment is an “insurance company general account,” as such term is defined in the Department of Labor Prohibited Transaction Class Exemption 95.60 (issued July 12, 1995) (“PTCE 95-60), and, as of the date of the assignment, there is no “employee benefit plan” with respect to which the aggregate amount of such general account’s reserves and liabilities for the contracts held by or on behalf of such “employee benefit plan” and all other “employee benefit plans” maintained by the same employer (and affiliates thereof as defined in Section V(a)(1) of PTCE 95-60) or by the same employee organization (in each case determined in accordance with the provisions of PTCE 95-60) exceeds ten (10%) percent of the total reserves and liabilities of such general account (as determined under PTCE 95-60) (exclusive of separate account liabilities) plus surplus as set forth in the National Association of Insurance Commissioners Annual Statement filed with the state of domicile of such Eligible Transferee, (ii) so long as no Event of Default has occurred and is continuing, such transfer or assignment will not be effective without the prior written consent of Borrower, such consent not to be unreasonably withheld, conditioned or delayed and (iii) such transfer or assignment will not be effective until recorded by the Agent on the Register.  As used in this Section, the term “employee benefit plan” shall have the meaning assigned to it in Title I of ERISA and shall also include a “plan” as defined in Section 4975(e)(1) of the Code.

(b)           Agent shall maintain a register of the names and addresses of Lenders, their Commitments and the principal amount of their Loans (the “Register”).  Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Obligors, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.  Upon receipt of any fully executed Assignment and Acceptance, Agent shall provide a copy thereof to Borrower.

(c)           Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Accommodations) of a Lender hereunder and thereunder and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

(d)           By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower, any Obligor or any of their Subsidiaries or the performance or observance by Borrower or any Obligor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender.  Subject to Section 13.5 hereof, Agent and Lenders may furnish any information concerning Borrower or any Obligor in the possession of Agent or any Lender from time to time to assignees and Participants.

(e)           Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Accommodations, without the consent of Agent or the other Lenders); provided, that, (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrower, and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Agreements, (iii) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by Borrower or any Obligor hereunder shall be determined as if such Lender had not sold such participation, and (iv) if such Participant is not a bank, represent that either (A) no part of its acquisition of its participation is made out of assets of any employee benefit plan, or (B) after consultation, in good faith, with Borrower and provision by Borrower of such information as may be reasonably requested by the Participant, the acquisition and holding of such participation does not constitute a non-exempt prohibited transaction under Section 406 of ERISA and Section 4975 of the Code, or (C) such participation is an “insurance company general account, “ as such term is defined in the “PTCE 95-60”, and, as of the date of the transfer there is no “employee benefit plan” with respect to which the aggregate amount of such general account’s reserves and liabilities for the contracts held by or on behalf of such “employee benefit plan” and all other “employee benefit plans” maintained by the same employer (and affiliates thereof as defined in Section V(a)(1) of PTCE 95-60) or by the same employee organization (in each case determined in accordance with the provisions of PTCE 95-60) exceeds ten (10%) percent of the total reserves and liabilities of such general account (as determined under PTCE 95-60) (exclusive of separate account liabilities) plus surplus as set forth in the National Association of Insurance Commissioners Annual Statement filed with the state of domicile of the Participant.  As used in this Section, the term “employee benefit plan” shall have the meaning assigned to it in Title I of ERISA and shall also include a “plan” as defined in Section 4975(e)(1) of the Code.

(f)            Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank.

(g)           Borrower shall assist Agent or any Lender permitted to sell assignments or participations under this Section 13.7 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments contemplated by this Agreement or any of the other Financing Agreements as shall be requested and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential Lenders or Participants, subject to Section 13.5 hereof. Borrower shall certify the correctness, completeness and accuracy, in all material respects, of all descriptions of Borrower and their affairs provided, prepared or reviewed by Borrower that are contained in any selling materials and all other information provided by it and included in such materials.

13.8         Entire Agreement.  This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.  In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

13.9         Counterparts, Etc.  This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile or email (in PDF or similar format) shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements.  Any party delivering an executed counterpart of any such agreement by telefacsimile or email shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

SECTION 14.       ACKNOWLEDGMENT AND RESTATEMENT

14.1         Existing Obligations.  Borrower hereby acknowledges, confirm and agrees that Borrower is indebted to Agent and Lenders for:  (a) Loans and advances to Borrower under the Existing Agreement, as of the close of business on October29, 2008, in the aggregate principal amount of $64.00 and (b) Letter of Credit Accommodations (as defined in the Existing Agreement) incurred at the request or for the benefit of Borrower in the aggregate principal amount of $871,021.87, together with all interest accrued and accruing thereon (to the extent applicable), and all fees, costs, expenses and other charges relating thereto, all of which are unconditionally owing by Borrower to Agent and Lenders, without offset, defense or counterclaim of any kind, nature or description whatsoever.

14.2         Acknowledgment of Security Interests.  Borrower hereby acknowledge, confirm and agree that Agent, for itself and the ratable benefit of Lenders, has and shall continue to have a security interest in and lien upon the Collateral heretofore granted to Agent pursuant to the Existing Agreement to secure the Obligations, as well as any Collateral granted under this Agreement or under any of the other Financing Agreements or otherwise granted to or held by Agent or any Lender.  The liens and security interests of Agent, for itself and the ratable benefit of Lenders, in the Collateral shall be deemed to be continuously granted and perfected from the earliest date of the granting and perfection of such liens and security interests, whether under the Existing Agreement, this Agreement or any other Financing Agreements.

14.3         Existing Agreement.  Borrower hereby acknowledges, confirms and agrees that:  (a) the Existing Agreement has been duly executed and delivered by Borrower and is in full force and effect as of the date hereof and (b) the agreements and obligations of Borrower contained in the Existing Agreement constitute the legal, valid and binding obligations of Borrower enforceable against them in accordance with their respect terms and Borrower have no valid defense to the enforcement of such obligations and (c) Agent and Lenders are entitled to all of the rights and remedies provided for in the Existing Agreement.

14.4         Restatement.

(a)           Except as otherwise stated in Section 14.2 hereof and this Section 14.4, as of the date hereof, the terms, conditions, agreements, covenants, representations and warranties set forth in the Existing Agreement are hereby amended and restated in their entirety, and as so amended and restated, replaced and superseded, by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement and the other Financing Agreements, except that nothing herein or in the other Financing Agreements shall impair or adversely affect the continuation of the liability of Borrower for the Obligations heretofore granted, pledged and/or assigned to Agent or any Lender.  The amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Indebtedness and other obligations and liabilities of Borrower evidenced by or arising under the Existing Agreement, and the liens and security interests securing such Indebtedness and other obligations and liabilities, which shall not in any manner be impaired, limited, terminated, waived or released.

(b)           The principal amount of the Loans and Letter of Credit Accommodations outstanding as of the date hereof under the Existing Agreement, if any, shall be allocated to the Loans and Letters of Credit hereunder in accordance with the Existing Agreement as amended and restated hereby.

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IN WITNESS WHEREOF, Agent, Lenders and Borrower have caused these presents to be duly executed as of the day and year first above written.

BORROWER

AEP INDUSTRIES INC.

By:	/s/ James B. Rafferty

Title:	Vice President & Treasurer

AGENT

WACHOVIA BANK, NATIONAL ASSOCIATION, as successor by merger to Congress Financial Corporation, as Agent

By:	/s/ Thomas Grabosky

Title:	Managing Director

CO-DOCUMENTATION AGENTS AND CO-COLLATERAL AGENTS

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ James Desantis

Title:	Duly Authorized Signatory

BANK OF AMERICA, N.A.,
as successor by merger to LaSalle Business Credit, LLC

By:	/s/ Mitchell J. Tarvid

Title:	Vice President

[SIGNATURES CONTINUE ON NEXT PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

LENDERS

WACHOVIA BANK, NATIONAL ASSOCIATION, as successor by merger to Congress Financial Corporation

By:	/s/ Thomas Grabosky

Title:	Managing Director

Commitment: $60,000,000

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ James Desantis

Title:	Duly Authorized Signatory

Commitment: $45,000,000

BANK OF AMERICA, N.A.,
as successor by merger to LaSalle Business Credit, LLC

By:	/s/ Mitchell J. Tarvid

Title:	Vice President

Commitment: $45,000,00